As filed with the Securities and Exchange Commission on December 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RESPONSE GENETICS, INC.

(Name of Small Business Issuer in Its Charter)

Delaware	2835	11-3525548
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900

(Address and Telephone Number of Principal Executive Offices)

Kathleen Danenberg
President and Chief Executive Officer
Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900

Fax: (323) 224-3096

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Faith L. Charles, Esq.	Douglas S. Ellenoff, Esq.
Kenneth H. Yi, Esq.	Lawrence A. Rosenbloom, Esq.
Mintz Levin Cohn Ferris	Christopher Celano, Esq.
Glovsky and Popeo P.C.	Ellenoff Grossman & Schole LLP
Chrysler Center	370 Lexington Avenue, 19th Floor
666 Third Avenue	New York, New York 10017
New York, New York 10017	(212) 370-1300
(212) 692-6800	Fax: (212) 370-7889
Fax: 212-983-3115

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.01 par value per share	$28,175,000	$3,014.73

——————

(1)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED DECEMBER 20, 2006

RESPONSE GENETICS, INC.

           Shares
Common Stock

This is the initial public offering of our common stock. We are offering           shares of common stock.

We expect the initial public offering price to be between $      and $      per share. Currently, no public market exists for the shares of common stock. We intend to apply to have our common stock quoted on the Nasdaq Capital Market under the symbol “RGDX”. No assurance can be given that such listing will be approved.

Investing in our common stock involves significant risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)(2)	$	$

——————

(1)

Includes a non-accountable expense allowance in the amount of 2% of the gross proceeds of the offering, or $      per share, payable to Maxim Group LLC, the representative of the underwriters.

(2)

We estimate that the total expenses of this offering excluding the underwriters’ discount and the non-accountable expense allowance will, be approximately $      .

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase up to an additional         shares of common stock from us at the public offering price, less the estimated underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is a firm commitment underwriting. The underwriters expect to deliver the shares of common stock to purchasers on or about                , 2007.

Maxim Group LLC

The date of this prospectus is                , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data, and forecasts are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements and the results shown herein are not necessarily indicative of the results to be expected in any future periods. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Unless the context otherwise requires or indicates, when used in this prospectus, the terms “we,” “our,” “us,” “the Company” and “RGI” in this prospectus refer to Response Genetics, Inc.

Our Business

We are engaged in the research and development of our own pharmacogenomic diagnostic tests based on our proprietary technology. Our products are targeted for potential use in the treatment of cancer. We currently generate revenues from sales of pharmacogenomic testing services of clinical trial samples to the pharmaceutical industry.

Pharmacogenomics is the science of how an individual’s genetic makeup relates to drug response. Tests based on pharmacogenomics facilitate the prediction of an individual’s response to drug therapy and chance of survival following a surgery. Our patented technologies enable us to extract nucleic acids such as RNA and DNA from tumor samples preserved in paraffin, a wax-like substance, in order to perform phamacogenomic analysis.

We use our proprietary technologies to extract and analyze genetic information from approximately 30,000 genes derived from cancer tumor samples. We believe that this is a significant scientific development because although the standard procedure used worldwide for preserving tumor samples is to store them as formalin-fixed and paraffin-embedded, or FFPE specimens, we are not aware of any other existing technologies that enable extraction of RNA suitable for genome-wide gene expression research from FFPE samples.

Our goal is to provide cancer patients and their physicians with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. Our approach to achieve this goal includes the following:

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Developing diagnostic tests for assessing the risk of cancer recurrence, prediction of chemotherapy response and tumor classification in cancer patients.

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Expanding our existing pharmacogenomic testing service business and creating a standardized and integrated testing platform into the major markets of the healthcare industry including outside of the United States.

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Creating a bioinformatics database of pharmacogenomic information for sale to the healthcare industry.

Demand from the pharmaceutical industry for our services has steadily increased over the years. We continue to capitalize on the healthcare industry’s growing focus on personalized medicine and pharmacogenomics to establish ongoing relationships with global pharmaceutical companies. Our current licenses and strategic collaborations include:

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a services agreement with SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline, which we refer to herein as GSK) to provide GSK with testing services principally in relation to profiling the expression of various genes from a range of human cancers, including samples from their clinical trials;

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a license agreement with Roche Molecular Systems, Inc. (which we refer to herein as Roche) pursuant to which we collaborate with Roche in the area of commercial assay (diagnostic test) development related to the validation of genetic markets for pharmaceutical companies;

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a services agreement with Taiho Pharmaceutical Co., Ltd., a Japanese pharmaceutical company (which we refer to herein as Taiho), to provide Taiho with molecular-based tumor analyses using the Danenberg Tumor Profile Platform (developed by Kathleen Danenberg, our President and Chief Executive Officer and a director);

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a service provider agreement with Affymetrix, Inc. (Nasdaq: AFFX), which we refer to herein as Affymetrix whereby we have a non-exclusive license to use its GeneChip® microarrays to provide our pharmacogenomic testing services to our customers. This agreement expands our right to market and sell the results of our pharmacogenomic testing using Affymetrix’s proprietary probe arrays;

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an agreement with Applied Biosystems (which we refer to herein as Applied Biosystems), the operating affiliate of Applera Corporation (NYSE: ABI), enabling us to purchase assay testing kits built around standard DNA sequences and to request that ABI produce kits containing custom DNA sequences for us; and

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a license agreement with the University of Southern California (which we refer to herein as USC) providing us with a worldwide, exclusive right to use the Danenberg Tumor Profile Platform in human and veterinary diagnostic laboratory services and the sale of clinical diagnostic and research products.

Our Technology

Background

Diagnostic tests for cancer recurrence or chemotherapy response are based on the genetic analysis of RNA extracted from tumor tissue. Until recently, this type of genetic analysis was only possible using a large quantity of nearly full-length RNA recovered from fresh-frozen clinical specimens. However, fresh-frozen tissue samples from patients are not generally available because the standard process for handling biopsy specimens is to fix tissues in formalin and then embed them in paraffin. Fixation in paraffin preserves the tissue and allows easy examination of the sample by pathologists. Additionally, the majority of hospitals and clinics worldwide lack the infrastructure to store and archive frozen tissues. As a result, hospitals today have accumulated enormous libraries of archived FFPE tissue samples taken from the majority of cancer patients. Although such FFPE samples are extensively available and easily accessible, existing methods of RNA extraction from FFPE samples of tumor tissue have not been considered useable for genetic profiling studies. The isolation of RNA from FFPE tissue with methods that have been published in the past is also unreliable and inconsistent in terms of RNA yield.

Our Solution

We have developed extraction methodologies for reliable, reproducible recovery of RNA from FFPE specimens. Our technologies enable us to use FFPE patient biopsies to:

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extract RNA suitable for gene expression research as well as development of diagnostic tests using microarray gene profiling platforms;

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analyze individual genes as well as the entire human genome; and

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provide highly reliable and reproducible analyses, with a success rate of over 90%, if our guidelines are followed.

We believe that we were the first company to enable access to molecular information contained in FFPE tissue specimens generated in current clinical trials as well as contained in archived FFPE created in the past clinical trials for which clinical outcomes and results are documented.

Pharmacogenomics Opportunity

According to the World Cancer Report, world cancer rates could further increase to 15 million new cases by the year 2020. According to a 2006 report by American Cancer Society, about 1,399,790 new cancer cases are expected to be diagnosed in 2006 in the United States where cancer accounts for one of every four deaths. Approximately 564,830 Americans are expected to die of cancer in 2006, which is an average of more than 1,500 people a day. The National Institutes of Health estimates overall costs for cancer in 2005 at $210 billion, including $74.0 billion for direct medical costs.

Human beings are about 99.9 percent identical in their genetic makeup, with the remaining 0.1 percent responsible for their unique individual characteristics. Analyzing these naturally occurring genetic differences may enable scientists to understand the variability that contributes to physiological traits, including cancer susceptibilities and the progression of cancer. The variation in several genes affects each individual’s risk of cancer development, the level of tumor aggressiveness, the probability of metastasis, and the probability of survival. Natural genetic variations also lead to differences in the way that drugs are absorbed, metabolized and incorporated by the body, and thus affect the relative efficacy of drugs in different individuals.

Understanding genetic variations and discovering the correlations of the genes that are associated with clinical outcomes constitutes the field of pharmacogenomics and underlies the concept of personalized medicine. According to a 2005 report published by BCC Research, the worldwide market for pharmacogenomics reached $1.24 billion in 2004 and is projected to rise at an average annual growth rate of 24.5% to reach $3.7 billion by 2009. Diagnostics comprised 39.2% of the total market in 2004 and are projected to grow at 27.7% per year to increase its share to 44.6%, or $1.65 billion in 2009.

Pharmacogenomics promises to help researchers produce better predictive and diagnostic molecular tests and drugs which, in turn, will enable physicians to implement personalized medicine by selecting treatments and drugs based on individual needs of each patient. Personalized medicine may offer a number of key benefits, including earlier interventions, more efficient drug development and more effective therapies.

Our Strategy

Our goal is to enable physicians and cancer patients to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. We are focusing our efforts in the following areas:

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Continued research and development of diagnostic tests

We are researching and developing diagnostic tests for cancer. We are identifying genetic profiles of tumors that are more aggressive and recur rapidly after surgery. We also are identifying genetic profiles of tumors that are more or less responsive to a particular chemotherapy. Following the development of tests to predict the risk of recurrence after surgery, we intend to develop tests to determine the most active, personalized chemotherapy regimen for the individual patient at risk. Once developed and after obtaining any necessary regulatory approvals, we intend to leverage our relationships in the healthcare industry to market, sell or license these tests as a means for physicians to determine the courses of cancer treatment.

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Global expansion of testing services business

We plan to expand our pharmacogenomic testing services business into the major markets of the healthcare industry including outside of the United States. Our multinational clients in the pharmaceutical industry have offered us collaboration and assistance in establishing service laboratories in Europe, China, Japan and India. The pharmaceutical industry is in need of standardized integrated worldwide analysis of clinical trial specimens. It is important to the pharmaceutical industry and the regulatory agencies that the same analytical methods are used for each clinical trial sample around the world so that the data can be easily compared and used for global drug development. Also, export of clinical trial specimens to the United States is restricted from some areas of the world such as China. Finally, the enrollment of patients in clinical trials sometimes depends on analyzing the sample for a specific gene(s) within five days, which does not provide sufficient time for shipping samples to the United States. Our goal is to offer an analysis of patient samples and generate consistent data based on integrated common platforms and technology in the major markets of the healthcare industry. To our knowledge, we will be the only company offering consistent pharmacogenomic analysis to the industry across various geographical regions.

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Development and commercialization of pharmacogenomics database

In connection with the development of our diagnostic tests, we will use bioinformatics (mathematical tools to extract useful information from data produced by biological techniques) to generate pharmacogenomic information from patient samples. Genetic information regarding specific chemotherapy targets in various populations, stages, histology and tumor sites will be needed by pharmaceutical companies for positioning of their drugs in the tumor type and genetic population with the greatest chance of response to a particular chemotherapy. After obtaining any necessary approvals, we intend to license a subset of this bioinformatics database to the healthcare industry to assist with its development of drugs to target specific tumor types or stages.

Risk Factors

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” beginning on page 7 of this prospectus. Principal risks of our business include:

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We expect to continue to incur significant research and development expenses, which may make it difficult for us to achieve or sustain profitability. We expect our research and development expense levels to remain high for the foreseeable future as we seek to enhance our current technologies and develop new technologies and product candidates.

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We are seeking to expand our current business to areas which may never lead to profitability. Currently, we are primarily a service company. We derive our current revenues principally from our pharmacogenomics testing services business, providing pharmacogenomic information to pharmaceutical clients after using our technology to analyze patient samples provided by them. In the coming years, we will be increasing our efforts on the research and development of diagnostic products using our technologies. No assurance can be given that our efforts will result in any commercialized product candidates.

•

The rights we rely upon to protect our intellectual property underlying our product candidates may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market. Our patent position is generally uncertain and involves complex legal and factual questions. Our ability to execute our business plan will depend in part on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets and know-how.

•

We may not be able to obtain or enforce adequate patent protection for new technologies and methods required for achieving our business objectives. Our patent position involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the genomics technology field are still evolving. Therefore, the degree of exclusivity that future patent protection may provide for our proprietary technologies in this field is uncertain.

•

New product development involves a lengthy, expensive and complex process and we currently have no validated diagnostic candidates. We may be unable to develop or commercialize any of the product candidates we are currently researching. Moreover, even if we develop such candidates, they may be subject to a time-consuming and costly regulatory procedure and subject to government regulations.

•

The loss of or any significant failure to comply with any requisite regulatory approvals for the processing laboratories in which our technologies are performed could result in our being unable to provide those services during the period in which they have not been certified or authorized to provide those services.

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Changes in healthcare policy could subject us to additional regulatory requirements that may interrupt possible commercialization of our proposed products and increase our costs. Healthcare policy continues to be the subject of extensive discussion in the executive and legislative branches of the federal and many state governments. We developed our commercialization strategy for our technology based on existing healthcare policies. Changes in healthcare policy, such as the creation of broad limits for diagnostic products in general, could have a significant negative impact on the sales of future diagnostic tests, increase costs and divert management’s attention.

•

We depend on Kathleen Danenberg, our President, Chief Executive Officer and a director and also a developer of our technologies, and other key scientific and managerial personnel for the implementation of our business plan, the loss of whom would impair the viability of our business and our ability to compete. Our success to date in development of our testing services and product candidates has resulted primarily from the activities of researchers, including Kathleen Danenberg. The loss of the services of Ms. Danenberg or any other key persons could delay or reduce our product development and commercialization efforts.

Our Corporate Information

We were incorporated in Delaware in September 1999 as Bio Type, Inc. In August 2000, we changed our name to Response Genetics, Inc. Our principal executive offices are located at 1640 Marengo St., 6th Floor, Los Angeles, CA 90033, and our telephone number is: (323) 224-3900.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds

We have not yet determined the final use of the net proceeds of this offering. Our current estimate of the use of the net proceeds from this offering is as follows: (i) research and development (50%), (ii) business expansion (including sales and marketing) (35%) and (iii) general corporate purposes, including working capital (15%).

Proposed Nasdaq Capital Market symbol	RGDX

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The information above is based on 3,407,900 shares of common stock outstanding on September 30, 2006 and:

•

reflects the automatic conversion of all shares of outstanding preferred stock, including accrued but unpaid dividends, into         shares of common stock upon the closing of this offering;

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reflects the automatic conversion of all outstanding notes, including accrued by unpaid interest, into         shares of common stock upon closing of this offering; and

•

assumes that the underwriters do not exercise their over-allotment option to purchase up to an additional        shares of our common stock.

It does not include:

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270,000 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2006 at a weighted average exercise price of $9.00 per share;

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        shares of common stock issuable upon the exercise of warrants to be sold to the underwriters with an exercise price equal to $       ; and

•

2,700,000 shares of common stock reserved for future awards under our 2006 Employee, Director and Consultant Stock Plan (which we refer to herein as the 2006 Stock Plan) of which         will be granted upon the date of this prospectus.

SUMMARY FINANCIAL DATA

The following table presents summary financial data for the fiscal years ended December 31, 2004 and 2005, and the nine months ended September 30, 2005 and 2006. We derived the summary statement of operations data for the years ended December 31, 2004 and 2005 from our audited financial statements. The summary consolidated balance sheet data as of September 30, 2006 and the summary statements of operations data for the nine months ended September 30, 2005 and 2006 are unaudited. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2006 or any future period.

You should read the following information together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes included elsewhere in this prospectus.

Statement of Operations Data

	Year Ended		Nine Months Ended
	December 31, 2004	December 31, 2005	September 30, 2005	September 30, 2006
			(unaudited)	(unaudited)
Revenues	$3,446,900	$6,956,800	$5,826,425	$3,817,925
Operating Expenses:
Cost of revenues	$1,720,983	$1,787,897	$1,470,386	$1,621,902
General and administrative	$1,655,720	$2,227,470	$1,707,192	$2,234,382
Research and development	$547,637	$1,018,179	$572,770	$862,797
Operating (loss) income	$(477,440)	$1,923,254	$2,076,077	$(901,156)
Net (loss) income	$(511,798)	$1,938,049	$2,077,257	$(654,609)

Net (loss) income per common share:
Basic	$(0.42)	$0.29	$0.40	$(0.40)
Diluted	$(0.42)	$0.25	$0.27	$(0.40)

Weighted average common shares outstanding:
Basic	3,407,900	3,407,900	3,407,900	3,407,900
Diluted	3,407,900	7,695,948	7,695,948	3,407,900

The following table presents a summary balance sheet data as of September 30, 2006:

•

on an actual basis;

•

on a pro forma basis to give effect to:

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the conversion of all of our outstanding shares of preferred stock, including accrued but unpaid dividends, into         shares of our common stock upon the closing of this offering, assuming an initial public offering price of $      per share;

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the conversion of all of our outstanding notes payable, including accrued but unpaid interest, into         shares of our common stock upon the closing of this offering, assuming an initial public offering price of $      per share.

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on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the sale of         shares of our common stock in this offering at an assumed price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2006,
	Actual	Pro Forma	Pro Forma as Adjusted
Balance Sheet Data:
Cash and cash equivalents	$3,039,266	$	$
Total assets	5,695,595
Notes payable	1,033,703
Accrued dividends on preferred stock	5,864,019
Convertible preferred stock	15,380
Total stockholders’ deficit	(4,549,784)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, and our financial condition and results of operations. In this event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Our Financial Results and Our Need for Financing

We expect to continue to incur significant research and development expenses, which may make it difficult for us to achieve or sustain profitability.

In 2006 and in prior years, we have incurred significant costs in connection with the research and development of our technologies and we expect to incur significant costs in the development of diagnostic tests and our pharmacogenomics database. We expect our research and development expense levels to remain high for the foreseeable future as we seek to enhance our current technologies and develop new technologies and product candidates. As a result, we will need to generate significant revenues in order to achieve or sustain profitability.

Our inability to generate sufficient cash from operations or our inability to raise additional capital on acceptable terms in the future may limit our ability to develop and commercialize new product candidates and technologies.

We currently anticipate that our cash and cash equivalents, together with proceeds from this offering, and revenues generated from our pharmacogenomic testing services business will be sufficient to fund our operations for at least the next 12 months. In addition we expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercial operations, research and development activities and generate testing facilities in certain European and Asian countries. As a result, we may require additional funding sooner than anticipated.

Our future funding requirements will depend on many factors, including but not limited to the following:

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The cost of expanding our laboratory operations both domestically and overseas;

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The cost of maintaining and expanding our current contractual arrangements with pharmaceutical companies;

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The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

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The rate of progress and cost of research and development activities associated with the development of diagnostic assays for the prediction of cancer recurrence and prediction of chemotherapy responses in cancer patients;

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The rate of progress and cost of research and development activities associated with developing a pharmacogenomics database to support our customers’ drug development efforts;

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The costs of meeting any necessary regulatory compliance guidelines, and the imposition of penalties for failure to comply with regulatory guidelines;

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The need to respond to technological changes and increased competition;

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The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

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The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

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Sales and marketing efforts to bring these new product candidates to market;

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Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

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Lack of demand for and market acceptance of our new product candidates and technologies.

We cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms attractive to us. If we raise additional funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research, development and commercialization activities.

We are expanding our current business into new areas which may never lead to revenues or profitability.

Currently, we are primarily a service company. We derive our current revenues principally from our pharmacogenomic testing services business, providing pharmacogenomic information to pharmaceutical clients, using our technology from patient samples provided by them. In the coming years, we will be increasing our efforts on research and development of diagnostic products using our technologies, an area in which we have relatively limited experience. Consequently, this expansion increases the risks associated with the ownership of our common stock. No assurance can be given that our efforts will result in any commercialized product candidates or that revenues or profits will be generated from sales of such product candidates.

Our revenue currently is derived primarily from, and is subject to risks faced by, the pharmaceutical industries in the United States and Japan. We may also face similar risks in Europe and other foreign countries in the future.

We expect that for the near future our revenue will continue to be derived primarily from agreements with pharmaceutical companies. As a consequence, our results of operations may fluctuate substantially due to fluctuations or delays in our customers’ research and development expenditures and other factors affecting their purchasing decisions. These factors include:

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fluctuations in current or potential customers’ research and development budgets;

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changes in national or international economic conditions, including currency fluctations;

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access to capital markets by current or potential healthcare customers;

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market-driven pressures on current or potential customers to improve productivity efficiencies through consolidation, cost reduction and overall research and development effectiveness;

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decisions by current or potential customers to purchase new, improved and/or alternative technologies;

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mergers and acquisitions within the pharmaceutical industry resulting in fewer potential customers for our services and solutions;

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new or more stringent application of the U.S. Food and Drug Administration (FDA) regulations and other laws and regulations in the drug approval process, including any foreign regulatory requirements; and

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regulatory reviews by the FDA or other regulatory bodies that could delay or increase costs associated with drug development.

Risks Related to Our Intellectual Property

The rights we rely upon to protect our intellectual property underlying our product candidates may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our ability to execute our business plan will depend in part on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets and know-how. In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the intellectual property underlying our services and product candidates. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, although our license agreement with USC upon which our principal services and product candidates are based relates to an issued U.S. patent, the corresponding foreign applications are still pending. These applications, plus our other patent applications, may continue to be pending for several years, and may not result in the issuance of patents. Further, we cannot assure you that applied-for patents will be granted, if at all, in a manner that preserves the scope of the original application. Nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products, particularly in foreign countries where laws may not protect patent rights as fully as in the United States. For example, issued patents may be circumvented, challenged and declared invalid. In addition, employees, consultants and others who participate in the development of our product candidates may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. Further, we may not be able to effectively protect our intellectual property rights in some foreign countries. Moreover, our trade secrets and know-how may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and product candidates without infringing on any of our intellectual property rights or design around our proprietary technologies, any of which could harm our business.

As we expand our business into production of diagnostic tests and build up our microarray database, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. We may also provoke these third parties to assert claims against us. The law relating to the scope of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there may be public announcements of the results of litigation. If securities analysts or investors perceive any of these results to be negative, it could cause our stock price to decline.

We may not be able to obtain adequate patent protection for new technologies and methods required for achieving our business objectives.

Our patent position involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the genomics technology field are still evolving. Therefore, the degree of exclusivity that future patent protection may provide for our proprietary technologies in this field is uncertain. Likewise, legal standards relating to validity of claims to new methods of using known drugs are still evolving. Hence, the likelihood of patenting potential new therapeutic uses of drug repositioning candidates also is uncertain.

Specific risks and uncertainties that we face in the area of patent exclusivity include:

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the pending patent applications we have filed, or to which we have licensed rights, may not result in issued patents or may take longer than we expect to result in issued patents;

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the claims of any patents which are issued on our pending applications may not provide commercially meaningful protection or value;

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the patents licensed or issued to us may not provide adequate exclusivity for all aspects of our proprietary genomics technology;

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other companies may challenge patents issued or licensed to us; and

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we may not be able to obtain adequate patent protection for commercialization of a potential new use of a repositioned (previously FDA approved for a different indication) drug candidate.

Our product candidates could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services and product candidates.

Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our product candidates infringe a third party’s proprietary rights. Further, we may be prohibited from selling some of our product candidates before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Any public announcements  related to litigation or interference proceedings initiated or threatened against as could cause our business to be harmed and our stock price to decline.

Our rights to use technologies licensed from third parties are not within our control and we may not be able to sell our product candidates if we lose our existing rights or cannot obtain new rights on reasonable terms.

We license from third parties technology necessary to develop some of our product candidates. For example, we license technology from Roche that we use to analyze genes for possible inclusion in our tests and that we use in our laboratory to conduct our tests. In return for the use of a third party’s technology, we have agreed and may agree in the future to pay the licensor royalties based on sales of our product candidates. Royalties are a component of cost of product revenues and impact the margin on our revenues. We may need to license other technology to commercialize future product candidates. Our business may suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid or if we are unable to enter into necessary licenses on acceptable terms.

Our method of extracting RNA has been licensed from USC. We have worldwide exclusive rights to that technology, but these exclusive rights will terminate upon the expiration of the licensed issued patent relating to the technology or final determination that the technology is not patentable for patents that are pending globally. Additionally, our exclusive rights may be terminated upon 60 days notice from USC if we breach the terms of the license agreement and fail to cure the breach, or immediately upon notice from USC if we fail to maintain the insurance coverage required by our license or, under certain circumstances, we have a bankruptcy petition filed by or against us. Termination of our agreements with USC could result in losing access to this extraction method and could delay or suspend our overall commercialization efforts. The failure to maintain the right to license such technology could require us to cease providing product candidates or services utilizing such licensed technology, and therefore, would result in a material adverse effect on our business.

Risks Related to Development, Clinical Testing and Regulatory Approval of our Services and Product Candidates

Any failure to obtain regulatory approval or comply with conditions of regulatory requirements could negatively affect our intended rollout of services and product candidates or continued operations.

The loss of or any significant failure to obtain regulatory approvals or comply with any applicable regulatory requirements for the clinical processing laboratories in which our technologies are performed could result in our being unable to provide those services during the period in which they have not been certified or authorized to provide those services. Such laboratories may be required to maintain current certification under the Clinical Laboratory Improvement Amendments of 1988 (CLIA), a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention or treatment of disease. Certain states impose regulations on clinical laboratories located in state in addition to CLIA or impose regulations on laboratories out of state that conduct tests on their residents.

We are applying for certification under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We filed the application for CLIA certification on September 5, 2006. Once we receive this certification, we will be subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our laboratory.

We are also applying for a license to conduct clinical testing in California. California laws establish standards for day-to-day operation of our clinical laboratory, including the training and skills required of personnel and quality control. Other states have similar requirements or may adopt similar requirements in the future. Finally, we may be subject to regulation in foreign jurisdictions if we seek to expand distribution of our tests internationally.

New product development involves a lengthy, expensive and complex process and we currently have no validated or approved diagnostic candidates. We may be unable to develop or commercialize any of the product candidates we are currently researching. Moreover, even if we develop such candidates, they may be subject to significant regulatory review, approval and other government regulations.

We are currently conducting research and development on the application of our technologies to predict recurrence and the therapeutic benefit of chemotherapy in colon, prostate, lung and other cancers. There can be no assurance that our technologies will be capable of reliably predicting the recurrence of these cancers, with the sensitivity and specificity necessary to be clinically and commercially useful for the treatment of these and other cancers, or the therapeutic benefit of specific chemotherapies, or that we can develop and commercialize those technologies at all. In addition, before we can develop diagnostic tests for new cancers and commercialize any new product candidates, we will need to:

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conduct substantial research and development;

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conduct validation studies;

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expend significant funds;

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develop and scale-up our laboratory processes; and

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obtain regulatory approval and acceptance of our product candidates.

This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

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failure of the product at the research or development stage;

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difficulty in accessing archival tissue samples, especially tissue samples from patients with known clinical outcomes; and

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lack of clinical validation data to support the effectiveness of the product.

Few research and development projects result in commercial products, and perceived viability in early clinical trials often is not replicated in later studies. At any point, we may abandon development of a product candidate or we may be required to expend considerable resources repeating clinical trials, which would adversely impact the timing for generating potential revenues from those product candidates. In addition, as we develop product candidates, we will have to make significant investments in product development, marketing and selling resources.

Complying with numerous laws and regulations pertaining to our expanding business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Once we develop diagnostic tests, we may be subject to other regulation by both the federal government and the states in which we conduct our business, including:

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Medicare billing and payment regulations applicable to clinical laboratories;

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the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

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the federal physician self-referral prohibition commonly known as the Stark Law and the state equivalents;

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the federal Health Insurance Portability and Accountability Act of 1996 or HIPAA;

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various state laws governing patient privacy;

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the Medicare civil money penalty and exclusion requirements; and

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the federal civil and criminal False Claims Act.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we prevail, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines. We could also be required to refund any improperly received payments, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Federal and state legislation and regulation affecting the healthcare industry could severely restrict our ability to operate our business.

We may become subject to federal and state legislation and regulation affecting the healthcare industry. Existing and new laws and regulations applicable to the healthcare industry could harm our ability to operate our business. The federal and state governments extensively regulate the confidentiality of patient medical information and the release of patient records. Additional legislation related to the privacy of medical information may be proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with existing or any new legislation to which we become subject.

If any of our product candidates or services become subject to FDA review and approval, we believe that complying with those requirements would be time consuming, burdensome and expensive and could delay our introduction of such new products or services. We do believe that our current services are not subject to FDA regulation. We may, however, expand our services or develop product candidates that subject us to FDA regulation or the FDA or the United States Congress may increase the reach of the FDA’s regulations to our current product candidates and services. We have no experience in complying with FDA regulations.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend the products or services that are paid for under a government healthcare program by third party and other payors. Another federal law, the Ethics in Patient Referral Act of 1989, as amended by the Omnibus Budget and Reconciliation Act of 1993, commonly known as the Stark Law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. Many states have also adopted “self-referral” and anti-kickback prohibitions similar in many respects to the Stark law, and such laws may apply to laboratory tests. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships. Violations of these laws could lead to exclusion from healthcare programs, significant civil monetary penalties or even criminal prosecution.

Ethical and other concerns surrounding the use of genetic information may adversely affect demand for any of our proposed product candidates.

Although our technology looks at specific genetic information of tumor tissue and not of an entire human being, genetic profiling has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on, or regulation of the use of, genetic testing. Such a scenario could reduce the potential markets for our product candidates, which could materially affect our revenue stream and business.

Changes in healthcare policy could subject us to additional regulatory requirements that may interrupt possible commercialization of our proposed products and increase our costs.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments. We developed our commercialization strategy for our technology based on existing healthcare policies. Changes in healthcare policy, such as the creation of broad limits for diagnostic products in general, could substantially interrupt the sales of future diagnostic tests, increase costs and divert management’s attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

Risks Related to Competition and Commercialization of Our Product Candidates

We are subject to intense scientific and commercial competition, which may impair our ability to commercialize our services and product candidates and gain needed market share.

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Any failure to respond to technological advances and emerging industry standards could impair our ability to attract and retain clients. This industry is characterized by rapid technological change. Our actual and potential competitors in the United States and abroad may include major pharmaceutical, biotechnology, genomic and diagnostic companies such as Genomic Health, Inc. and Clinical Data, Inc. large clinical laboratories, universities and other research institutions. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. It is anticipated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. Our competitors may succeed in developing diagnostic products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

In addition, we are developing our services and product candidates to impact certain methods for treating cancer. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating cancer, could affect our competitive position and harm our business.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

If we are unable to develop product candidates to keep pace with rapid medical and scientific change, our operating results and competitive position would be harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. For advanced cancer, new chemotherapeutic strategies are being developed that may increase survival time and reduce toxic side effects. These advances require us continuously to develop new product candidates and enhance existing product candidates to keep pace with evolving standards of care. Diagnostic tests that we may develop could become obsolete unless we continually innovate and expand our product to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment’s effectiveness. If we are unable to demonstrate the applicability of our proposed tests to new treatments, then any sales of our tests could decline, which would harm our revenues.

If we are unable to develop new and enhanced product candidates that achieve widespread market acceptance, we may be unable to recoup product development costs, and our earnings and revenue may decline.

Our future ability to operate depends on our ability to broadly market existing technologies and pharmacogenomic testing services, and to develop and introduce new service and product candidates. We expect to commit substantial resources to developing new services and product candidates, as well as to continue marketing the existing services. If the market for these services and products does not develop as anticipated, or demand for our current service and product offerings does not grow or grows more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

If we are unable to support demand for our pharmacogenomic testing services or product candidates, our business may suffer.

We need to meet the market demand including expansion into major healthcare markets outside of the United States for our pharmacogenomic testing services or diagnostic tests in support of the pharmaceutical company clinical trials. If demand for testing services increases, we will be required to implement increases in scale and related processing, customer service, billing and systems process improvements, and to expand our internal quality assurance program to support testing on a larger scale. As we expand into the development and commercialization of diagnostic tests, we will also need additional certified laboratory scientists and other scientific and technical personnel. We cannot assure you that any increases in scale, related improvements and quality assurance will be implemented or that appropriate personnel will be available. Failure to implement necessary procedures or to hire the necessary personnel could result in higher cost of processing or an inability to meet market demand. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand. In addition, if we encounter difficulty meeting market demand for our testing services or diagnostic tests, our reputation could be harmed and our future prospects and our business could suffer.

Risks Related to Our Dependence on Third Parties

If we fail to maintain our strategic relationships with GSK or Taiho or fail to establish or maintain other strategic relationships we may be unable to sustain or grow our business.

We depend upon our strategic relationships including our customers Glaxo and Taiho to achieve market penetration of our services and product candidates, extend the reach of our services and product candidates to a larger number of participants in the healthcare industry, deploy new services and products and generate additional revenue. As an early-stage company, we have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. Entering into, or sustaining strategic relationships will be made more difficult if any of the following situations occur:

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current or potential strategic collaborators may decide to compete with us in some or all of our markets;

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potential strategic collaborators may refuse to establish relationships with us if we have entered into relationships with their competitors; or

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potential strategic collaborators may be reluctant to work with us until our services and product candidates have obtained widespread market acceptance.

If we were to lose any one of our strategic relationships it could have a material impact on our ability to sustain or grow our business.

We rely on microarrays and other products supplied by Affymetrix to build the underlying pharmacogenomics data of our databases and to provide our pharmacogenomic testing services. If Affymetrix is unable or unwilling to supply us with the products and licenses, we may need to obtain alternative technologies.

Our continuing ability to build and update the gene expression data that are the foundation of our databases depends in part on the ability of Affymetrix to supply us with adequate quantities of microarrays and other products and to make available licenses of technologies to use such products. We also rely on Affymetrix microarrays to provide our pharmacogenomic testing services. Affymetrix provides us with microarrays, reagents, instrumentation and software under an agreement that was renewed on September 29, 2006. There is no assurance that we can renew that agreement in the future on terms comparable to, or as favorable to us as, the current agreement. If Affymetrix is unable or unwilling to supply us with the products and licenses we require on acceptable terms or if the microarrays are unavailable or defective or otherwise unreliable, we may incur additional database production costs and we may need to obtain alternative technologies. Alternative technologies may not be available to us, or may only be available to us on unfavorable terms. Restricted or curtailed access to such products could cause our  business to suffer by preventing or delaying our ability to provide our services or increasing the cost to generate additional content for our microarray databases.

We rely on certain suppliers for some of our laboratory instruments and may not be able to find replacements in the event our supplier no longer supplies that equipment.

We rely on instrumentation and reagents from Applied Biosystems to generate the vast majority of data for our research projects and our pharmaceutical company service contacts. We rely on Roche to provide the in vitro diagnostics instruments for our assay and reagents. We rely on Affymetrix to supply reagents and instrumentation necessary for research and development of differentially expressed gene sets that will be used in our diagnostic tests. We rely on additional suppliers for other instrumentation necessary for our business. If we were to lose any of these suppliers we would have to identify new suppliers with similar platform instrumentation, capable of supporting our technology. Even if we were to identify other suppliers, there is no guarantee that we would be able to transfer our technologies to a new platform with comparable results. Moreover, there can be no assurance that we will be able to enter into agreements with such suppliers on a timely basis on acceptable terms, if at all. The loss of any of these suppliers would have a material adverse effect on us.

We rely on third parties for tissue samples and other materials required for our research and development activities and if we are unable to reach agreements with these third parties our research and development activities will be delayed.

Under standard clinical practice in the United States, tumor biopsies removed from patients are formalin fixed and embedded in paraffin wax and stored. Our clinical development relies on our ability to secure access to these archived tumor biopsy samples, as well as information pertaining to their associated clinical outcomes. Others have demonstrated their ability to study archived samples and often compete with us for access. Additionally, the process of negotiating access to archived samples is lengthy since it typically involves numerous parties and approval levels to resolve complex issues such as tissue ownership and usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership and research parameters. If we are not able to negotiate access to archived tumor tissue samples with hospitals and collaborators, or if other laboratories or our competitors secure access to these samples before us, our ability to research, develop and commercialize future products will be limited or delayed.

Risks Related to Our Operations

We depend on Kathleen Danenberg and other key scientific and managerial personnel for the implementation of our business plan, the loss of whom would impair out ability to compete.

Our success to date in developing our services has resulted primarily from the activities of researchers, including Kathleen Danenberg. Ms. Danenberg is our President, Chief Executive Officer and a director and is a leading researcher and authority in the area of gene expression quantification and paraffin extraction technology. She has developed the proprietary technology and know-how that are the basis for our services and product candidates. We have an employment agreement with Ms. Danenberg for a term of three years which may be earlier terminated pursuant to her employment agreement. In addition, we maintain key-person insurance on her in the amount of $7 million. Although we maintain key-person life insurance on Ms. Danenberg, her role in our company is sufficiently critical that the insurance would not adequately protect us in the event of her death or incapacity.

In addition to Ms. Danenberg, there are other members of our scientific team and senior management on whom our success depends. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Furthermore, recruiting, retaining and integrating qualified scientific personnel to perform future research and development work will be critical to our ability to execute our business plan. There can be no assurance that we will be able to attract additional and retain existing personnel. The loss of the services of one or more of these key employees could harm our business.

Our ownership is concentrated among a small number of stockholders and if our principal stockholders, executive officers and directors choose to act together, they may be able to control our management and operations, which may prevent us from taking actions that may be favorable to you.

Our ownership is concentrated among a small number of stockholders, including Kathleen Danenberg, Tom DeMeester and the Smith and Serruya families. These principal stockholders, our executive officers, directors and principal stockholders, and entities affiliated with them, will beneficially own in the aggregate approximately    % of our common stock following this offering. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

We may be unable to manage our future growth effectively, which would make it difficult to scale our operations and to execute our business strategy.

Our plan is to grow rapidly. Our growth will place significant demands on our management, capacity and financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our technologies. Our operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. Future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth will place strain on our administrative and operational infrastructure, including customer service and our clinical laboratory. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to respond to and manage changing business conditions, or the scale of our product candidates, services and operations, then the quality of our services, our ability to retain key personnel and our business, could be harmed.

We have our United States operations at a single location and we have limited redundant systems, therefore our operations are vulnerable to loss or interruptions due to unforeseen events.

Our ability to execute our business plan depends on the efficient and uninterrupted operation of the processing and research and development laboratories, which are located in a single geographic area. The laboratory and our database and operational and administrative systems are vulnerable to interruption or loss from fire, flood, earthquake, power loss, telecommunications failure, break-ins, and similar events. Earthquakes are of particular significance since the existing facility is located in Los Angeles, California, an earthquake-prone area. We may not carry sufficient business interruption insurance to compensate us for losses that may occur. If our operations and research and development were curtailed or ceased, it would seriously harm our business.

In addition to maintaining our own laboratory, we intend to conduct our testing services for the pharmaceutical industry in multiple laboratories in Europe and Asia and the success of our business depends on these laboratories maintaining the quality of operations and regulatory compliance.

Once we begin operating laboratories in Europe and in Asia we will be subject to the standards and requirements imposed by various regional regulatory agencies. We have no experience complying with the regulations imposed by these agencies. We rely on a third party that offers regulatory compliance, consulting and strategies to the pharmaceutical and biotech industry to assist us with regulatory compliance globally. Should our regulatory consultant fail to provide us with the necessary support to meet and maintain regulatory compliance in our various global locations we would be incapable of continuing our business operations in these locations. We would need to engage a new regulatory consulting firm. There is no guarantee that we would be able to engage such a firm in a timely fashion, on terms acceptable to us, or at all.

We are, and expect to continue to be, subject to risks associated with international business activities that could harm our financial condition and results of operations.

Although we intend to continue our pharmacogenomic testing services business in the United States, we believe that an increasing amount of our future revenue will come from international sales. The success of our international business activities depends upon a number of factors beyond our control.

International sales are subject to a number of other risks, including:

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reduced protection for intellectual property rights in some countries;

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export restrictions, trade regulations and foreign tax laws;

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fluctuating foreign currency exchange rates;

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foreign certification and regulatory requirements;

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lengthy payment cycles and difficulty in collecting accounts receivable;

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customs clearance and shipping delays; and

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political and economic instability.

Failure in our information technology and storage  systems, could significantly increase turnaround time, otherwise disrupt our operations, or lead to increased competition by other providers of laboratory services, all of which could reduce our customer base and result in lost net revenues.

Information systems are used extensively in virtually all aspects of our business, including laboratory testing, billing, customer service, logistics and management of medical data. Our ability to execute our business plan depends, in part, on the continued and uninterrupted performance of our information technology, or IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data for our pharmaceutical company clients and process other testing orders and deliver results in a timely manner could adversely affect our reputation and result in a loss of customers and net revenues. We are also required to maintain a repository of archive residual specimens and RNA/DNA extracted from these specimens for our pharmaceutical clients for various periods of time specified in our contracts. This requires special storage equipment. Any failure in these storage equipment systems could prevent us from fulfilling these contracts and adversely affect our business, our reputation and result in a loss of customers and net revenues.

As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

As a public reporting company, we will incur additional significant costs, which may be material to our financial statements. We will be required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act and other requirements will increase our costs and require additional management resources. We recently have been upgrading our finance and accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of the date of our first Form 10-K for which compliance is required, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Exchange Act. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline. In addition, we could be delisted from the Nasdaq Capital Market.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic products. There can be no assurance that the insurance we carry will provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves and could harm our business. In addition, an injunction against one of our product candidates could harm our business.

Once we develop diagnostic tests, the marketing, sale and use of our tests could lead to the filing of product liability claims if someone were to allege that our product failed to perform as it was designed. We may also be subject to liability for errors in the information we provide to customers or for a misunderstanding of, or inappropriate reliance upon, the information we provide. A product liability claim could result in substantial damages and be costly and time consuming for us to defend. We cannot provide assurance that our product liability insurance would protect us from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation, result in the recall of our product candidates, or cause current collaborators to terminate existing agreements and potential collaborators to seek other partners, any of which could impact our results of operations.

Our activities involve hazardous materials and may subject us to environmental liability.

Certain activities of our businesses involve the controlled use of limited quantities of hazardous and radioactive materials and may generate biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or we otherwise fail to comply with applicable regulations, we could lose our permits and/or approvals or be held liable for damages or penalized with fines.

We believe that we comply in all material respects with currently applicable environmental laws and regulations and do not expect near term material additional capital expenditures for environmental control facilities. However, we may have to incur significant costs in the future to comply with environmental laws and regulations.

Risks Related to Our Common Stock and This Offering

Our operating results may fluctuate, which could cause our stock price to decrease.

Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

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demand by the healthcare industry for pharmacogenomic testing services and diagnostic products;

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reimbursement decisions by third-party payors and announcements of those decisions;

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the inclusion or exclusion of our product candidates/services in large clinical trials conducted by others;

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new or less expensive services and products or new technology introduced or offered by our competitors or us;

•

the level of our development activity conducted for new products, and our ability to commercialize these developments;

•

the level of our spending on our commercialization efforts, licensing and acquisition initiatives, clinical trials, and internal research and development;

•

changes in the U.S. and foreign regulatory environment, including any announcement from the FDA or foreign regulatory bodies regarding their decisions in regulating our activities;

•

changes in recommendations of securities analysts or lack of analyst coverage;

•

failure to meet analyst expectations regarding our operating results;

•

additions or departures of key personnel; and

•

general market conditions.

Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the Nasdaq Capital Market in general, and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

Prior to this offering, there has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your shares quickly or at or above the initial offering price if trading in our stock is not active. The initial public offering price may not be indicative of prices that will prevail in the trading market. See “Underwriting” for more information regarding the factors that will be considered in determining the initial public offering price.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $      in net tangible book value per share from the price you paid, based on the initial public offering price of $      per share. The exercise of outstanding options will result in further dilution of your investment. In addition, if we raise funds by issuing additional shares, the newly issued shares may further dilute your ownership interest.

We may allocate net proceeds from this offering in ways with which you may not agree.

Our management will have broad discretion in using the proceeds from this offering and may use the proceeds in ways with which you may disagree. We are not required to allocate the net proceeds from this offering to any specific investment or transaction, therefore you cannot determine at this time the value or propriety of our application of the proceeds. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with our decisions.

Future sales of shares by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing.

After this offering, we will have outstanding       shares of common stock. This includes the       shares we are selling in this offering, which may be resold in the public market immediately. The remaining       shares will become available for resale in the public market as shown in the chart below.

Number of Restricted Shares/% of Total Shares Outstanding Following Offering	Date of Availability for Resale into the Public Market

/ . %	365 days (subject to extension in specified circumstances) after the date of this prospectus due to the release of the lock-up agreement these stockholders have with the underwriters

/ . %

At some point after 365 days (subject to extension in specified circumstances) after the date of this prospectus, subject to vesting requirements and the requirements of Rule 144 (subject, in some cases, to volume limitations), or Rule 144(k)

At any time and without public notice, the underwriters may in their sole discretion release all or some of the securities subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This decline in our stock price could occur even if our business is otherwise doing well. For more detailed information, please see “Shares Eligible for Future Sale” and “Underwriting — Lock-up Agreements.”

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

Anti-takeover provisions in our charter, by-laws and Delaware law and change of control provisions in some of our employment agreements may discourage or prevent a change of control and may make it difficult for you to change our management and may also make a takeover difficult.

Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change in control or in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

In addition, some of our employment agreements provide for accelerated vesting of benefits, including full vesting of options, upon a change of control. These agreements could discourage or prevent a change in our executive management or a change of control of our company by our stockholders or third parties.

If we cannot continue to satisfy the Nasdaq Capital Market’s listing maintenance requirements and other Nasdaq rules, our common stock could be delisted, which could negatively affect the price of our common stock and your ability to sell them.

Following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain Nasdaq rules, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. Even if we initially meet the listing requirements of the Nasdaq Capital Market and other applicable Nasdaq rules, we may not be able to continue to satisfy these requirements and rules. If we are unable to satisfy the Nasdaq criteria for maintaining listing, our common stock could be subject to delisting. If our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board.” As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•

our research and development activities, including the expected timing, progress or success of our research and development;

•

the advantages of our technologies pharmacogenomic testing services business and product candidates as compared to others and the expected benefits of our product candidates;

•

our ability to successfully obtain regulatory approval for any of our product candidates and the timing, costs and other limitations involved in obtaining such approvals;

•

our ability to enter into and maintain any collaboration arrangement with respect to our technologies or our product candidates and the terms of these arrangements;

•

our ability to market, commercialize and achieve market acceptance for any of our product candidates that we are developing or may develop in the future;

•

our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•

our cash needs;

•

our estimates for market sizes and anticipated uses of our product candidates;

•

our estimates for future performance; and

•

our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties and the forward-looking events and circumstances discussed in this prospectus may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of           shares of common stock in this offering will be approximately $                , assuming an initial public offering price of $         per share, the mid-point of the price range shown on the cover of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that we will receive additional net proceeds of approximately $            .

We have not yet determined the final use of the net proceeds of this offering. Our current estimate of the use of the net proceeds from this offering is as follows:

	Approximate Allocation of Net Proceeds(1)		Approximate Percentage of Net Proceeds(1)

Research and development(1)	$	[ ]	50%
Business expansion (including sales and marketing)(2)	$	[ ]	35%
General corporate purposes, including working capital(3)	$	[ ]	15%
Total	$	[ ]	100%

——————

(1)

Research and development expenditures includes expenses incurred in connection with development of our own pharmacogenomic diagnostic tests.

(2)

Business expansion expenditures include sales and marketing into major markets of the healthcare industry and potential acquisitions, joint ventures, licensing or other strategic alliances for technologies or product candidates.

(3)

Includes additional personnel costs to support our research and development and business expansion costs.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our research and development efforts, the timing of regulatory submissions, the amount of cash generated by our operations, the amount of competition we face and how successful we are with obtaining any required licenses and entering into collaboration arrangements. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•

the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•

the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•

if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business.

DILUTION

Our historical net tangible book deficit as of September 30, 2006 was $4.6 million or $1.35 per share of common stock, based on 3,407,900 shares of common stock outstanding as of September 30, 2006. Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of shares of common stock outstanding. Before giving effect to this offering, our pro forma net tangible book value as of September 30, 2006 was approximately $      million, or $      per share of common stock, based on       shares of common stock outstanding after giving effect to the automatic conversion of (i) all of our convertible preferred stock, including accrued but unpaid dividends, into           shares of common stock upon the closing of this offering, and (ii) all of our outstanding notes including accrued but unpaid interest into           shares of common stock upon the closing of this offering. Pro forma net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at September 30, 2006 before giving effect to this offering.

After giving effect to our sale of       shares of common stock in this offering, at an initial public offering price of $      per share, less estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2006 would have been $      million, or $      per share. This represents an immediate increase in pro forma net tangible book value of $[     ] per share to existing stockholders and an immediate dilution of $      per share to new investors. Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of       shares in this offering at an assumed public offering price of $      per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of September 30, 2006	$(1.35)

Pro forma increase per share attributable to pro forma conversion of convertible preferred stock and issuance of shares of common stock in payment for cumulative but unpaid dividends on preferred stock

Pro forma increase for note conversion
Pro forma net tangible book value per share as of September 30, 2006, before this offering
Increase per share attributable to this offering
Pro forma as adjusted net tangible book value per share as of September 30, 2006, after this offering
Dilution per share to new investors in this offering		$

If the underwriters exercise their overallotment option in full to purchase       additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $      per share, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $        per share and the dilution to new investors purchasing common stock in this offering would be $      per share.

The following table summarizes, on a pro forma basis as of September 30, 2006, after giving effect to this offering and assuming a public offering price of $      per share, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing shareholders and by new investors, calculated before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors
Total		100%			$100%

The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of September 30, 2006 and assumes no exercise of the underwriters’ overallotment option to purchase up to an additional       shares of common stock. If the underwriters’ overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to      % of the total number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to      , or      % of the total number of shares of common stock outstanding after this offering.

The information also assumes no exercise of any outstanding stock options. As of September 30, 2006, there were 270,000 options outstanding at a weighted average exercise price of $9.00. To the extent that any of these options are exercised, there will be further dilution to new investors. If all of these options had been exercised as of September 30, 2006, net tangible book value per share after this offering would be $      and total dilution per share to new investors would be $     . The above information also excludes 2,700,000 shares of common stock reserved for future grants under our 2006 Stock Option Plan, of which        will be granted upon the date of this prospectus.

CAPITALIZATION

The following table describes our cash position and our capitalization as of September 30, 2006:

•

on an actual basis;

•

on a pro forma basis, after giving effect to (i) the conversion upon the closing of this offering of all outstanding shares of our convertible preferred stock into shares of common stock, including accrued but unpaid dividends, and (ii) the conversion upon the closing of this offering of all outstanding notes including accrued but unpaid interest, into shares of common stock.

•

on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the sale of the                shares of our common stock we are offering at an assumed initial public offering price of $       per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of September 30, 2006,
	Actual	Pro Forma	Pro Forma as Adjusted

Cash and cash equivalents	$3,039,266	$	$

Notes payable to stockholders(1)	$1,033,703

Stockholders’ deficit:
Series A Junior Convertible Preferred stock, $0.01 par value per share; 500,000 shares authorized, issued and outstanding, actual; and shares authorized, no shares issued or outstanding, pro forma	5,000
Series B Convertible Preferred stock, $0.01 par value per share; 1,111,000 shares authorized; 1,038,048 issued and outstanding, actual; and shares authorized, no shares issued or outstanding pro forma	10,380
Common stock, par value $0.01 per share; 20,000,000 shares authorized, actual; 3,470,900 shares issued and outstanding, actual; shares authorized, pro forma; shares issued and outstanding, pro forma(2)	34,079
Additional paid-in capital	9,965,007
Accumulated deficit	(14,564,250)
Total liabilities and stockholders’ deficit	$(3,516,081)

——————

(1)

Includes $316,849 of accrued interest as of September 30, 2006.

(2)

The pro forma authorized common stock reflects the increased amount of authorized common stock of 50,000,000 as approved by our Board of Directors, subject to stockholder approval, on December 14, 2006.

SELECTED FINANCIAL DATA

The following selected statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 is derived from our audited financial statements, which are included elsewhere in this prospectus. The following selected consolidated statement of operations data for the nine months ended September 30, 2005 and 2006 and consolidated balance sheet data as of September 30, 2006 is derived from our unaudited interim financial statements, which are included elsewhere in this prospectus. In the opinion of management, unaudited financial statements include all adjustments, consisting principally of normal recurring accruals, that management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Historical results are not necessarily indicative of the results of operations for future periods. The following data is qualified in its entirety by and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	December 31, 2004	December 31, 2005	September 30, 2005	September 30, 2006
			(unaudited)	(unaudited)
Revenues	$3,446,900	$6,956,800	$5,826,425	$3,817,925
Operating Expenses:
Cost of revenues	$1,720,983	$1,787,897	$1,470,386	$1,621,902
General and administrative	$1,655,720	$2,227,470	$1,707,192	$2,234,382
Research and development	$547,637	$1,018,179	$572,770	$862,797
Operating (loss) income	$(477,440)	$1,923,254	$2,076,077	$(901,156)
Net (loss) income	$(511,798)	$1,938,049	$2,077,257	$(654,609)

Net (loss) income per common share:
Basic	$(0.42)	$0.29	$0.40	$(0.40)
Diluted	$(0.42)	$0.25	$0.27	$(0.40)

Weighted average common shares outstanding:
Basic	3,407,900	3,407,900	3,407,900	3,407,900
Diluted	3,407,900	7,695,948	7,695,948	3,407,900

The following table presents balance sheet data as of September 30, 2006:

•

on an actual basis;

•

on a pro forma basis to give effect to:

•

the conversion of all of our outstanding shares of preferred stock, including accrued but unpaid dividends, into       shares of our common stock upon the closing of this offering assuming an initial public offering price of $    per share;

•

the conversion of all of our outstanding notes payable, including accrued but unpaid interest, into       shares of our common stock upon the closing of this offering, assuming an initial public offering price of $      per share.

•

on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the sale of shares of our common stock in this offering at an assumed price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2006,
	Actual	Pro Forma	Pro Forma as Adjusted

Balance Sheet Data:
Cash and cash equivalents	$3,039,266	$	$
Total assets	5,695, 595
Notes payable	1,033,703
Accrued dividends on preferred stock	5,864,019
Convertible preferred stock	15,380
Total stockholders’ deficit	(4,549,784)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factor.”

Overview

Our goal is to provide cancer patients and their physicians with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. Our pharmacogenomic analysis of clinical trial specimens for the pharmaceutical industry may provide data that will lead to a better understanding of the molecular basis for response to specific drugs and, therefore lead to individualized treatment. We are focusing our efforts in the following areas:

•

Developing diagnostic tests for assessing the risk of cancer recurrence, prediction of chemotherapy response and tumor classification in cancer patients.

•

Expanding our pharmacogenomic testing services business and creating a standardized and integrated testing platform into the major markets of the healthcare industry including outside of the United States.

•

Creating a bioinformatics database of pharmacogenomic information for sale to the healthcare industry.

We anticipate that, over the next 12 months, a substantial portion of our capital resources and efforts will be focused on research and development to bring to market a series of diagnostic tests for cancer patients, to establish a pharmacogenomics database that is of commercial value, to establish laboratories overseas as requested by our pharmaceutical partners and for other general corporate purposes.

Research and development expenses represented 15.3% and 17.1% of our total operating expenses for each of the nine months ended September 30, 2005 and September 30, 2006, respectively and 13.9%, and  20.2% of our total operating expenses for the years ended December 31, 2004 and 2005, respectively. Major components of the $1,018,179 in research and development expenses for the year ended December 31, 2005 included supplies and reagents for our microarray and RT-PCR research, personnel costs, occupancy costs, equipment warranties and service and sample procurement costs.

During fiscal 2006, we incurred approximately $825,000 in order to prepare for current and future business expansion in connection with our pharmacogenomic testing services business and research and development of diagnostic tests for assessing risk of cancer recurrence and tumor classification in cancer patients, including expenses related to consulting for CLIA certification and certain equipment purchases.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.  We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements.

Revenue Recognition

Revenues are derived from services provided to pharmaceutical companies and are recognized on a contract specific basis pursuant to the terms of the related agreements. Revenue is recognized in accordance with SEC staff Accounting Bulletin No. 104 Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured.

Revenues are recorded on an accrual basis as the contractual obligations are completed and as a set of assays is processed through our laboratory under a specified contractual protocol. Certain contracts have minimum assay requirements that, if not met result in payments that are due upon the completion of the designated period. In these cases, revenues are recognized when the end of the specified contract period is reached.

On occasion, we may enter into a contract that requires the customer to provide an advance payment for samples that will be processed at a later date. In these cases, we record this advance as deferred revenue and recognize the revenue as the samples are processed or at the end of the contract period, as appropriate.

License Fees

We have licensed technology for the extraction of mRNA from formalin-fixed, paraffin-embedded tumor samples from USC in exchange for royalty fees on revenue generated by use of this technology. These royalties are calculated as a fixed percentage of revenue that we generate from use of the technology licensed from USC. Total license fees due under the royalty agreement to USC were $125,884 and $157,656 in the years ended December 31, 2004 and December 31, 2005, respectively. For the nine month period ended September 30, 2006 these fees were $110,078 as compared to $132,204 for the comparable period in 2005. We also maintain a non-exclusive license to use Roche’s polymerase chain reaction (PCR), homogenous PCR, and reverse transcription PCR processes. We pay Roche a fixed percentage royalty fee for revenue that we generate through use of this technology. Royalties due under this agreement totaled $299,610 and $213,104 in the years ended December 31, 2004 and December 31, 2005, respectively. For the nine month period ended September 30, 2006, these fees totaled $148,605, as compared to a total of $178,475 for a comparable period in 2005. These royalties are recorded as a component of cost of revenues in the statements of operations.

Accounts Receivable

We invoice customers as samples are processed and any other contractual obligations are met. Our contracts with customers typically require payment within 45 days of the date of invoice. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. We specifically analyze accounts receivable and historical bad debts, customer credit, current economic trends and changes in customer payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered. To date, our customers have primarily been large pharmaceutical companies. As a result, bad debts to date have been minimal.

Income Taxes

We estimate our tax liability through calculations we perform for the determination of our current tax liability, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in our balance sheets. Our management then assesses the likelihood that deferred tax assets will be recovered in future periods. To the extent that we cannot conclude that it is more likely than not that the benefit of such assets will be realized, we establish a valuation allowance to adjust the net carrying value of such assets. The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income, based on estimates and assumptions. These estimates and assumptions take into consideration future taxable income and ongoing feasible tax strategies in determining recoverability of such assets. Our valuation allowance will change based on revisions to such estimates and assumptions.

Results of Operations

Nine Months Ended September 30, 2006 and September 30, 2005

Revenues. Revenues were $3,817,925 for the nine months ended September 30, 2006, as compared to $5,826,425 for the comparable period in 2005, a decrease of $2,011,500, or 34.5%. This decrease was primarily due to a change in the guaranteed revenue provision of one of our principal new contracts with a large pharmaceutical customer. Prior contracts with guaranteed revenue provisions were typically recognized on a quarterly basis rather than at the end of the contract year. In January 2006, we entered into a new contract with a pharmaceutical company which provided for a $2,000,000 upfront payment. The contract also provides for minimum annual assay testing requirements over a three year period ending January 2009. The timing of the recognition of these amounts is dependent upon when the customer submits the samples for testing. In all cases, however, a minimum of $1,500,000, $2,200,000 and $2,200,000 will be recognized by no later than January 31, 2007, 2008 and 2009, respectively.

Cost of Revenues. For the nine months ended September 30, 2006, cost of revenues was $1,621,902 consisting of costs of $327,813 for laboratory supplies and reagents, $693,480 in personnel costs, license fees of $148,605, and $452,004 in miscellaneous direct expenses including depreciation of equipment, occupancy costs, equipment service and repairs. For the nine months ended September 30, 2005, cost of revenues was $1,470,386 consisting of $386,578 in costs for laboratory supplies and reagents, personnel costs of $544,842, license fees of $310,679, and other direct expenses. Our total costs of  revenues are related directly to our sample volume and will increase as additional samples are processed.

Research and Development Expenses. Research and development expenses were $862,797 for the nine months ended September 30, 2006, as compared to $572,770 for the nine month period ended September 30, 2005, an increase of $290,027 or 50.6%. This increase resulted primarily from the costs incurred in the development of microarray applications to augment our product platform and increased personnel costs associated with our research and development activities. We expect research and development expenses to increase as we work to develop additional aspects of our technology and to study diagnostic indicators for various forms of cancer.

General and Administrative Expenses. General and administrative expenses totaled $2,234,382 for the nine months ended September 30, 2006, as compared to $1,707,192 for the comparable period in 2005, an increase of $527,190 or 30.9%. This increase resulted primarily from increased personnel and compensation costs to support our growth and increased legal fees associated with various of our business activities, partially offset by a reduction in business consulting expense related to an assessment of our market potential and regulatory infrastructure. We expect general and administrative expenses to increase after this offering as a result of the need to hire additional administrative personnel and due to higher legal, accounting, compliance and related expenses associated with being a public company.

Interest Income. Interest income was $112,294 for the nine months ended September 30, 2006, compared with $44,296 for the same period in 2005. This $67,998 increase was due to higher average cash balances and higher rates of return during the nine months ended September 30, 2006.

Interest Expense. Interest expense was $43,947 for the nine month period ended September 30, 2006 and $42,066 for the same period in the preceding year. This expense consists largely of a fixed amount on notes payable from our stockholders. The accrued interest related to these notes payable will be converted into shares of our common stock upon the closing of this offering. Refer to Liquidity and Capital Resources below for further discussion regarding this matter.

Other Income. During the nine months ended September 30, 2006, the Company entered into an agreement with a customer which provided for the reimbursement of $179,000 for equipment to be used in connection with performing the testing services for this customer. The Company recorded this reimbursement of the equipment purchase as other non-operating income during the nine months ended September 30, 2006. There was no such arrangement in the nine months ended September 30, 2005.

Income Taxes

Since inception, we have incurred significant operating losses and, accordingly, have not recorded a provision for income taxes for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2005 and 2006. As of September 30, 2006, we had net operating loss carryforwards for federal and state income tax purposes of $9,951,000 and $5,411,000, respectively. If not utilized, the federal net operating loss and tax credit carryforwards will expire beginning in 2020. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an “ownership change” that may occur, for example, as a result of this offering being aggregated with certain other sales of our stock before or after this offering. If not utilized, the state net operating loss carryforward will expire beginning in 2010. The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

As of December 31, 2004 and 2005 and September 30, 2006, a full valuation allowance has been recorded for the deferred tax assets since we do not believe the recoverability of the deferred income tax assets in the near future is more likely then not. Accordingly, an income tax provision/benefit has not been recognized during the years ended December 31, 2004 and 2005 or the nine month periods ended September 30, 2005 and 2006.

Years Ended December 31, 2005 and December 31, 2004

Revenues. Revenues were $6,956,800 for the year ended December 31, 2005, as compared to $3,446,900 for the comparable period in 2004, an increase of $3,509,900 or 101.8%. The increase in revenues from year to year was primarily related to payments that were made to us to meet minimum revenue thresholds required by certain of our contracts, an overall increase in total samples processed under our existing contracts, and the establishment of new contracts with pharmaceutical customers. Revenues were recognized as our analyses were completed and results were issued to our customers, or as the contract term ended and minimum revenue payments were due.

Costs of Revenues. For the year ended December 31, 2005, cost of product revenues was $1,787,897 consisting of $404,311 in costs for laboratory supplies and reagents, $708,481 in personnel costs, license fees of $370,671 and other miscellaneous expenses including equipment depreciation, occupancy costs and equipment warranties and service. For the comparable period in 2004 our costs were $1,720,983 of which laboratory supply and reagent costs totaled $377,204, personnel costs totaled $586,935, and license fees were $425,494. During 2005, increased personnel costs necessary to support our lab were partially offset by a negotiated reduction in royalty payments for laboratory processing as paid to Roche. As of November 2004, we negotiated a reduction in the royalty percentage required to be paid to Roche by 50%. The terms of this revised agreement are effective through the date of expiration of the last to expire of the Roche patents covered by the license agreement, which patent contains at least one valid claim covering the performance of the licensed services.

Research and Development Expenses. Research and development expenses were $1,018,179 for the year ended December 31, 2005, as compared to $547,637 for the comparable period in 2004, an increase of $470,542 or 85.9%. The increase in research and development expenses is primarily due to our processing of a larger volume of research samples in order to continue to refine and expand our analytical capabilities, as well as our focus on development of microarray technology to complement our current platform.

General and Administrative Expenses. General and administrative expenses were $2,227,470 for the year ended December 31, 2005 as compared to $1,655,720 for the comparable period in 2004, an increase of $571,750 or 34.5%. The increase in general and administrative expenses reflects an increase in personnel costs necessary to support our infrastructure as well as increased regulatory consulting expense in preparation for our application for CLIA certification. Our CLIA application was filed in September 2006 and we expect to receive CLIA certification in 2007. However, we expect that we will continue to incur expenses for regulatory consulting as we refine our laboratory systems and expand our operations internationally.

Interest Income. Interest income was $71,068 for the year ended December 31, 2005, compared with $17,226 in the comparable period in 2004. This increase was due to higher average cash balances and higher rates of return during the year ended December 31, 2005.

Interest Expense. Interest expense was $55,223 for the twelve month period ending December 31, 2005 and $53,905 in the preceding year. This expense relates primarily to interest accrued on notes payable from our stockholders. These notes payable and related accrued interest will be converted into our common stock upon the closing of this offering. Refer to Liquidity and Capital Resources for further discussion regarding this matter.

Liquidity and Capital Resources

Although we were profitable in 2005, we incurred a net loss of $511,798 and $654,609 during the year ended December 31, 2004 and the nine month period ending September 30, 2006, respectively. Since our inception in September 1999, we have incurred cumulative losses and as of September 30, 2006, we had an accumulated deficit of approximately $14,564,250. We expect that our research and development, and general and administrative expenses will continue to increase and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

From our inception, we have funded our operations primarily through private sales of our equity securities, loans from our founders and revenue generated through our operations. Through September 30, 2006, we had received gross proceeds of $11,842,432 from the sale of preferred stock, $34,079 from the issuance of common stock to employees and directors and $716,854 from our founders’ loans. Upon the closing of this offering: (i) all of our outstanding shares of Series A Junior Convertible Preferred (Series A Preferred) will automatically convert into shares of common stock on a one-for-six and one-half basis, (ii) all of our outstanding shares of Series B Convertible Preferred (Series B Preferred) including accrued but unpaid dividends will automatically convert into shares of common stock on a one-for-one basis, and (iii) the promissory notes to our stockholders (plus accrued but unpaid interest) will convert into shares of common stock at a fixed conversion price equal to the initial public offering price per share.

Although we believe that the net proceeds to be received by us from this offering and existing cash resources will be sufficient to finance our currently planned operations for at least the next 12 months, such amounts may not be sufficient to meet our longer-term cash requirements, including our cash requirements for the commercialization of our product candidates currently in development. We may be required to issue equity or debt securities or to enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected.

Nine months ended September 30, 2006 and 2005

As of September 30, 2006, we had $3,039,266 in cash and cash equivalents, working capital of $774,934 and an accumulated deficit of $14,564,250.

Cash flows provided by operating activities

Net cash provided by operations was $1,314,155 for the nine months ended September 30, 2006 compared to $1,215,897 for the nine months ended September 30, 2005. This increase of $98,258 was primarily attributable to a $2.6 million increase in advances received from customers in connection with future services to be performed and an approximately $440,000 increase in accounts payable and accrued liabilities. Those increases were offset by decreased operating profit of approximately $2.7 million and an increase in prepaid expenses and other current assets of approximately $300,000.

Cash flows used in investing activities

Net cash used in investing activities was $908,503 for the nine months ended September 30, 2006 and $243,334 for the nine months ended September 30, 2005. This increase of $665,169 was attributable to increased purchases of laboratory equipment of approximately $700,000 during 2006.

Years ended December 31, 2005 and 2004

As of December 31, 2005, we had $2,633,614 in cash and cash equivalents, working capital of $1,968,941 and an accumulated deficit of $13,909,641.

Cash flows provided by operating activities

Net cash provided by operations was $624,518 for the year ended December 31, 2005 and $552,024 for the year ended December 31, 2004. The $72,494 increase in cash flows from operating activities is attributable to

$2.4 million in increased operating profit offset by a $2 million decrease in advance payments from certain customers and an approximately $300,000 decrease in accrued royalties.

Cash flows used in investing activities

Net cash used in investing activities was $312,054 for the year ended December 31, 2005 and $177,455 for the year ended December 31, 2004. This increase of $134,599 was primarily attributable to an increase in the purchase of laboratory equipment and leasehold improvements in fiscal 2005 compared to fiscal 2004.

We did not use or generate cash flows from financing activities during the years ended December 31, 2005 and 2004 or the nine months ended September 30, 2006 and 2005.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

Use of Capital Resources

We expect to use our capital to fund research and development and to make capital expenditures to keep pace with the expansion of our research and development programs and to scale up our commercial operations, which we expect to fund in part with the proceeds of this offering. We expect that the remainder of the net proceeds from this offering and our existing cash and cash equivalents will be used to fund working capital and for capital expenditures and other general corporate purposes. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, such as the progress of our product development, regulatory requirements, commercialization efforts, and the amount of cash used by operations. We expect that we will continue to generate revenue through our pharmacogenomic testing services business provided to pharmaceutical companies, but these revenues are not guaranteed and are not expected to substantially offset the costs associated with our expansion efforts.

We lease office and laboratory space under a noncancelable operating lease that expires in January 2010. The lease contains two two-year options to extend the term of the lease. Rent expense was $240,012 and $230,647 for the years ended December 31, 2004 and 2005, respectively, and $173,341 and $197,251 for the nine months ended September 30, 2005 and 2006, respectively. Future minimum lease payments aggregate approximately $1.1 million over the next five years ending December 31, 2010.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of the change in net income for the period of the change in accounting principle. SFAS 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005 with early adoption permitted. We do not expect that the adoption of SFAS 154 will have a material impact on our financial condition or results of operations.

On July 13, 2006, the FASB issued FIN No. 48, which interprets SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect that the application of FIN 48 will have on its results of operations and financial condition.

Qualitative and Quantitative Disclosures About Market Risk

All of our revenue is denominated in U.S. dollars. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, our investment policy allows us to maintain a portfolio of cash equivalents and short-term investments through a variety of securities, including commercial paper, money market funds and corporate debt securities. We do not use derivative financial instruments, positions or transactions. Our cash and cash equivalents at September 30, 2006 included liquid money market accounts.

BUSINESS

Overview

We are engaged in the research and development of our own pharmacogenomic diagnostic tests based on our proprietary technology. Our products are targeted for potential use in the treatment of cancer. We currently generate revenues from sales of pharmacogenomic testing services of clinical samples to the pharmaceutical industry.

We have developed and patented enabling technologies for maximizing extraction and analysis of nucleic acids and, as a result, for accessing the genetic information in tumor samples that are stored as formalin-fixed and paraffin-embedded, or FFPE specimens. This is significant because the majority of patients diagnosed with cancer have a tumor biopsy sample stored in paraffin, while only a small percentage of patients’ tumor samples are frozen. Our technologies enable us to use the FFPE patient biopsies for the development of diagnostic tests. To our knowledge, we are the first company to generate clinically relevant information regarding the risks of recurrence of cancer or chemotherapy response using approximately 30,000 genes available from microarray profiling of FFPE specimens. The technologies we have developed for RNA extraction from FFPE are characterized by a high degree of reliability and reproducibility, with a success rate of over 90%, if our guidelines are followed.

Our goal is to provide physicians and cancer patients with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. We are focusing our efforts in the following areas:

We are researching and developing diagnostic tests for cancer by identifying genetic profiles of tumors that are more aggressive and recur rapidly after surgery. We also are identifying genetic profiles of tumors that are more or less responsive to a particular chemotherapy. Following the development of tests to predict the risk of recurrence after surgery, we intend to develop tests to determine the most active chemotherapy regimen for the individual patient at risk. Once developed and after obtaining any necessary regulatory approvals, we intend to leverage our relationships in the healthcare industry to market, sell or license these tests as a means for physicians to determine the courses of cancer treatment.

We plan to expand our pharmacogenomic testing services business into major markets of the healthcare industry including outside of the United States. Our multinational clients in the pharmaceutical industry offered us collaboration and assistance in establishing service laboratories in Europe, China, Japan and India. The pharmaceutical industry is in need of standardized integrated worldwide analysis of clinical trial specimens. It is important to the pharmaceutical industry and the regulatory agencies that the same analytical methods are used for each clinical trial sample around the world so that the data can be easily compared and used for global drug development. Also, export of clinical trial specimens to the United States is restricted from some areas of the world such as China. Finally, the enrollment of patients in clinical trials sometimes depends on analyzing the sample for a specific gene(s) within five days, which does not provide sufficient time for shipping samples to the United States. Our goal is to offer an analysis of patient samples and generate consistent data based on integrated common platforms and technology into the major markets of the healthcare industry outside of the United States. To our knowledge, we will be the only company offering consistent pharmacogenomic analysis to the industry across geographical regions.

In connection with the development of our diagnostic tests, we will use bioinformatics to generate pharmacogenomic information from patient samples. Genetic information regarding specific chemotherapy targets in various populations, stages, histology and tumor sites will be needed by pharmaceutical companies for positioning of their drugs in the tumor type and genetic population with the greatest chance of response to a particular chemotherapy. After obtaining any necessary approvals, we intend to license a subset of this bioinformatics database to the healthcare industry to assist with its development of drugs to target specific tumor types or stages.

Background

The nature of cancer

Cancer is basically an uncontrolled growth of cells and expansion of tissues that can invade and destroy the function of adjoining and even distant organs. In contrast to infectious diseases which are entirely caused by outside agents such as viruses and bacteria, cancer is a disease that arises from genetic breakdown within our own cells. To be sure, this internal cellular malfunction can also be triggered or promoted by external causes such as chemicals in tobacco smoke or asbestos exposure or even viruses, but in many cases, cancer also seems to occur spontaneously because of an inherent instability of the human genome. The problem with cancer from a treatment point of view is that it is not one disease but one of almost infinite variety. Due to the vast biochemical complexity of the human cells, there are numerous ways by which loss of control of cell growth can occur, and this diversity of pathways leads to cancers with varying properties with respect to growth rate, invasiveness of adjoining tissues, the ability to develop a new vascular system, metastatic potential, and responses to various therapies. Cancers arising in different organs (e.g., colon, breast or lung) and tissues within these organs have distinct biological properties depending on the triggering event and pathway of tumor development. For example, lung cancers associated with smoking are different from those developed in non-smokers and cancers of the esophagus associated with excessive alcohol and smoking consumption are different from those associated with chronic gastro-esophageal acid reflux.

According to the World Cancer Report, world cancer rates could further increase to 15 million new cases by the year 2020. According to a 2006 report by American Cancer Society, about 1,399,790 new cancer cases are expected to be diagnosed in 2006 in the United States. About 564,830 Americans are expected to die of cancer, which amounts to more than 1,500 people a day. In the United States, cancer accounts for one of every four deaths. The National Institutes of Health estimates overall costs for cancer in 2005 at $210 billion, including $74.0 billion for direct medical costs.

The worldwide market for pharmacogenomics

According to the report published by BCC Research in 2005, the worldwide market for pharmacogenomics reached $1.24 billion in 2004 and is projected to rise at an average annual growth rate (AAGR) of 24.5% to reach $3.7 billion by 2009. Bioinformatics tools for discovery of single nucleotide polymorphisms, or SNPs reached sales of $200.7 million in 2004. They are projected to increase at an AAGR of 14.6% to reach $397.2 million in 2009. Genotyping technologies are expected to grow at an AAGR of 26.5% to reach $1.7 billion or 44% of the total market. Within the genotyping market, platforms that utilize hybridization-based technologies will grow at an AAGR of 26.0% to reach $608.5 million by 2009. Diagnostics comprised 39.2% of the total market in 2004 and are projected to grow at an AAGR of 27.7% to increase its share to 44.6% in 2009.

Benefits of personalized medicine

Treatment of the disease presents a major challenge because of the wide biological variations among cancers. As such, there is no one standard therapy or approach for treating the disease that can be recommended to cancer patients. Cancers originating from various tissues or organ sites require specialized therapies; but even cancers emanating from the same tissue type may call for different treatment modalities because of varying degrees of disease progression.

To help choose among treatment options, physicians try to determine the extent to which the cancer has spread to other parts of the body. Patients are assigned to different stage categories ranging from I to IV depending on the degree of invasion of the tumor into the adjacent tissues, the number of lymph nodes with detectable cancer cells, and the presence of distant metastasis. For instance, Stage I lung cancer is confined to the lung and has no lymph node involvement. Stage II lung cancer has regional node involvement that may not be completely removed by surgery. Later stage tumors have spread to more distant sites, such as Stage III to the more distant mediastinal lymph nodes and Stage IV to the other organs. In addition to staging, tumors are also graded according to cell type. Cells that are well differentiated closely resemble mature, specialized cells whereas cells that are undifferentiated represent a malignant population associated with poor prognosis (survival time).

Once the prognosis for a patient is determined by taking into account the stage of the tumor and the grade of malignancy of the cells, healthcare providers can determine the appropriate treatment options available to a particular patient. For example, current “standard of care” clinical guidelines for non-small cell lung cancer (NSCLC) recommend resection (surgery) and then observation for Stage I cancer whereas Stage II patients are candidates for chemotherapy following the surgery (adjuvant chemotherapy). While the overall survival for Stage I patients is quite good, approximately 50% will suffer early relapse within five years. The subset of Stage I lung cancer patients destined for early relapse might well benefit from adjuvant chemotherapy but first they have to be identified as being in the high-risk category prior to treatment. It is not feasible to treat all Stage I NSCLC patients with adjuvant therapy in order to capture the high-risk ones because the low risk patients would be subjected to needless, expensive and potentially harmful overtreatment with toxic drugs. Similar issues arise in the other major cancers.

Current staging and grading methods, which are based largely on subjective histopathologic examination (i.e., visual inspection by a pathologist) of tissues or cells, often fall short and fail to adequately predict malignancy aggressiveness. This suggests that the key to distinguishing the low-risk from the high-risk patients must lie in understanding the genetic variations between these groups at the molecular level. The study of how genes specify individual characteristics is called “genomics.”

Until recently, however, it was very difficult to characterize genetic differences at the molecular level because the technology did not exist either for rapid analysis of the genetic sequence or for precise measurement of various messenger RNA (mRNA), or intermediary molecule carrying information from DNA, in biopsy tissues. This situation dramatically changed with the invention of PCR and gene expression microarrays. Scientists have applied gene expression profiling to identify markers of high risk of relapse for patients with various types of cancer. Studies of breast, lung, lymphoma and other cancers suggest that  categorization of the expressed sets of genes associated with different clinical outcomes from the disease offers a powerful complementary approach to clinical or histopathological examination.

Understanding genetic variations and discovering the correlations of the genes that are associated with clinical outcomes constitutes the field of pharmacogenomics and underlies the concept of personalized medicine. This approach will help researchers produce better predictive and diagnostic molecular tests and drugs which in turn, will help physicians select treatments and drugs based on individual needs of each patient.

Personalized medicine offers a number of key benefits:

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Better diagnoses and earlier interventions. Molecular analysis can help  guide treatment choices by determining precisely which variant of a disease a person has, or whether they are susceptible to drug toxicities. For preventive medicine, such analysis could improve the ability to identify which individuals are predisposed to develop a particular condition and guide decisions about interventions that might prevent it, delay its onset or reduce its impact.

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More efficient drug development. A better understanding of genetic variations could help scientists identify new disease subgroups and their associated molecular pathways, and design drugs that target them. Molecular analysis could also assist in the identification of patients better suited for inclusion in, or exclusion from, late-stage clinical trials — potentially facilitating the identification and approval of drugs that might otherwise be abandoned because they appear to be ineffective in the larger patient population.

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More effective therapies. Currently, physicians often have to use trial and error to find the most effective medication for each patient. As we learn more about which molecular variations best predict how a patient will react to a treatment, and develop accurate and cost-effective tests, doctors will have more information to guide their decision about which medications are likely to work best. In addition, testing could help predict the best dosing schedule or combination of drugs for a particular patient.

Current technologies to measure gene expression

Analyzing naturally-occurring inherited differences in DNA base sequence (polymorphism) enables scientists to catalogue and understand the variability in the genome and how that variability contributes to physiological traits, including disease susceptibilities. Mutations (changes in base sequence) in DNA can contribute to tumor formation. Analyzing levels of mRNA, or gene expression, provides a way to understand the function or expression of the genome. The gene-expression pattern for a tumor cell might show increased mRNA levels for genes responsible for tumor development as well as decreased expression of tumor-suppressor genes. Examining the expressions of many genes (gene expression profiling) is used to identify the group of genes that are abnormally expressed in each stage of cancer formation. Patterns of gene expression may help to classify the cancer subtype, its prognosis, or its likely response to a therapeutic regime.

Polymerase Chain Reaction (PCR). The PCR is a technique that makes it possible to amplify a specific DNA segment thousands or even millions of times, thereby making it possible to achieve a quantitative measure of the amount of a particular mRNA species in a tissue sample. The PCR method is sensitive, accurate and precise and is best suited for analysis of a limited number of genes in a large set of samples.

Gene expression microarrays. Gene expression microarray technology is based on the principle of hybridization of DNA segments through complementary base-pairing. It refers to a miniaturized array of a large number (up to tens of thousands) of DNA sequences corresponding to most known genes synthesized on a silicon wafer.

Microarrays are commonly used to simultaneously study large numbers of genes and their regulation. The power of the microarray lies in its ability to measure the expression of many thousands of genes simultaneously. The use of gene expression microarrays from mRNAs has grown rapidly in academia, medicine and the healthcare industry.

The recent microarray- and RT-PCR-based studies showing that gene expression profiles can predict eventual clinical outcomes (such as long or short survival) for patients have generated great interest because they demonstrated the potential of gene expression profiling in cancer prognosis. However, before predictive gene profiles are adopted for individualized therapy, the findings of these initial studies will require independent validation using larger sets of clinical samples and prospective trials of the markers in a large patient population will be essential. These large number of samples are readily available from patient biopsies embedded in paraffin. Until recently, microarray analysis of formalin fixed paraffin embedded, or FFPE tumor samples was not possible.

Significance of our ability to isolate RNA from FFPE specimens compared to fresh-frozen samples.

The value of the information gained through genetic analysis of tumor samples suggests that there will be a growing need for this kind of analysis of ever larger numbers of tumor samples. However, this need currently encounters a major obstacle. RT-PCR technology and especially gene expression microarrays are best done using a large quantity of nearly full-length RNA recovered from fresh-frozen clinical specimens; yet fresh-frozen samples are not generally available except in a very limited number of cases in which collection of fresh tissues is a specific part of a clinical trial. Rather, clinical specimens are usually available as formalin fixed paraffin embedded specimens, or FFPE. Fixation and paraffin embedding allow staining and visualization of tumor cells by pathologists, making FFPE more useful to pathologists than fresh frozen tissue. Also, once embedded in paraffin, the tissue remains stable indefinitely, thus allowing for easy storage. The majority of hospitals and clinics lack the infrastructure to store and archive frozen tissues. Unlike fresh-frozen tissues, large tissue banks of archival FFPE with long-term follow-up are extensively available and easily accessible.

Although most clinical tissue specimens are paraffin-embedded, until recently FFPE RNA has not been considered useable for genetic profiling studies because the isolation of RNA from FFPE with methods that have been published in the past is unreliable and inconsistent in terms of RNA fragment size. Whereas RNA isolated from fresh tissues is generally close to full-length, the fixation process degrades the RNA in the tissue and the more extreme extraction conditions degrade the RNA further into even shorter fragments. Short fragment RNA from FFPE has not given consistently good results with currently available gene expression microarray chips and is also more difficult to use in RT-PCR. For these reasons, all important diagnostic biomarker studies to date involving gene expression microarrays and most studies involving RT-PCR have used fresh-frozen tissue specimens and thus many have been constrained to analyzing a small number of samples because of the limited availability of fresh-frozen biopsy tissue. In contrast, almost all patients diagnosed with cancer have a paraffin block stored at the hospital from which they were diagnosed. There are approximately 1.4 million patients diagnosed with cancer per year in the United States. We can access molecular information from paraffin blocks that have been stored up to 10 years. Therefore, there are about 14 million samples in existence in the United States that can potentially be analyzed.

Our Technologies

We have developed technologies for the extraction of RNA from FFPE tissues which enable us to reliably recover RNA suitable for a variety of applications, such as gene expression research, development of diagnostics, and microarray platforms. We believe our technologies for the first time have provided access to molecular information from the entire vast storehouse of archival tissue specimens from past clinical trials for which clinical outcomes and results are documented. In addition, our technologies permit gene profiling analysis of current clinicals trials, most of which are still using the paraffin embedding technique for tissue specimen storage.

RGI-1

Kathleen Danenberg, our President, Chief Executive Officer and a director developed and patented (U.S. Patent No. 6,248,535; Danenberg, et al., Method For Isolation of RNA From Formalin-Fixed Paraffin-Embedded Tissue Specimens), an extraction method (RGI-1) that allows reliable and consistent isolation of RNA from FFPE suitable for use in RT-PCR analysis, while she was employed at USC. Using RGI-1, successful RT-PCR quantitation of gene expressions is possible from as little as a single 10-micron section of a paraffin block with over 90% reliability and excellent reproducibility. We validated our methodology, which addressed issues of recovery of RNA, accuracy, and precision. A major advantage of RGI-1 is the speed of extraction of RNA combined with low DNA contamination, which makes it suitable for high-throughput analyses. RGI-1 has been used successfully by us to quantify gene expressions in over 30,000 FFPE specimens received by us from various pharmaceutical companies since 2001 as well as in our own research projects. We and others have published over fifty papers and articles based on data generated using RGI-1. The data below demonstrates that gene expressions obtained by us from FFPE samples using RGI-1 closely match those isolated from fresh-frozen tissue.

Correlation between gene expressions determined in FFPE and fresh-frozen specimens.

RNA was isolated from FFPE tissues by RGI-1 and from matched sets of fresh-frozen tissues of the same tumor specimens. The expression of several genes was quantitated by RT-PCR. This experiment shows that if RT-PCR analysis is done within the guidelines and parameters established by RGI, very similar results are obtained from FFPE samples when compared to frozen samples data.

RGI-2

RNA isolated by RGI-1, although suitable for RT-PCR, is suboptimal for gene expression microarrays due to yield of short fragment size RNA fragments. We developed an additional method, RGI-2, for the extraction of long fragments of RNA from FFPE tissue to enable the use of FFPE on platforms which rely on longer fragments to deliver optimal results. This technology does not replace RGI-1, since it is less rapid and may contain a small amount of genomic DNA. Using this technology, the average length of RNA fragments recovered from FFPE is substantially increased. The RNA preparations obtained with RGI-2 produced similar results on gene expression microarrays as RNA isolated from fresh-frozen tissues. Therefore, we believe that this new technology, which we intend to patent, enables profiling of gene expression by microarray of archival FFPE samples from clinical studies.

The technologies we have developed for RNA extraction from FFPE suitable for both RT-PCR and microarray analyses are characterized by a high degree of reliability and reproducibility, with a success rate of over 90% if our guidelines are followed. In addition, our sample processing procedure involves the following features:

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Micro-dissection of each specimen to separate tumor from non-tumor tissue. Most tumor biopsy specimens are mixtures of normal and tumor tissue. The specimen may include only a small percentage of tumor cells. The molecular biology of tumor and normal tissues may be considerably different and mixing the two may yield false results for gene expression profiling. To accurately measure gene expression and establish expression profiles of various pathologic lesions, it is important to analyze RNA from tumor cells. With the assistance of a pathologist, we can identify the tumor cells and isolate them, either manually or with laser-capture micro-dissection. Since we are able to work with FFPE we can more accurately dissect out the tumor cells from the normal cells than would be possible with frozen tissue because the resolution in FFPE is better than in frozen tissue.

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Isolation of DNA from the same specimen used to obtain RNA. DNA sequence can be related to disease susceptibilities, treatment response, and survival. The DNA isolated by our technology can be subjected to gene amplification, sequence and polymorphism analyses. For studies aimed at relating DNA sequence to gene expression levels, our technique isolates DNA and RNA from the same paraffin sections. By doing so, we measure gene expression and DNA alteration in the same cells and also minimize consumption of valuable samples.

1.

Tumor tissues isolated from FFPE biopsy by microdisection provide the best tumor-specific data. Biopsy tissue is rarely homogeneous but consists of tumor areas infiltrated with various types of non-cancerous cells and tissues. Sections of the paraffin block containing the patients’ tissue are mounted on slides, stained to visualize the tissue and examined by a qualified pathologist to identify and locate the areas of interest. Microdissection is either performed manually for larger areas or by laser-capture for smaller areas.

2.

RGI technology allows us to isolate both RNA and DNA which are suitable for RT/PCR and microarray analysis. RNA is isolated a) by proprietary method RGI-1, which is a rapid high-temperature procedure that gives consistent yields of RNA with low DNA contamination and is suitable for high-throughput RT-PCR analysis; or b) by method RGI-2, which is specifically designed to give high yields of longer fragments of RNA for better results in microarray analysis. DNA can be isolated from the same tissue specimens as RNA  thus ensuring the best correlations of DNA sequence alterations with gene expression differences.

3.

RGI developed and defined accuracy parameters for RT/PCR analysis (Reverse Transcription/Polymerase Chain Reaction) of RNA. RNA isolated by RGI-1 is analyzed for expressions of individual genes using RT-PCR with precisely defined accuracy parameters including rigorous validation of primer-probe performance. RNA isolated by RGI-2 is used for microarray analysis also with defined performance parameters for maximizing successful outcomes. DNA can be used for mutation detection, SNP or gene amplification analysis.

We believe these capabilities are a powerful tool that provide an opportunity to establish diagnostic gene sets that will facilitate targeted treatment choice by predicting a patient’s likelihood of survival under a particular treatment regimen prior to adoption of a treatment and thus enable application of personalized  treatment based on each person’s unique genetics.

Our Strategy

Our goal is to provide cancer patients and their physicians with the means to make informed individualized treatment decisions based on genetic analysis of tumor tissues. Our platforms include analysis of single biomarkers using RT-PCR methods as well as global gene interrogation using microarray methods from paraffin or frozen samples. Elements of our business strategy include:

Developing, diagnostic tests for assessing the risk of cancer recurrence, prediction of chemotherapy response and tumor classification in cancer patients based on our technologies.

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Leverage our ability to analyze FFPE tumor samples. To date, all studies involving microarray analysis could only be done using frozen tissues. Since frozen tissues from clinical trials are available on a very limited basis or often not available at all, this has severely limited the development of diagnostic tests. In contrast, for the reasons discussed above, nearly all patients diagnosed with cancer have a diagnostic tissue sample stored in a paraffin state. Therefore, there is a vast number of patient samples available for the development of a diagnostic test using our technology. Our plan is to use our proprietary technologies to analyze these archived patient samples and to correlate the data with clinical outcomes so that we can develop diagnostic tests to predict likelihood of recurrence and responsiveness to chemotherapy. We will validate these tests using clinical samples available from our network of over 50 clinical investigators. As we proceed from the research phase to the validation phase with respect to these tests, we will need to access additional samples from larger institutions. We have identified these institutions and are in the process of negotiating the appropriate agreements with them. However, there can be no assurance that we will be able to enter into agreements with these institutions on terms favorable to us, or at all.

We intend to develop our diagnostic tests as “in-house tests.” Such in-house tests, which will be performed in our own CLIA-certified laboratories are also called “home brew” tests. Current examples of in-house tests are those for estrogen receptor (ER) and progesterone receptor (PR) which are given to virtually every breast cancer patient. The results of these tests determine whether the patient should be prescribed a hormone antagonist such as Tamoxifen and provide information about the aggressiveness of the tumor. None of these tests is currently regulated by the FDA.

After validation of the results and after obtaining any necessary regulatory approval, we intend to develop, market and sell these tests or license them to a diagnostic company, depending on the market potential of the particular test and the regulatory climate. For instance, we are currently working with clinicians who are members of the Cancer and Leukemia Group B (CALGB) research group and physicians at the University of Turino in Italy, who have indicated a commitment to provide us with the requisite number of FFPE of early stage lung cancer, both for the discovery and validation phase and for the prospective testing phase. We are in the process of negotiating the appropriate agreements with them. However, there can be no assurance that we will be able to enter into agreements with these clinicians on terms favorable to us, or at all.

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Develop prognosis of early stage lung cancer. Our major emphasis at present is on developing a diagnostic test for early stage lung cancer. Generally, Stage 1A and 1B lung cancer is not treated with chemotherapy even though these patients have a 50% risk of recurrence within five years. The patient is considered in remission unless and until the tumor recurs. At the time of recurrence chemotherapy is administered. However, if there were a test for high risk of recurrence, then the physician could treat the patient right away with chemotherapy rather than waiting for the recurrence. These concepts are summarized in the schemes below:

Microarray gene expression profiling analysis of FFPE tissues using RGI methodology accurately separated early stage non-small cell lung cancer (NSCLC) patients intoa group with high risk (Group 1) and a group with low risk (Group 2) of cancer recurrence. This data was presented by RGI at the American Society of Clinical Oncology (ASCO) meeting on June 5, 2006.

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Proposed strategy for bringing personalized medicine to treatment of Stage I lung cancer. All biopsies will be analyzed by microarray and those patients whose gene expression profile fits the “high risk” profile will be considered as candidates for adjuvant chemotherapy, while low risk patients would only be “observed”, i.e., scanned at appropriate intervals.

In June 2006, we presented at the ASCO meeting the first study demonstrating the possibility of a predictive molecular test derived by microarray analysis of patients’ FFPE tumor biopsies.

These preliminary studies in lung cancer using our technologies for RNA extraction from FFPE have produced gene expression profiles which describe the probability of recurrence among patients with early stage lung cancer. Other expression profiles have been generated predicting the risk of metastases. By applying our technologies to early stage non-small cell lung cancer, we have:

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demonstrated the feasibility of creating a preliminary genomic risk prediction model using FFPE tissue, and

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identified the differential pathways indicated by the unique gene signatures between early stage patients surviving less or greater than two years for both adenocarcinomas and squamous cell carcinomas, and demonstrated the feasibility of generating differential pathways from FFPE specimens.

We believe that this study represents the first “biologically significant” result using microarray analysis of FFPE specimens.

The diagnostic test, when implemented, will involve extracting RNA from tumor biopsies using our technologies and measuring a series of genes (a gene set) either by microarray or RT-PCR that have been found to differentiate long and short-term survivors. Levels of expression of these genes will provide information regarding whether the patient is at a higher than normal risk of recurrence. We are currently in the process of refining and validating the predictive gene set for early stage lung cancer recurrence.

There can be no assurance that we will be successful in developing or patenting this test, or if developed and patented, such a test will be commercially viable.

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Prediction of chemotherapy response of lung cancer. Of the 169,000 newly diagnosed lung cancer patients in the United States, a majority will receive chemotherapy as an initial treatment. Of those who receive chemotherapy, greater than 90% are given the combination of Paclitaxel/Carboplatin as their first chemotherapy. Paclitaxel/Carboplatin is only effective in about 19% of the patients for whom it is prescribed. Going forward, we intend to develop a pharmacogenomic test to determine whether an individual patient will be included in the 19% of NSCLC patients responding to Paclitaxel/Carboplatin or whether the patient should consider a different chemotherapy. Clinical trial samples are available to us for development of this test, however, there can be no assurance that we will be successful in developing this test, or if developed, that such a test will be commercially viable.

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Risk assessment in other tumor types. In additional studies that we have conducted, we have discovered gene expression profiles that can distinguish various risk categories of colorectal, breast and esophageal cancers. In the areas of breast and colorectal cancer, we believe we have, in collaboration with a researcher at USC, demonstrated the feasibility of identifying metastatic and non-metastatic tumors by microarray analysis using cancer tissue samples. These results are currently being validated in a separate, larger cohort of patients.

Development and commercialization of tests for other than lung cancer is expected to require the same methodology. We will accept paraffin tumor samples with known outcome to treatments including chemotherapy and or surgery from our clinical investigator network. Our technologies enabling microarray analysis of RNA from paraffin samples will allow us to generate a preliminary test consisting of a “genetic profile” of patient tumors that benefit or do not benefit from a specific treatment. This test will be “validated” by analyzing further sets of patient samples and determining whether the preliminary test was able to predict which patients benefited from a particular clinical treatment. If the test is shown to be predictive in multiple sets of patient samples, further testing will continue and we will offer the particular test.

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Identifying cancers of unknown primary origin. We are also cataloguing gene expression profiles that distinguish various cancers from one another with the goal of diagnosing patients who have cancers of unknown primary site or CUP. For about 5% of all cancer patients (approximately 200,000 patients annually in Europe and the United States) only distant metastases can be detected, and even utilizing the latest pathology and imaging techniques, the primary tumors remains unknown. Due to the aforementioned variations in the biology of tumors originating from different sites, the treatments have been designed that are specific for each tumor type. Identification of the primary source of the disease can markedly enhance the success of clinical treatment. Once we catalog and validate gene profiling on a sufficient number of tumor types, we will be able to develop and offer a screening test for CUP to the patients in need.

We cannot assure you that any of these gene expression profiles will be successfully developed, patented, commercialized, or if commercialized, will be profitable.

Expanding our pharmacogenomic testing services business and creating a standardized and integrated testing platform in the major markets of the healthcare industry outside of the United States.

We have ongoing relationships with several pharmaceutical companies both in the United States and abroad. We currently have contracts with pharmaceutical companies using a “fee for service” model for both discovery and validation of biomarkers using our validated RT-PCR platforms and microarray technologies and hope to continue this line of business in the future. We believe that we are in compliance with FDA’s Good Laboratory Practice regulation (GLP), making our data appropriate for submission to the FDA by the pharmaceutical industry. Our experience and reproducible methods, along with our patented/patent pending methods have generated business for us in the “outsourcing” of pharmacogenomic testing for the pharmaceutical industry. The demand from the pharmaceutical industry for our services has steadily increased over the years. Given the industry’s increasing focus on personalized medicine and pharmacogenomics, we expect a growth in revenues from these services.

Moreover, as pharmaceutical companies begin to place patients on clinical trials of their drugs in various parts of the world, they will require that patient samples be analyzed regionally. The requirement will be partially due to the need for rapid turnaround in the testing and regulatory compliance within the region. For instance, the pharmaceutical industry is increasing its clinical trial enrollment of patients in China, but the Chinese government will not allow biopsy samples to be sent out of China for genetic testing. While we currently expect to expand globally to meet these needs, there can be no assurance that we will achieve such expansion or, if we do expand, that we will maintain our profitability.

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Growth through globalization of our service business. Demand within the pharmaceutical industry requires us to offer “integrated” service throughout the world for analysis of their clinical trial specimens. It is important to the pharmaceutical industry and the regulatory agencies that the same analytical methods be used for each clinical trial sample around the world so that the data can be easily compared and used for global drug development. Also, export of clinical trial specimens to the United States is restricted from some areas of the world such as China. Finally, the enrollment of patients in clinical trials sometimes depends on analyzing the sample for a specific biomarker within five days, which does not provide sufficient time for shipping samples to the United States.

The pharmaceutical industry is moving a large percentage of their clinical trials to Asia to access and treat patients that are chemotherapy-naïve (patients who have not had previous chemotherapies), to carry out less expensive clinical trials and to generate “on site” chemotherapy response data to be used in conjunction with drug approval in these areas. The goal of our globalization plan is to offer a worldwide analysis of patient samples and generate consistent data based on integrated common platforms and technology.

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Europe. We intend to offer pharmacogenomic testing at a site in Edinburgh, Scotland, which is associated with the University of Edinburgh and Edinburgh Royal Infirmary. We intend to lease space and equip the laboratory to process samples from specific clinical trials from a large pharmaceutical company. These trials, which involve about 10,000 patients, require us to analyze the patient sample within five days of surgery. It is not possible to ship the samples to Los Angeles in this time frame, thus necessitating a laboratory on site in Europe. Other pharmaceutical companies have shown interest in processing samples in Europe through us. The cost of the European lab will be offset by an advance on processing fees from a large pharmaceutical company.

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Japan and Asia (except China and India). We are seeking to complete an alliance with a large company in Japan offering, among other things, diagnostic services. This company would process samples throughout Asia and Australia (except China and India) using our technology. Pharmaceutical clients have requested analysis of patient samples on site in Japan and surrounding countries for prospective clinical trials for the same reasons we are opening the lab in Europe. We are in the process of establishing this partnership.

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India. We are seeking to form an alliance with a bioinformatics and pharmacogenomics service company in India to offer our service as a joint venture. We are in the process of establishing this arrangement. We would provide technology and training and the Indian company would provide the equipment, space and staff. Our relationship would also provide us with “seamless” data transfer through information technology networks generated for us by the Indian company. Our potential collaborator has also proposed to co-market bioinformatics services, especially our microarray data mining service, through their existing web based information service to the pharmaceutical industry.

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China. We are seeking to offer our services in China through an arrangement with an established biotech company in Shanghai. This collaboration is necessary, since the Chinese government does not allow shipment of patient samples outside of China for processing elsewhere. Placement of a laboratory in China is important because several of our pharmaceutical clients have stated that they have clinical trial samples stored in China that they have not been able to analyze. Additionally, prospective clinical trials are planned in China as part of an effort to get drugs approved in China. We are in the process of formalizing the arrangement with the biotech company in Shanghai. In the proposed partnership, we will provide technology, training and the laboratory manager and the Chinese company will provide the space, equipment and the rest of the staff.

We believe that growth in our pharmacogenomic testing services business will be enhanced by our ability to process samples in various locations throughout the world. To our knowledge, we will be the only company offering this type of service to the industry.

Growth through strategic relationships

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Co-marketing of our services by Affymetrix. We have recently become an Affymetrix service provider for analysis of pharmacogenomic information by microarray using the Affymetrix microarray platform. We expect this alliance with Affymetrix to expand our business, since there is an unmet demand from the pharmaceutical industry for analysis of paraffin tissue using microarray technology. Under the contract, Affymetrix will be able to announce us as a “solution” to their pharmaceutical clients for analysis of FFPE tissue and thereby co-market us as service provider to their clients.

Affymetrix has also upgraded our microarray system to allow us to analyze DNA as well as RNA. We are able to generate DNA and RNA from the same microdissected samples and will now be able to add DNA analysis on the microarray platform as a new service.

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Collaboration with Roche Molecular Systems, Inc. Once a predictive biomarker has been found to be associated with response to a particular chemotherapeutic agent, the pharmaceutical company client may wish to develop a companion in vitro diagnostic (IVD) kit, to be available for testing the patient population globally as their drug is approved. Such a test that determines patient responsiveness to their drug could enhance the probability of approval of the new agent with the FDA. In order to provide such a test using higher quality reagents and with global distribution potential, we have formed a collaboration with Roche. Once we have developed effective research-grade reagents for a particular biomarker or series of biomarkers, the pharmaceutical company may contract directly with Roche to generate reagents compliant with FDA standards for development of IVD tests to replace our research reagents for a particular biomarker or series of biomarkers. We will use these high quality reagents comprising the pre-IVD test for positivity of a particular biomarker or series of biomarkers as a requirement to enroll a  patient in prospective clinical trials. Data from these trials will be submitted to the FDA for approval of an IVD kit for response simultaneously with the approval of the New Drug Application. Since we are involved in the discovery of the genes involved for response to a particular chemotherapy with the pharmaceutical client, we enjoy royalty free and exclusive rights to analyze the prospective trial samples for these biomarkers. These include samples generated from the large phase II and phase III trials to be submitted to the FDA, EMEA and other global regulatory agencies for approval of the drug. The value of this relationship is that we provide for the pharmaceutical industry testing services that provide not only research-grade assays for development of biomarkers and determination of the appropriate target populations for their therapy, but potentially enhanced opportunity for clinical trial success in enriched patient populations. In this way individualized therapy will be available to patients, and the speed to market of chemotherapy agents targeted to a subset of the population that would not have met the criteria for approval for the entire population will be increased.

Developing a pharmacogenomic test for generic drugs

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Generic drug tests. The majority of patients that require chemotherapy are given drugs, such as Tamoxifen, that are no longer under patent from the pharmaceutical company that developed the drug. Once a company that seeks to produce and commercialize a generic version of one of these drugs has obtained approval from the FDA, the typically lower-priced generic drug may be used in place of the brand name drug. Tests for generic drugs are not likely to be developed by the pharmaceutical industry because they no longer have a commercial interest in those drugs, therefore, they are appropriate targets for the development of associated in-house tests. We intend to develop a pharmacogenomic test to determine whether an individual patient will be included in the 19% of NSCLC patients responding to Paclitaxel/Carboplatin or whether the physician and patient should consider a different chemotherapy. Paclitaxel and Carboplatin are both sold as generic drugs. We intend to develop pharmacogenomic tests to determine response to other generic drugs, if the market potential of the test is similar to that for Paclitaxel and Carboplatin. However, there can be no assurance that we will be successful in developing these tests, or if developed, that such a test will be commercially viable.

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Micro RNA Analysis. Our technology for extraction of nucleic acids from FFPE tissues delivers micro RNA as well as DNA and total RNA. We are developing a service to analyze specific micro RNAs from FFPE samples for the pharmaceutical industry.

Creating a bioinformatics database of pharmagenomic information for sale to the healthcare industry.

In connection with the development of diagnostic tests we will use bioinformatics to generate phamacogenomic information from patient samples. The vast majority of patients diagnosed with cancer have a biopsy sample stored as paraffin tissue from which the patient was diagnosed with cancer. This potentially provides us with a large set of clinical samples with a associated clinical outcomes. Since we have developed the technologies to extract global gene expression information from paraffin tissue, we intend to develop a licensable database interface that can be sold by subscription to the pharmaceutical industry. This data set will have information with respect to stages of disease and other clinical annotation. We believe that the pharmaceutical industry is very interested in licensing access to this data set for the development of new drugs, repositioning old drugs and targeting their clinical trials to the most genetically susceptible population. All of this information can be taken into account by the pharmaceutical industry before deciding which patient population to target for positioning of their drugs and clinical trials of their pipeline of active agents. We intend to enter into agreements with clinicians for the rights to the pharmacogenomic information from patient samples they provide us provided that such agreements may be negotiated consistent with applicable patient privacy laws. There can be no assurance that we will be able to enter into agreements with these clinicians on terms favorable to us, or at all.

Features of our pharmacogenomic database would include the following:

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Same Microarray Platform for all samples: While assorted microarray data is available from the scientific literature, the analysis of the samples has been done using different technologies (amplification methods) and different gene chip platforms. All of our data will be comparable, since we will use the same validated methods and platforms.

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Multiple Pharmacogenomic Analysis Platforms: Drug Positioning using information from various platforms. RNA and DNA will be available from the samples analyzed by microarray. Therefore, we can offer custom testing of specific genes of interest to the pharmaceutical companies by RT-PCR and DNA mutation/SNP (single nucleotide polymorphisms) analysis from the same samples. An example of the importance of custom service to pharmaceutical companies could be the case where the target of a particular chemotherapeutic agent is well known and the choice of a chemotherapy combination and specific patient population for a clinical trial is being sought. The specific chemotherapy target can be measured quantitatively by RT-PCR in the RNA of various patient populations and the microarray data from patients with the target can be searched for pathways that would predict the most promising patient population and class of drugs with which to combine the therapy for a successful clinical trial of the agent.

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Custom Service: If the pharmaceutical company is interested in gene expression profiling of a patient population that we do not have in the database, it is possible that we can acquire samples with the appropriate characteristics from our network of clinical investigators. Our clinical investigator network consists of clinicians that have co-published a large number of manuscripts with us in the past. They have helped us in the past to identify other clinicians with collections of rare tumor samples needed for analysis. However, there can be no assurance that we will be able to enter into agreements with these clinicians on terms favorable to us, or at all.

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Regional Population Data: We expect to acquire pharmacogenomic data by geographical region and then make this information available to the pharmaceutical industry. Positioning of drugs in the “genetically” appropriate population may help in the strategic development of successful.

We are seeking to enter into an agreement with an established bioinformatics company in India to format the microarray data in a way that would be usable to the pharmaceutical industry and offer the necessary web based interface for licensing the data to our clients.

We cannot assure you that we will successfully develop a pharmacogenomic database or that such a database will ever be successfully commercialized or that we will enter into any proposed arrangement with the Indian company.

Intellectual Property

We rely on a combination of patents, trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect our intellectual property rights in our products, technology and processes. We have proprietary rights in four areas.

First, we license from USC the use of the mRNA extraction method, which has been patented in the United States. We also have proprietary rights in additional extraction technologies for which patent applications are pending in the United States and abroad. We intend to protect these proprietary technologies by filing patent applications in the United States and abroad.

Next, we have identified and are in the process of identifying tumor response markers, which provide an indication of an anti-cancer drug’s effectiveness or ineffectiveness based upon the level of such determinant in a particular tumor. We intend to protect these proprietary developments to the extent allowable under current law. We have patented and have patent applications pending related to certain tumor response markers in the United States and abroad. For example, we have patented methods of quantifying expression of response markers from tumor tissue, which provide guidance in determining appropriate chemotherapeutic regimens for patients that are candidates for treatment with particular chemotherapies. Such markers include thymidylate synthase (TS), dihydropyrimidine dehydrogenase (DPD), and excision repair gene CC1 (ERCC1).

Additionally, we have proprietary rights in our database, in which we have compiled the results of our analysis of archived paraffin-embedded tissue specimens, clinical trials, and recently received patient tissue specimens in establishing response determinants for anti-cancer drugs, and in which we are continuing to compile data.

Finally, we have proprietary rights in the factors which allow us to standardize the quantitative gene expression levels used in our database, and the computation of such values from the readings provided by the laboratory equipment used in the analysis of the mRNA extracted from a patient’s tumor, using our proprietary conversion factors.

We have and will continue to pursue the registration of our trademarks in the United States and internationally. Response Genetics, RGIonline.com, Danenberg Tumor Profile, Man in Circle Design, and DTP are registered trademarks in the United States. We currently hold the domain name www.responsegenetics.com.

We intend to broaden the scope of our intellectual property and consider our technologies and proprietary know-how to be critical to our future success.

Regulation

CLIA

The Clinical Laboratory Improvement Amendments of 1988, or CLIA, provide for the regulation of clinical laboratories by the United States Department of Health and Human Services. This law requires the certification of clinical laboratories that conduct tests on human subjects and imposes specific conditions for certification. CLIA is intended to ensure the accuracy, reliability and timeliness of patient test results performed in clinical laboratories in the United States by mandating specific standards in the areas of personnel qualification, administration participation in proficiency testing, patient test management, quality control, quality assurance and inspections. CLIA regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed for each type of test that is performed in a laboratory. The categorization of commercially marketed in vitro diagnostic tests under CLIA is the responsibility of the FDA. The FDA will assign commercially marketed test systems into one of three CLIA regulatory categories based on their potential risk to public health. Tests will be designated as waived, of moderate complexity or of high complexity. CLIA and the regulations promulgated thereunder are enforced through quality inspections of test methods, equipment, instrumentation, materials and supplies on a periodic basis. We engaged a firm offering regulatory compliance, consulting and strategies to the pharmaceutical and biotech industry, to help us submit our application for CLIA certification. We submitted our application on September 5, 2006. When and if we obtain this certification, we will be subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our laboratory.

Other Laboratory Regulations

CLIA does not preempt state laws that are more stringent than federal law. We are also applying for a license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients residing in those states. Other states have similar requirements or may adopt similar requirements in the future. Finally, we may be subject to regulation in foreign jurisdictions if we seek to expand distribution of our tests internationally.

If we are unable to obtain, or if we obtain and then lose CLIA certification or a California license, we would not be able to sell tests for prospective clinical trials which would limit our revenues and harm our business. If we were unable to obtain or lost necessary licenses in other states, we would not be able to test specimens in those states.

HIPAA Compliance and Privacy Protection

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) established for the first time comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities:” health plans, health care clearing houses, and health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. We are not presently a Covered Entity subject to HIPPA privacy and security standards. It is possible, however, that in the future we may become a Covered Entity (for example, if any of our tests becomes reimburseable by insurance payors). Regardless of our own Covered Entity status, HIPPA presently applies to many of the facilities and physicians from which we obtain tissue samples and associated clinical information from physicians or other Covered Entities. Our activities must also comply with other applicable privacy laws. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue samples and associated patient information could significantly impact our business and our future business plans.

Food and Drug Administration

The U.S. Food and Drug Administration, or the FDA, regulates the sale or distribution, in interstate commerce, of medical devices, including in vitro diagnostic test kits. The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling, pre-market notification and adherence to the FDA’s quality system regulation, which are device-specific good manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and post-market surveillance. Class III devices are subject to most of the previously identified requirements as well as to pre-market approval. Most in vitro diagnostic kits are regulated as Class I or Class II devices. Entities that fail to comply with FDA requirements can be liable for criminal or civil penalties, such as recalls, detentions, orders to cease manufacturing and restrictions on labeling and promotion.

The FDA presently requires clearance or approval of diagnostic test kits that are sold widely to labs, hospitals and doctors, considering them to be medical devices. However, diagnostic tests that are developed and performed by a CLIA-certified reference laboratory, known as “home-brew,” “in-house” or “laboratory-developed” tests, have been generally considered clinical laboratory services. The FDA has stated that it has the power to regulate laboratory-developed tests such as the ones that we hope to develop. Nevertheless, it has exercised enforcement discretion in not regulating most laboratory-developed tests performed by high complexity CLIA certified laboratories.

On September 7, 2006, the FDA published a “Draft Guidance” describing the Agency’s current thinking about potential regulation of “In Vitro Diagnostic Multivariate Index Assays (IVDMIA).” An IVDMIA is defined as a test system that employs data, derived in part from one or more in vitro assays, and an algorithm that usually, but not necessarily, runs on software, to generate a result that diagnoses a disease of condition or is used in the cure, mitigation, treatment, or prevention of disease. The Draft Guidance suggests that the FDA may seek to regulate such tests in the future. IVDMIA tests may include diagnostic tests using multiple genes to determine whether a patient has a high or low risk of recurrence or response to a particular chemotherapy. The comment period for the Draft Guidance recently was extended to March 7, 2007.

The degree to which in-house tests are regulated by the FDA has also been the focus of recent Congressional attention, and Congress is considering the introduction of legislation that would all subject all such tests (not only IVDMIAs) to premarket review or approval by the FDA.

The diagnostic and chemotherapy response tests being developed by Response Genetics include the use of gene sets involving multiple genes and algorithms to determine whether a patient falls into a “high” or “low” risk for recurrence of response to a particular chemotherapy. Response Genetics plans to continue development of these tests as “in house” tests until the degree to which these tests are to be regulated by the FDA becomes clearer. We will continue to monitor both the FDA and Congress and we intend to comply with any new requirements that may apply.

Good Laboratory Practice (GLP)

We are subject to various regulatory requirements designed to ensure the quality and integrity of our testing processes. Our standard operating procedures are written in accordance with applicable regulations and guidelines for operating in the United States. The industry standards for conducting preclinical laboratory testing are embodied in Good Laboratory Practice regulations, or GLP, regulations promulgated by the FDA. In the United States, non-clinical studies intended for FDA submission must be conducted in accordance with GLP; foreign governments may require our North American customers to comply with certain regulatory requirements of other countries (in order to gain approval within these countries), such as regulations promulgated by the Japanese Ministry of Health, Labor and Welfare and Ministry of Agriculture, Forestry and Fisheries, and in Europe, the Organisation for Economic Co-operation and Development. GLP regulations specify requirements for facilities, equipment, and professional staff and standardized procedures for conducting studies, including procedures for recording and reporting data and for managing study materials and records. In addition, we have established a required quality assurance program that monitors ongoing compliance with GLP regulations by auditing test data and reporting and conducting inspections of testing procedures.

Strategic Collaborations

License Agreement with the University of Southern California

In April 2000, as amended in June 2002 and April 2005, we entered into a license agreement with USC, pursuant to which USC granted us a worldwide, exclusive license with the right to sublicense, the patents for the Danenberg Tumor Profile Platform (DTP Platform) and related technology, for use in human and veterinary diagnostic laboratory services, the sale of clinical diagnostic products, and the sale of research products to the research community. We are obligated under the agreement to use best efforts to work toward the commercialization of the licensed technology. In consideration for this license, we are obligated to pay royalties to USC, as a percentage of net sales of products or services using the technology, and to meet a certain minimum in royalty payments. USC retains the right under the agreement to use the technology for research and educational purposes.

Upon authorization from us, USC has the obligation to undertake all responsibilities for the filing, prosecution and maintenance of all patents covered under the license; however, we have agreed to reimburse USC for all associated costs. If we elect not to pursue a particular patent, the rights to that patent revert to USC if USC takes the necessary steps to prosecute and maintain the patent; if USC does not undertake such actions, the exclusive license rights to the patent remain with us. We bear full responsibility for enforcement of patent rights against all claims of infringement by third parties and the right, but not the obligation to bring action against any alleged infringement of the licensed patents by third parties, bearing all costs. USC has the right to pursue any offensive enforcement we chose not to pursue at its own expense and we may agree with USC to pursue such action jointly, sharing all related costs.

This agreement terminates on the first to occur of (i) the date of the expiration of the last to expire of the patents issued in any country, or (ii) if no patents issue, the date on which any decision or determination  to reject or deny the last remaining patent application or claim becomes final. Either party may terminate this agreement for uncured material breach or default upon written notice to the other party. We may terminate the agreement for any reason, upon written notice to USC. USC may terminate the agreement, upon written notice, in the event that we transfer or assign our rights and obligations under the agreement to a third party, in any manner contrary to the terms of the agreement or in derogation of USC’s proprietary rights; and immediately if we fail to obtain or maintain insurance coverage and for other specified causes. We are obligated to indemnify USC against all liabilities to third parties, from claims arising in connection with the agreement and our use, sale or other distribution of services and products involving the licensed technology. We also are required to maintain comprehensive general liability insurance, appropriately covering the full scope and range of activities we pursue with the licensed technology.

License Agreement with Roche Molecular Systems, Inc.

In November 2004, we entered into a license agreement with Roche, pursuant to which we are collaborating with Roche to produce commercially viable assays related to the validation of genetic markers for pharmaceutical companies. Specifically, we have licensed the rights to Roche to use the pre-diagnostic assays we develop in the course of using our RNA-extraction technologies to provide testing services to pharmaceutical companies, to produce diagnostic kits that then can be sold commercially to those pharmaceutical companies.

The agreement will continue until the date on which each and every application for patent and claim of our patent rights has expired, been disclaimed, been cancelled, abandoned or terminated, or has been held invalid by a court of law. Either party may terminated the agreement for material breach or for cause, as defined in the agreement, upon prior written notice to the other party. Following the two year anniversary of the effective date of the agreement, either party may terminate the agreement by meeting certain notice obligations and provided that the term will be extended to the point necessary to meet the requirements of any third party pharmaceutical company collaboration transaction then subject to completion.

Services Agreement with Taiho Pharmaceutical Co., Ltd.

In July of 2001, we entered into an agreement with Taiho pursuant to which we will provide Taiho with molecular-based tumor analyses for use in guiding chemotherapy treatment for cancer patients using the Danenberg Tumor Profile Platform (the DTP Platform), for use in its business developing and marketing pharmaceutical and diagnostic products for use against cancer. Pursuant to the agreement, we appointed Taiho as the exclusive purchaser of certain specified testing services in Japan and the non-exclusive purchaser of other testing services. We are obligated to notify Taiho of new molecular markers, therapeutic compounds and diseases for which the DTP Platform may be useful and to offer Taiho the option of including those within its exclusivity. Taiho must perform all testing services pursuant to our instructions and we retain the right to process some or all of the testing services for Taiho internally, or through any other designated and licensed laboratory; provided that such other laboratory is under an appropriate obligation of confidentiality with respect to this agreement.

In consideration for the testing services provided, Taiho made a fixed amount advanced payment to us and is obligated to pay regular testing fees, covering the specific services performed on a monthly basis. Taiho is obligated to purchase a minimum amount of testing services from us during each calendar quarter. We obtained a non-exclusive sublicense from the University of Southern California for Taiho for distribution of the testing services in Japan. Taiho retains all intellectual property rights to the results of the testing services performed under the agreement.

Taiho has agreed to indemnify us against any damages claims brought by third parties based on the distribution of the testing services; any claims related to false advertising or unfair competition; and any regulatory challenges. We have agreed to indemnify Taiho against claims of intellectual property infringement related to the testing services. Both parties have agreed to indemnify one another against any breaches of warranties or failures to perform obligations under the agreement. We have agreed to maintain comprehensive general liability insurance for the term of the agreement and for a specified period thereafter. Either party has the right to terminate the agreement in the event of an uncured material breach by the other party, upon written notice, or for cause, as defined under the agreement. Since we do not hold a patent for the DTP Platform in Japan, we have agreed to negotiate to adjust Taiho’s fee obligations in the event that a third party obtains a patent for similar testing services in Japan and offers those services at a competitive rate. In the event that we cannot reach an agreement Taiho has the right to terminate the agreement upon fulfilling certain notice obligations. In addition, should Taiho terminate the agreement for cause, Taiho retains the right to have Dr. Peter Danenberg and/or Kathleen Danenberg provide the testing services in the same manner as we provide them under the agreement.

Services Agreement with SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline)

In January 2006, we entered into an agreement with pursuant to this agreement, GSK has engaged us to provide services principally in relation to profiling the expression of various genes from a range of human cancers. Under the agreement, we will provide GSK with testing services as described in individual protocols and GSK will pay us for such services based on the pricing schedule established for each particular protocol. GSK is obligated to make minimum annual payments to us under the agreement and also was obligated to make a non-refundable upfront payment to us, to be credited against work undertaken pursuant to the agreement. GSK retains the rights to any intellectual property resulting from our performance of the testing activities contemplated under the agreement, and we have agreed to cooperate with and assist GSK with taking any steps necessary for obtaining copyright protection for such intellectual property. We retain all intellectual property rights to our proprietary testing and gene production processes and all related patents.

Both parties have agreed to indemnify one another mutually against any liabilities to third parties arising from a party’s negligence or failure to perform activities contemplated under the agreement or as a result of any material breaches of the agreement by a party, or an employee or affiliate of that party. The initial term of the agreement will extend until January 2009, at which point, GSK has the right to extend the agreement for up to two one-year periods. Subsequently, the parties have the option to extend the agreement for one-year renewal periods upon their mutual written consent. GSK has the right to terminate the agreement or any particular study to be performed under the agreement, with or without cause, upon prior written notice to us. Either party may terminate the agreement upon written notice, for uncured material breach or for cause, as defined under the agreement.

Service Provider Agreement with Affymetrix

In September 2006, we entered into an agreement with Affymetrix, pursuant to which Affymetrix has granted us a non-exclusive, non-transferable, non-sublicensable license to use its GeneChip® microarrays to provide our pharmacogenomic testing services to our academic, biotech and other industrial customers. Under this agreement, we work with Affymetrix pursuant to a formal service provider arrangement. Prominent among the features of this arrangement is that each party has the right to use the other party’s trademarks and logos in the course of advertising and marketing their own products and services. This agreement also greatly expands our right to market and sell the results of our pharmacogenomic testing using Affymetrix’s proprietary probe arrays. We pay Affymetrix based on the number of their probe arrays we use on a quarterly basis, pursuant to pricing schedules broken down by the type of customer to whom we are providing our services. In addition, our customers also may purchase probe arrays directly from Affymetrix and direct that Affymetrix ship those probe arrays to us, for dedicated use in conducting pharmacogemonic testing services for such customers.

We have agreed to grant Affymetrix a non-exclusive, worldwide, fully sublicensable, fully paid-up, royalty-free, irrevocable, perpetual license to all product improvements that result from our use of the probe arrays. We have the right to request that Affymetrix design and manufacture, under terms of strict confidentiality, custom probe arrays or custom nucleic acid probe panels for specific sets of nucleic acid target sequences. We agree to indemnify Affymetrix for all liabilities to third-parties arising from or relating to such target sequences or their use.

This agreement has an initial term of one year, with the option for renewal for an additional one-year term upon mutual agreement of the parties. Affymetrix has the right to terminate the agreement for cause, upon 30 days written notice, (i) if it receives two or more substantial customer complaints in a one-year period regarding the services we are providing to our customers, (ii) if it determines that we have failed to maintain a high level of service, or (iii) if it determines that we have failed to successfully meet the requirements of any reasonable technical or scientific audits administered by Affymetrix.

Arrangement with Applied Biosystems

In December 2005, we entered into an arrangement with Applied Biosystems pursuant to which we will purchase from them certain RT-PCR assay kits and associated primers and probes for use in our pharmacogenomic tests. Using its proprietary technology, Applied Biosystems designs and manufactures a variety of products  for use in various genetic and related analytic assays. Under this arrangement, we can purchase assay kits built around standard oligonucleotide sequences (short fragments of DNA) and we can request that Applied Biosystems produce kits containing custom oligonucleotide sequences for us. Specifically, we have been purchasing the Taqman assay kit, one of the primary tools used in our pharmacogenomic tests from Applied Biosystems. We pay for the kits per-order, based on pricing terms published and updated regularly by Applied Biosystems. Payments are due 30 days from the date of the invoice but the term of payment may be extended on credit. Applied Biosystems retains the right at all times to change any payment and credit arrangements and, if it determines we have become uncreditworthy, to refuse payment on credit and to assess late payment charges for any outstanding amounts.

Applied Biosystems’ terms of sale provide that Applied Biosystems will indemnify us from and against any infringement damages finally awarded based on claims by third parties that the manufacture or sale of the purchase infringe patent or other intellectual property rights of such third parties. With regard to alleged infringement claims, Applied Biosystems has the option either to procure for us the right to continue using the product; or to replace or modify the product so that it becomes non-infringing; or to require us to return the product and refund the price actually paid, less a reasonable amount for any use, damage or obsolescence; or to substitute another suitable non-infringing product for the infringing product.

Applied Biosystems retains the rights to any inventions, discoveries, improvements, and other intellectual property that are conceived, developed, reduced to practice, or generated by Applied Biosystems or jointly with us that relate to the design or manufacture of assay kits and associated primers and probes. Applied Biosystems agrees to maintain the confidentiality of any confidential information we disclose to them for a period of seven years following disclosure.

Manufacturing

We currently intend to rely on contract manufacturers or collaborative partners to produce materials necessary for our research and development efforts and to produce our diagnostic tests. We plan to continue to rely on these manufacturers and collaboration partners to manufacture these materials if any of our diagnostic tests is approved for marketing by the FDA or any foreign regulatory authority.

Competition

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Any failure to respond to technological advances and emerging industry standards could impair our ability to attract and retain clients. This industry is characterized by rapid technological change. Our actual and potential competitors in the United States and abroad may include major pharmaceutical, biotechnology, genomic and diagnostic companies such as Genomic Health, Inc. and Clinical Data, Inc., large clinical laboratories, universities and other research institutions. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. It is anticipated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. Our competitors may succeed in developing diagnostic products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete.

In addition, we are developing our services and product candidates to impact certain methods for treating cancer. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating cancer, could affect our competitive position and harm our business. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

Employees

We had 30 full-time and part-time employees as of December 15, 2006. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good.

Facilities

Our corporate headquarters are located at 1640 Marengo St., Los Angeles, California, 90033. We sub-lease 11,271 square feet of space, adjacent to the University of Southern California, where research and development and administrative functions are performed. Our current lease expires on January 31, 2010. We believe that our facility is sufficient for our U.S. operations in the near term.

Legal Proceedings

We are not a party to any legal proceedings.

MANAGEMENT

Executive Officers, Other Officers and Directors

Our executive officers and directors and their respective ages and positions as of December 15, 2006 are as follows:

Name	Age	Position

Tom DeMeester, M.D.	68	Chairman of the Board
Kathleen Danenberg	59	Director, Chief Executive Officer and President
David M. Smith	40	Vice Chairman of the Board
Michael Serruya	43	Director
Thomas Stankovich	46	Vice President, Chief Financial Officer and Secretary
James Clark	38	Vice President and Chief Operating Officer

The following is a brief summary of the background of each of our executive officers, and directors. There are no family relationships among any of the executive officers or directors.

Kathleen Danenberg has been our Chief Executive Officer and President since 2002. Prior to that, she served as our Vice President and Chief Scientific Officer from December 2000 to December 2002. Ms. Danenberg has served as one of our board members since March 2000. Ms. Danenberg’s began her career in molecular research and developed broad expertise in a variety of areas and applications. While at USC, Ms. Danenberg invented a breakthrough patented method to extract RNA from formalin-fixed paraffin embedded tissue specimens which became the basis for the establishment of Response Genetics, Inc. Prior to her work at USC, Ms. Danenberg worked with the renowned enzyme kineticist Dr. W.W. Cleland at the University of Wisconsin to elucidate the mechanism of action of the enzyme hexokinase. Ms. Danenberg has over 100 scientific publications to her credit.

Thomas Stankovich joined us as our Vice President, Chief Financial Officer and Secretary in November 2006. Mr. Stankovich has gained financial and business experience over the past 20 years working in both domestic and international operations with publicly-traded companies in the pharmaceutical and biotechnology industries. Mr. Stankovich most recently was Executive Vice President and Chief Financial officer at Cobalis Corp. from December 2005 until he joined us. Prior to his position at Cobalis Corp., he worked at MP Biomedicals, LLC where he served as Senior Vice President and Chief Financial Officer from July 2003 to December 2005. He served as Senior Vice President and Chief Financial Officer for Ribapharm, Inc. from December 2001 to January 2003 (now part of Valeant Pharmaceuticals International) where he helped complete an initial public offering in April 2002. Since 1986, Mr. Stankovich has served in various executive financial management positions for ICN Pharmaceuticals, Inc. (now renamed Valeant Pharmaceuticals International) including Vice President, Chief Financial Officer for ICN International A.G., and Vice President and Controller for ICN Europe. Mr. Stankovich holds Bachelor of Science degrees in both accounting and finance from California State University, Northridge.

James Clark joined us as our Vice President and Chief Operating Officer in October 2006. From June 1, 2003 to August 31, 2006, Dr. Clark served as head of the Cancer Molecular Biology, Technology group at  GlaxoSmithKline — Biologicals. From 1995 to 2003, Dr Clark served as a Senior Research Fellow within the Department of Medicine, University of Glasgow, where he began his career developing molecular techniques and applications for the study of the immune response to breast cancer. Dr Clark received his B.S.c from Heriot-Watt University, Edinburgh, Scotland and his Ph.D. from the Department of Biochemistry, University of Glasgow, Scotland.

David M. Smith is a founder and has served as Vice Chairman and a Director of our board of directors since December 1999. Mr. Smith was the Chairman and Chief Executive officer of Calip Dairies, a New York-based consumer products company, and Hempstead Capital Corporation, until they were acquired in 2006. Mr. Smith is currently the founder and Managing Partner of Smith Global Ventures. Mr. Smith received a B.A. degree and graduated with honors from Boston University.

Tom R. DeMeester, M.D. joined us in March 2000 as Chairman of our board of directors. Dr. DeMeester has been the Chairman of the Department of Surgery and Professor of General and Cardiothoracic Surgery at the USC School of Medicine since 1990. From 1984 to 1990, Dr. DeMeester served as Chairman and Professor of the

Department of Surgery at Creighton University School of Medicine. Dr. DeMeester received his M.D. from the University of Michigan School of Medicine and a B.A. from Calvin College.

Michael Serruya has served as a member of our board of directors since March 2000. Since February 2000, Mr. Serruya has been Chairman of Yogen Fruz World Wide Incorporated, and from 1995 to February 2000 he was President, Chief Executive Officer and Chairman of Yogen Fruz. Mr. Serruya was also a member of the Board of Ontario Jobs and Investment. Mr. Serruya is currently the President and Chief Executive Officer of CoolBrands International Inc.

Committees of the Board of Directors

Our board of directors will have an audit committee, a compensation committee and governance and nominating committee, each of which is described below. We will adopt new charters for such committees, as well as other corporate governance guidelines, prior to the closing of this offering in accordance with the applicable requirements of the SEC and the NASDAQ Stock Market Inc.

Audit Committee

Our audit committee will be composed of three members and will be authorized to:

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approve and retain the independent auditors to conduct the annual audit of our books and records;

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review the proposed scope and results of the audit;

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review and pre-approve the independent auditor’s audit and non-audit services rendered;

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approve the audit fees to be paid;

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review accounting and financial controls with the independent auditors and our financial and accounting staff;

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review and approve transactions between us and our directors, officers and affiliates;

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recognize and prevent prohibited non-audit services;

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establish procedures for complaints received by us regarding accounting matters;

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oversee internal audit functions; and

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prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.

Prior to the closing of this offering, we expect that our board of directors will identify a director who will qualify as our audit committee financial expert.

We engaged Singer Lewak Greenbaum and Goldstein LLP as our independent registered public accountants on, 2006. Prior to this, we had not engaged an independent registered public accounting firm.

Compensation Committee

Our compensation committee will be composed of three members and will be authorized to:

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review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

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establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

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administer our stock incentive plans; and

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prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

Governance and Nominating Committee

Our nominating and governance committee will be composed of three members and will be authorized to:

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identify and nominate members of the board of directors;

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develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

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oversee the evaluation of the board of directors and management.

Compensation of Directors

We have paid no compensation to our directors for their services as directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933. We are currently reviewing this insurance policy and may increase the limits under such policy upon the closing of this offering. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to the closing of the offering. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, specifically including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant issuer pursuant to the foregoing provisions, or otherwise, the registrant issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Executive Compensation

The following summary compensation table sets forth summary information as to compensation received by our chief executive officer, Kathleen Danenberg. Ms. Danenberg was the only named executive officer who was employed by us during our fiscal year ended December 31, 2005 and who earned more than $100,000 in salary and bonus for such fiscal year. The table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by the named executive officer in 2005.

Summary Compensation Table

					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options (#)	All Other Compensation

Kathleen Danenberg,	2005	$242,000	$30,000	—	—	—
President and Chief	2004	232,616	25,300
Executive Officer	2003	224,000	4,000

Option Grants in Last Fiscal Year

No stock options were granted to (i) the named executive officer named in the summary compensation table above or (ii) any of our other named executive officers during our fiscal year ended December 31, 2005. As of fiscal year ended December 31, 2005, Ms. Danenberg held no stock options in our company.

Options Exercised in 2005 and Year-End Option Values

There were no options exercised during our fiscal year ended December 31, 2005 by (i) the executive officer named in the summary compensation table above or (ii) any of our other executive officers.

Employee Benefit Plans

2000 Stock Option Plan

Our 2000 Stock Option Plan (the 2000 Plan) was adopted by our board of directors and approved by our stockholders in March 2000. A total of 2,000,000 shares of common stock were reserved for issuance under the 2000 Plan. In October 2006, our board of directors adopted, subject to stockholder approval, a new stock plan and we terminated the 2000 Plan under which options to purchase 270,000 shares remained outstanding as of September 30, 2006. Although no more options may be granted under the 2000 Plan, the terms of the 2000 Plan continue to apply to all outstanding options, as described below. Our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 2000 Plan.

In the event of a sale or a proposed sale of the majority of our stock or assets of the Company or a proposed “change in control,” as defined in the 2000 Plan, the Committee has the right to terminate any outstanding option grants upon thirty days prior written notice to optionees. Notwithstanding this, in the event of a change in control, each optionee may exercise the total number of shares then subject to the option.

The stock options expire ten years after the date they are granted (the scheduled termination date). Options terminate three months after the date on which employment is terminated, whether such termination be voluntary or involuntary, other than by reason of death or disability, but not later than the scheduled termination date. Options terminate one year from the date of termination due to death or disability, but not later than the scheduled termination date.

Options granted pursuant to the 2000 Plan are not transferable; except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee, including, for this purpose, the optionee’s legal guardian or custodian in the event of disability.

2006 Employee, Director and Consultant Stock Plan

Our 2006 Stock Plan was approved by our board of directors in October 2006, and was approved by our stockholders in             . The 2006 Stock Plan replaces the 2000 Plan. Under the 2006 Stock Plan, we may grant incentive stock options, non-qualified stock options and stock awards for shares of our common stock. A maximum of 2,700,000 shares of common stock has been reserved for issuance under the 2006 Stock Plan. As of December 15, 2006, there were no options to purchase shares of common stock outstanding under the 2006 Stock Plan. Thus, as of December 15, 2006, 2,700,000 shares were available for future grant. We will grant on the date of this prospectus, non-qualified options to purchase an aggregate of     shares of our common stock to Kathleen Danenberg, our President, Chief Executive Officer and a director; Thomas Stankovich, our Vice President, Chief Financial Officer and Secretary; and James Clark, our Vice President and Chief Operating Officer.

In addition, our plan contains an “evergreen” provision, which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each fiscal year during the period beginning on the first day of fiscal year 2008, and ending on the second day of fiscal year 2016. The annual increase in the number of shares shall be equal to the lowest of:

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                                                shares

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5% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year; and

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an amount determined by our board of directors.

Upon the closing of this offering, the 2006 Stock Plan shall be administered by our Compensation Committee. The Compensation Committee will determine the terms of options and stock awards granted pursuant to this plan, including:

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the determination of which employees, directors and consultants will be granted options and stock awards;

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the exercise price, which may not be less than fair market value on the date of grant, and number of shares subject to each option;

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the purchase price, if any, and number of shares subject to each stock award;

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when the option becomes exercisable;

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when the restricted stock award becomes unrestricted and no longer subject to our repurchase or forfeiture rights; and

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the termination or cancellation provisions applicable to options or stock awards.

No participant may receive awards for over 1,000,000 shares of common stock in any fiscal year.

In addition, the Compensation Committee may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of our 2006 Stock Plan.

The maximum term of options granted under our 2006 Stock Plan is ten years and our 2006 Stock Plan terminates on October 17, 2016.

Upon a merger or other reorganization event, our board of directors, may, in their sole discretion, take any one or more of the following actions pursuant to the 2006 Stock Plan:

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provide that all options shall be assumed or substituted by the successor corporation;

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upon written notice to a participant, provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

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in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options (at prices not in excess of the merger price), and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options; and

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provide that outstanding stock awards shall be assumed or substituted by the successor corporation, or terminate the stock award in exchange for a cash payment equal to the difference between the merger price times the number of outstanding stock awards and the purchase price thereof.

Employment Agreements and Change in Control Arrangements

The Danenberg Employment Agreement

We have entered into an Employment Agreement with Kathleen Danenberg, dated as of October 26, 2006, as amended on December 14, 2006, for the position of President and Chief Executive Officer. The agreement has an initial term of three years, with automatic one-year renewal terms thereafter. Ms. Danenberg is to receive an initial base salary of $350,000 per year. Ms. Danenberg also is eligible to earn up to 40% of the base salary as an annual bonus based upon our meeting certain performance targets and her meeting personal objectives as approved by the Board. Under the terms of her employment agreement with us, Ms. Danenberg will receive bonus payments of not more than $500,000 in the aggregate due upon our receipt of payments for services provided to certain of our pharmaceutical company clients. We expect Ms. Danenberg to receive substantially all of this bonus in January, 2007.

As of the date of this prospectus, we will grant Ms. Danenberg stock options under the 2006 Stock Plan, in the amount of 3% of the number of shares of our common stock outstanding on October 26, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock. One third of these shares will vest immediately upon the issuance of the options with the remainder to vest in two equal installments on the first and second anniversary of the date of Ms. Danenberg’s employment agreement. The shares will vest immediately upon a change in control. If this offering is not completed and we undergo a change in control, as defined in the employment agreement, we will issue the options to purchase the shares to Ms. Danenberg at an exercise price equal to the fair market value of our stock. Should we not complete the initial public offering or undergo a change in control by September 25, 2007, we will issue Ms. Danenberg the same number of options, at a strike price equal to the fair market value of our common stock on that date. If the options are issued on September 25, 2007, the shares will be two-thirds vested on the date of grant. Ms. Danenberg will be eligible for additional future option grants as approved by our board of directors. We will provide Ms. Danenberg with a monthly allowance of $2,000 to cover miscellaneous expenses and a $1,000 monthly automobile allowance. We have agreed to cover up to $5,000 of Ms. Danenberg’s legal fees incurred in the negotiation of her employment agreement.

In the event that Ms. Danenberg’s employment is terminated without cause or for good reason, as defined under the agreement, we are obligated to pay her severance equivalent to the greater of (a) one full year of base pay and benefits; or (b) the base pay and benefits for the remaining term of the employment agreement. In addition, within forty-five days of her termination, we are obligated to pay her the pro rata portion of the bonus earned as of her termination date. In addition the portion of Ms. Danenberg’s options that are vested as of the date of her termination shall be exercisable for one year from the date of her termination. In the event the employment agreement is terminated because of Ms. Danenberg’s death, or because of a disability as defined in the employment agreement, Ms. Danenberg or her estate will be entitled to receive her base pay and pro rata bonus earned as of the date of death or disability, and the we will provide benefits coverage for a period of twelve months following the date of such death or disability to Ms. Danenberg or her heirs as the case may be.

In the event a change of control occurs during Ms. Danenberg’s employment, she has agreed not to resign her employment voluntarily for a period of six months following the effective date of the change of control. If she is terminated within such six-month period without cause or she resigns for good reason, in addition to any other benefits to which she is entitled and provided she executes a release of claims, Ms. Danenberg will be entitled to a lump sum payment equivalent to a month of base pay at her then current annual rate for each month during such six-month period for which she has yet to complete service to us at the time of such termination, within forty-five days following such termination. The employment agreement also places certain confidentiality, assignment of inventions and non-solicitation obligations on Ms. Danenberg.

The Stankovich Employment Agreement

We have entered into an Employment Agreement with Thomas Stankovich, dated as of October 25, 2006, for the position of Vice President and Chief Financial Officer. He commenced employment on November 27, 2006. The agreement has an initial term of three years with automatic one-year renewal terms thereafter. The agreement provides for Mr. Stankovich to receive an initial base salary of $220,000 per year. Mr. Stankovich also is eligible to earn an annual bonus based upon our meeting certain performance targets and his meeting personal objectives as agreed upon with the CEO and approved by our board of directors.

As of the date of this prospectus, we will grant Mr. Stankovich stock options under the 2006 Stock Plan, in the amount of 1% of the number of shares of our common stock outstanding on November 27, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The shares will vest immediately upon a change in control. If this offering is not completed and we undergo a change in control, as defined in the employment agreement, we will issue the options to purchase the shares to Mr. Stankovich at a strike price equal to the fair market value of our stock. Should we not complete the initial public offering or a change in control within one year of the commencement of Mr. Stankovich’s employment, we will issue him the same number of options, at an exercise price equal to the fair market value of our common stock on that date. If the options are issued on the first anniversary of the commencement of Mr. Stankovich’s employment, they will be 25% vested on the date of grant. Mr. Stankovich will be eligible for additional future option grants as approved by our board of directors. In the event that a change in control occurs within the first year of Mr. Stankovich’s employment, and regardless of whether he is terminated, we are obligated to pay him severance equal to six months salary at his base salary rate at the time of change in control, as defined in the employment agreement. In the event that a change in control occurs within the second or third years of his employment, we are obligated to pay him severance equal to nine months salary at his base salary rate at the time of the change in control. In the event that Mr. Stankovich’s employment is terminated without cause or he resigns for good reason as defined under the agreement, during the first year of his employment, we are obligated to pay him severance equal to six months salary at his base salary rate at the time of termination. In the event that Mr. Stankovich’s employment is terminated without cause or he resigns for good reason within the second or third years of his employment, we are obligated to pay him severance equal to nine months salary at his base salary rate at the time of termination. In the event of Mr. Stankovich’s termination without cause, the portion of the his options that are vested as of the date of his termination shall be exercisable for one year from the date of his termination. The employment agreement also places certain confidentiality, assignment of inventions and non-solicitation obligations on Mr. Stankovich.

The Clark Employment Agreement

We have entered into an Employment Agreement with James Clark, dated as of October 26, 2006, for the position of Vice President and Chief Operating Officer. The agreement provides for Dr. Clark to receive an initial base salary of £120,000 (approximately $230,000) per year. Dr. Clark also is eligible to earn as an annual bonus based upon our meeting certain performance targets and his meeting personal objectives as agreed upon with the CEO and approved by our board of directors. Dr. Clark is eligible to participate in our employee benefit plans and we are required to reimburse him for reasonable business-travel expenses. We also are required to reimburse Dr. Clark for up to $10,000 for expenses related to his relocation of his home and office to Scotland but, should Dr. Clark give notice that he is terminating his employment within the initial term, he is required to reimburse us for the pro-rated amount of the relocation expenses.

Should either Dr. Clark or we give the other notice of the intention to terminate Dr. Clark’s employment, we may elect to terminate his employment immediately and we will be obligated, upon so electing, to pay to Dr. Clark a sum equal to his base salary exclusive of any contractual bonus or benefit in kind for the unexpired portion of the contractual notice entitlement. This obligation ceases if Dr. Clark commences alternate employment within the entitled notice period.

As of the date of this prospectus, we will grant Dr. Clark stock options under the 2006 Stock Plan, in the amount of 1% of the number of shares of our common stock outstanding on November 1, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The shares will vest immediately upon a change in control. If this offering is not completed and we undergo a change in control, as defined in the employment agreement, we will issue the options to purchase the shares to Dr. Clark at an exercise price equal to the fair market value of our stock. Should we not complete the initial public offering or a change in control within one year of the commencement of Dr. Clark’s employment, we will issue him the same number of options, at an exercise price equal to the fair market value of our common stock on that date. If the options are issued on the first anniversary of the commencement of Dr. Clark’s employment, they will be 25% vested on the date of grant. The shares immediately vest in the event of a change in control. Dr. Clark will be eligible for additional future option grants as approved by our board of directors. In the event of Dr. Clark’s termination without cause or for good reason, the portion of the his options that are vested as of the date of his termination shall be exercisable for one year from the date of his termination. The employment agreement with Dr. Clark contains confidentiality, non-competition and non-solicitation provisions.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 15, 2006, certain information regarding the beneficial ownership of our common and preferred stock by:

•

each stockholder known by us to own beneficially more than five percent of our common stock;

•

each of the executive officers named in the summary compensation table;

•

each of our directors; and

•

all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of December 15, 2006 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of common stock beneficially owned before this offering is based on a total of 3,407,900 shares of common stock outstanding on December 15, 2006, and does not assume the conversion of: (i) all outstanding shares of our convertible preferred stock, including accrued but unpaid dividends, and (ii) all outstanding notes into shares of our common stock. The percentage of common stock beneficially owned after this offering includes the conversion of (i) all outstanding shares of our convertible preferred stock, including accrued but unpaid dividends, (ii) all outstanding notes into shares of our common stock and including accrued but unpaid interest, (iii)                shares of common stock being offered for sale in this offering but assumes no exercise of the underwriters’ over-allotment option.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Response Genetics, Inc., 1640 Marengo St., 6th Floor, Los Angeles, CA 90033.

Beneficial Owner	Number of Shares Beneficially Owned Before this Offering	Percentage of Shares Beneficially Owned
		Before this Offering	After this Offering

Directors and Executive Officers
David M. Smith(1)	2,388,570	27.4%
Mike Serruya(2)	2,074,548	23.8
Kathleen Danenberg(3)	532,635	6.1
Tom DeMeester, MD	466,056	5.3
Thomas Stankovich(4)	0	—
James Clark(5)	0	—

All current executive officers and directors as a group (6 persons)	8,732,362	50.7%

5% or more stockholders
Susan Smith(6)	2,388,570	27.4%
Clara Serruya(7)	2,074,548	23.8
Samuel Serruya(8)	2,074,548	23.8
David Kelsen, MD(9)	466,056	5.3
Peter V. Danenberg(10)	532,635	6.1

——————

(1)

Consists of (i) 459,760 shares of common stock owned by Mr. Smith, (ii) 1,234,025 shares of common stock underlying Series A Preferred Stock owned by Mr. Smith, (iii) 188,578 shares of common stock owned by his mother, Susan Smith, as to which beneficial ownership is disclaimed, and (iv) 506,207 shares of common stock underlying Series A Preferred Stock owned by his mother, Susan Smith, as to which beneficial ownership is disclaimed.

(2)

Consists of (i) 2,300 shares of common stock underlying Series B Preferred Stock owned by Mr. Serruya, (ii) 281,240 shares of common stock owned by his father, Samuel Serruya, as to which beneficial ownership is disclaimed, (iii) 281,240 shares of common stock owned by his mother, Clara Serruya, as to which beneficial ownership is disclaimed, (iv) 754,884 shares of common stock underlying Series A Preferred Stock owned by his father, Samuel Serruya, as to which beneficial ownership is disclaimed, and (v) 754,884 shares of common stock underlying Series A Preferred Stock owned by his mother, Clara Serruya, as to which beneficial ownership is disclaimed.

(3)

Consists of 532,635 shares of common stock jointly owned by Ms. Danenberg and her husband, Peter Danenberg. Does not include stock options that shall be granted to Ms. Danenberg under our 2006 Stock Plan in the amount of 3% of the number of shares of our common stock outstanding on October 26, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock.

(4)

Does not include stock options that shall be granted to Mr. Stankovich under our 2006 Stock Plan in the amount of 1% of the number of shares of our common stock outstanding on November 27, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock.

(5)

Does not include stock options that shall be granted to Mr. Clark under our 2006 Stock Plan in the amount of 1% of the number of shares of our common stock outstanding on November 1, 2006, on a fully diluted basis at an exercise price equal to the initial public offering price of our common stock.

(6)

Consists of (i) 188,578 shares of common stock owned by Susan Smith, (ii) 506,207 shares of common stock underlying Series A Preferred Stock owned by Susan Smith, (iii) 459,760 shares of common stock owned by her son, David M. Smith, as to which beneficial ownership is disclaimed, and (iv) 1,234,025 shares of common stock underlying Series A Preferred Stock owned by her son, David M. Smith, as to which beneficial ownership is disclaimed.

(7)

Consists of (i) 281,240 shares of common stock, (ii) 754,884 shares of common stock underlying Series A Preferred Stock, (iii) 281,240 shares of common stock owned by her husband, Samuel Serruya, as to which beneficial ownership is disclaimed, (iv) 754,884 shares of common stock underlying Series A Preferred Stock owned by her husband, Samuel Serruya, as to which beneficial ownership is disclaimed, and (v) 2,300 shares of common stock underlying Series B Preferred Stock owned by her son, Mike Serruya, as to which beneficial ownership is disclaimed.

(8)

Consists of (i) 281,240 shares of common stock, (ii) 754,884 shares of common stock underlying Series A Preferred Stock, (iii) 281,240 shares of common stock owned by his wife, Clara Serruya, as to which beneficial ownership is disclaimed, (iv) 754,884 shares of common stock underlying Series A Preferred Stock owned by his wife, Clara Serruya, as to which beneficial ownership is disclaimed, and (v) 2,300 shares of common stock underlying Series B Preferred Stock owned by his son, Mike Serruya, as to which beneficial ownership is disclaimed.

(9)

Consists of (i) 163,120 shares of common stock owned by Dr. Kelsen, (ii) 163,120 shares of common stock owned by his wife, Suzanne Kelsen, as to which beneficial ownership is disclaimed, and (iii) 139,816 shares of common stock held by the Kelsen Family Irrevocable Trust (for the benefit of Dr. Kelsen’s children), as to which beneficial ownership is disclaimed.

(10)

Consists of 532,635 shares of common stock jointly owned by Mr. Danenberg and his wife, Kathleen Danenberg.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by our audit committee or our board of directors.

Founders

In March 2000, a total of $3,228,962 was contributed by Richard E. Smith and certain members of the Serruya family. In consideration for such contribution, we issued to such persons: (i) promissory notes in the aggregate principal amount of $716,854 (ii) 1,210,818 shares of our common stock, and (iii) 500,000 shares of our Series A Preferred Stock (convertible, at the rate of 6.5 shares of our common stock for each share of Series A Preferred, into an aggregate of 3,250,000 shares of common stock).

Upon the closing of this offering, all of our outstanding shares of Series A Preferred will automatically convert into shares of common stock on a one-for-six and one-half basis and the above referenced promissory notes plus accrued interest will convert into shares of common stock at a conversion price equal to the initial public offering price per share.

Royalty Payment to the University of Southern California

While employed at USC, Kathleen Danenberg, our President, Chief Executive Officer and a director, developed and patented (RGI-1). USC retains ownership of this patent but has exclusively licensed this technology to us. In consideration for this license, we are obligated to pay royalties to USC, as a percentage of net sales of products or services using the technology, and to meet a certain minimum in royalty payments. Pursuant to USC policy, the inventors of technology owned by the University and then licensed for commercialization are paid a portion of royalties received by the University from the licensed technology. USC therefore pays a portion of royalties received from us to Ms. Danenberg in recognition of her invention. Amounts paid to Ms. Danenberg amounted to $15,461 and $41,533, respectively, for the years ended December 31, 2004 and 2005 and $26,637 and $18,574, respectively, for the nine months ended September 30, 2005 and 2006.

DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, our authorized share capital will consist of 50,000,000 shares of common stock and 5,000,000 shares of convertible preferred stock. On December 15, 2006, the following numbers of shares of common and preferred stock were outstanding:

Common Stock	3,407,900
Series A Junior Convertible Preferred Stock	500,000
Series B Convertible Preferred Stock	1,038,048

Upon the closing of this offering, (i) all of our convertible preferred stock, including accrued but unpaid dividends, will convert into       shares of common stock, and (ii) all of our promissory notes, including accrued but unpaid interest, will convert into        shares of common stock. Assuming such conversion, as of,           2006, we had       shares of common stock outstanding held of record by       stockholders. As of      , 2006, there were outstanding options to purchase       shares of common stock, assuming completion of this offering.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we have designated and issued or which we may designate and issue in the future.

Preferred Stock

Series A Junior Convertible Preferred Stock

Holders of our Series A Preferred Stock are entitled to receive non-cumulative dividends payable at the rate of 6.25¢ per quarter, subject to appropriate adjustment by our board of directors in the event of any stock split, dividend or similar division of shares of the Series A Preferred or reverse split or similar combination of such shares. Dividends are payable quarterly, in arrears, on the last day of June, September, December and March of each year; commencing on March 31, 2002. Declared but unpaid dividends do not bear interest and the board of directors may fix a record date no earlier than 60 days prior to the date fixed for the payment of dividends, for the determination of holders of shares of Series A Stock entitled to receive payment of a dividend declared on such shares.

Each share of our Series A Stock is convertible into 6.5 shares of our common stock, subject to appropriate adjustment by our board of directors in the event of any stock split, dividend or similar division of shares of our common stock or reverse split or similar combination of such shares. The holders of our Series A Preferred Stock are entitled to 6.5 votes for each share of Series A Preferred voting as a class with our common stock on any action to be voted on by our common stockholders until our Series A Preferred Stock is converted into common stock.

All shares of our Series A Stock will be automatically converted into shares of our common stock upon the closing of this offering. Upon conversion, the holders of our Series A Preferred Stock shall waive any unpaid dividends, whether or not declared, on the shares of our Series A Preferred surrendered for conversion to the date of such conversion.

Series B Convertible Preferred Stock

The holders of our Series B Preferred Stock are entitled to receive cumulative dividends at the rate of 90¢ per annum per share, payable quarterly, subject to appropriate adjustment by our board of directors in the event of any stock split, dividend or similar division of shares of Series B Preferred or reverse split or similar combination of the Series B Preferred Stock. Dividends are payable quarterly, in arrears, on the last day of June, September, December or March of each year; commencing on the earlier of March 31, 2002 or the first day that the shares of our common stock is publicly traded.

Dividends begin to accrue and be cumulative from the date of issuance, whether or not earned or declared. Accrued but unpaid dividends do not bear interest. The board of directors may fix a record date no earlier than 60 days prior to the date fixed for the payment of dividends, for the determination of holders of Series B Preferred Stock entitled to receive payment of a dividend declared on such shares. Dividends are payable at our option in either cash or in the number of shares of our common stock determined by dividing the total amount of dividends due by the fair market value of our common stock. In the event of payment of dividends in shares of our common stock, no fractional shares shall be issued but cash shall be paid in lieu of the issuance of the fractional shares based on the fair market value of the fractional shares. No dividends or other distributions shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by us of any shares of our common stock unless and until all accrued and unpaid dividends on the Series B Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have bee paid or declared and set apart for payment.

The holders of the Series B Preferred Stock have no voting rights until their shares are converted into our common stock.

Each share of Series B Preferred is convertible into one share of our common stock, subject to appropriate adjustment by our board of directors in the event of any stock split, dividend or similar division of our common stock or reverse split of similar combination of our common stock. Holders of Series B Preferred Stock are entitled to convert their shares to our common stock upon surrendering the Series B Preferred Stock certificates and providing appropriate written notice to us. Upon conversion, the holders of the Series B Preferred Stock shall be entitled to receive any accrued and unpaid dividends. Such dividends shall be payable at our option in either cash or in that number of shares of our common stock determined by dividing the total amount of dividends due by the fair market value of our common stock. In the event of payment of dividends in shares of our common stock, no fractional shares shall be issued, but cash shall be paid in lieu of issuance of the fractional shares based upon the fair market value of the fractional shares.

All shares of our Series B Preferred, including all dividends accrued, will be automatically converted into shares of our common stock upon the closing of this offering. Upon conversion, the holders of the Series B Preferred shall not retain the right to accrue additional dividends.

Registration Rights

None.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation to be filed upon the closing of this offering and our restated bylaws to be effective upon the closing of this offering discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be American Stock Transfer and Trust Company.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “RGDX.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Prior to this offering, there has been no public market for our common stock. Upon the closing of this offering, we will have          shares of common stock outstanding, assuming the conversion of all outstanding shares of convertible preferred stock, including accrued but unpaid dividends, and outstanding notes payable including accrued but unpaid interest, and no exercise of any options outstanding as of                  , 2006. Of these shares, the shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act, as described below. Taking into account the lock-up agreements described below and the provisions of Rules 144, 144(k), the restricted securities will be available for sale in the public market is as follows:

•

no shares will be eligible for sale prior to 365 days after the date of this prospectus; and

•

      shares will be eligible for sale on or after 365 days from the date of this prospectus.

The lock-up agreements may be extended or shortened in certain circumstances. Please see sections below entitled “Lock-up Agreements” and “Underwriting” for further information.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this prospectus, a person, or persons whose shares are aggregated, who owns shares that were purchased from us at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of our then-outstanding shares of common stock, which will equal approximately shares immediately after this offering, or

•

the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that affiliates that sell our common stock that are not restricted securities must still comply with certain other restrictions of that rule on their manner of sale of our shares, other than the holding period requirement. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us at least two years previously would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Registration Rights

None.

Equity Grants

As of December 15, 2006, options to purchase a total of 270,000 shares of common stock were outstanding, of which 252,500 options were exercisable. All of the shares subject to options are subject to lock-up agreements. As of the date of this Prospectus, options to purchase a total of       additional shares of common stock will be granted under the 2006 Stock Plan. An additional       shares of common stock will be available for future equity grants.

Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. This registration statement will become effective upon filing. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statement will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the lock-up agreements described below.

Lock-up Agreements

We have, and our officers, directors and stockholders and option holders who hold an aggregate of approximately shares of our common stock (on a fully diluted basis) have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 12 months after the date of this prospectus, without the prior written consent of Maxim Group LLC, the representative of the underwriters of this offering.

Maxim Group LLC, in its sole discretion, at any time or from time to time and without notice, may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements. The lock-up restrictions will not apply to transactions relating to common stock acquired in open market transactions after the closing of this offering provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Securities Exchange Act, as amended, or the Exchange Act, is required or will be voluntarily made in connection with such transactions. The lock-up restrictions also will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions and provided that no filing by the transferor under Rule 144 of the Securities Act or Section 16 of the Exchange Act is required or will be voluntarily made in connection with such transfers.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated                   , by and between us and Maxim Group LLC who is acting as the representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

Underwriter	Number of Shares

Maxim Group LLC

Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about                    against payment in immediately available funds. The underwriters may reject all or part of any order.

The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $        per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $        per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of          additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $        million and the total proceeds to us will be $        million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Share	Without Over-Allotment	With Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

——————

(1)

The non-accountable expense allowance of 2% of the gross proceeds of the offering is not payable with respect to the shares of common stock sold upon exercise of the underwriters’ over-allotment option.

(2)

We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $       .

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement also provides that Maxim Group, the representative of the underwriters, will be paid a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock offered by this prospectus ($50,000 of which has been previously advanced to Maxim), exclusive of any common stock purchased on exercise of the underwriters’ over-allotment option.

We have also agreed to issue to Maxim Group, for $100, a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of ten (10%) percent of the shares sold in the offering (                 shares). The warrant will have an exercise price equal to 110% of the offering price of the shares sold in the offering. The warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years thereafter. The warrant is not redeemable by us, and allow for “cashless” exercise. The warrant also provides for one demand and for unlimited “piggyback” registration rights with respect to the underlying shares of common stock during the five (5) year period commencing six (6) months after the effective date. Pursuant to the rules of the National Association of Securities Dealers, Inc., or the NASD, and in particular Rule 2710, the warrants (and underlying shares) issued to Maxim Group may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Maxim Group and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

We estimate that the total expenses of the offering payable by us, not including underwriting discounts, commissions, the non-accountable expense allowance and not taking into consideration the underwriters’ over-allotment option, will be approximately $     . These expenses include, but are not limited to, SEC registration fees, NASD filing fees, proposed Nasdaq Capital Market listing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed, for a period of at least three years following the closing of this offering, to engage a designee of Maxim Group as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to indemnification by us, coverage under liability insurance policy for officers and directors and reimbursement by us for all costs incurred by him or her in attending any meetings of our board of directors. The observer shall not be entitled to any other compensation of any kind from us.

We also have agreed that, upon successful completion of this offering, for a period of eighteen (18) months from the closing of this offering, we will grant Maxim Group the right of first refusal to act as managing underwriter or minimally as co-manager with at least 50% of the economics; or, in the case of a three-handed deal 33% of the economics, for any and all public and private equity offerings. Upon the successful completion of this offering, for a period of eighteen (18) months from the effective date of this registration statement, if we are to be acquired by another entity, we shall retain Maxim Group as our financial advisor and/or our investment banker in connection with such acquisition.

Prior to this offering, there was no public market for the common stock. The initial public offering price of our common stock was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

•

the information in this prospectus and otherwise available to the underwriters;

•

the history and the prospects for the industry in which we will compete;

•

the ability of our management;

•

the prospects for our future earnings;

•

the present state of our development and our current financial condition;

•

the general condition of the economy and the securities markets at the time of this offering; and

•

the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

Our executive officers and directors and our stockholders, holding 2.5% of our outstanding common stock prior to the effectiveness of this offering have agreed to a twelve (12) month “lock-up” from the date of this prospectus of shares of common stock that they beneficially own, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our 2006 Stock Plan. This means that, for a period of twelve (12) months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim Group. In addition, shares of Series A Preferred Stock and Series B Preferred Stock which automatically convert into common stock on the date of this prospectus, will be subject to a lock-up agreement under which the sale of such shares will be restricted for a period of twelve (12) months after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. Maxim may also waive the terms of these lock-ups. See “Shares Eligible for Future Sale.”

Maxim Group has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, Maxim Group may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of twelve (12) months following the date of this prospectus, offer, sell or distribute any of our securities, other than pursuant to our 2006 Employee, Director and Consultant Stock Plan or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock that are outstanding as of the date of this prospectus, without the prior written consent of Maxim. The underwriting agreement further provides that we will not, for a period of twelve (12) months following the date of this prospectus, offer, sell or distribute any convertible securities convertible at a price that may, at the time of conversion, be less than the fair market value of our common stock on the date of the original sale, without the prior written consent of Maxim. For purposes hereof, the term “fair market value” shall mean the greater of: (i) the average of the volume weighted average price of our common stock for each of the thirty (30) trading days prior to the date of the original sale; and (ii) the last sale price of our common stock, during normal operating hours, as reported on the Nasdaq Capital Market, or any other exchange or electronic quotation system on which our common stock is then listed.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing transactions – The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•

Penalty bids – If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•

Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the ordinary shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles
L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of RGI.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz Levin Cohn Ferris Glovsky and Popeo P.C., New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, has served as counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon the closing of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Response Genetics, Inc.
Los Angeles, California

We have audited the balance sheets of Response Genetics, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Response Genetics, Inc. as of December 31, 2004 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/	SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Singer Lewak Greenbaum & Goldstein LLP

Santa Ana, California
December 12, 2006

RESPONSE GENETICS, INC.

BALANCE SHEETS

	As of December 31,		As of September 30,
	2004	2005	2006
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,321,150	$2,633,614	$3,039,266
Accounts receivable	641,650	710,835	722,200
Prepaid expenses and other current assets	158,624	221,366	519,828

Total current assets	3,121,424	3,565,815	4,281,294

Property and equipment, net	536,218	601,476	1,300,199
Other assets	—	19,102	114,102
Total assets	$3,657,642	$4,186,393	$5,695,595

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$230,823	$111,293	$450,550
Accrued expenses	94,699	76,501	309,503
Accrued royalties	215,925	60,376	118,555
Accrued payroll and related liabilities	11,575	17,235	64,549
Accrued interest on notes payable to stockholders	231,544	280,290	316,849
Deferred revenue	1,808,075	334,325	1,529,500
Notes payable to stockholders	—	716,854	716,854
Total current liabilities	2,592,641	1,596,874	3,506,360
Notes payable to stockholders	716,854	—	—
Accrued dividends	4,229,092	5,163,335	5,864,019
Deferred revenue	313,900	619,550	875,000
Total liabilities	7,852,487	7,379,759	10,245,379

Commitments and contingencies
Stockholders’ deficit
Series A Junior Convertible Preferred Stock, $0.01 par value; 500,000 shares authorized, issued and outstanding (liquidation preference of $5 per share, or $2,500,000)	5,000	5,000	5,000
Series B Convertible Preferred Stock, $0.01 par value; 1,111,000 shares authorized; 1,038,048 issued and outstanding (liquidation preference of $9 per share, or $9,342,432 plus accrued but unpaid dividends)	10,380	10,380	10,380
Common stock, $0.01 par value; 20,000,000 shares authorized; 3,407,900 shares issued and outstanding	34,079	34,079	34,079
Additional paid-in capital	11,638,048	10,682,560	9,965,007
Deferred stock-based compensation	(34,662)	(15,744)	—
Accumulated deficit	(15,847,690)	(13,909,641)	(14,564,250)
Total stockholders’ deficit	(4,194,845)	(3,193,366)	(4,549,784)
Total liabilities and stockholders’ deficit	$3,657,642	$4,186,393	$5,695,595

The accompanying notes are an integral part of these financial statements

RESPONSE GENETICS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(unaudited)

Revenue	$3,446,900	$6,956,800	$5,826,425	$3,817,925
Operating expenses:
Cost of revenue	1,720,983	1,787,897	1,470,386	1,621,902
General and administrative	1,655,720	2,227,470	1,707,192	2,234,382
Research and development	547,637	1,018,179	572,770	862,797

Total operating expenses	3,924,340	5,033,546	3,750,348	4,719,081

Operating (loss) income	(477,440)	1,923,254	2,076,077	(901,156)

Other income (expense):
Interest expense	(53,905)	(55,223)	(42,066)	(43,947)
Interest income	17,226	71,068	44,296	112,294
Other	—	—	—	179,000
(Loss) income before income taxes	(514,119)	1,939,099	2,078,307	(653,809)

(Benefit) provision for income taxes	(2,321)	1,050	1,050	800

Net (loss) income	(511,798)	1,938,049	2,077,257	(654,609)

Preferred stock dividends	934,243	934,243	700,684	700,684

Net (loss) income attributable to common stockholders	$(1,446,041)	$1,003,806	$1,376,573	$(1,355,293)

Net (loss) income per share—basic	$(0.42)	$0.29	$0.40	$(0.40)

Net (loss) income per share—diluted	$(0.42)	$0.25	$0.27	$(0.40)

Weighted-average shares—basic	3,407,900	3,407,900	3,407,900	3,407,900

Weighted-average shares—diluted	3,407,900	7,695,948	7,695,948	3,407,900

The accompanying notes are an integral part of these financial statements

RESPONSE GENETICS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balances at December 31, 2003	500,000	$5,000	1,038,048	$10,380	3,407,900	$34,079	$12,588,078	$(56,303)	$(15,335,892)	$(2,754,658)
Accrued dividends on Series B Convertible Preferred Stock	—	—	—	—	—	—	(934,243)	—		(934,243)
Amortization of deferred compensation	—	—	—	—	—	—	—	13,020	—	13,020
Adjustment to additional paid-in capital for fully vested options granted to consultants and subject to variable accounting	—	—	—	—	—	—	(7,166)	—	—	(7,166)
Adjustment to deferred compensation for options subject to variable accounting	—	—	—	—	—	—	(8,621)	8,621	—	—
Net loss	—	—	—	—	—	—	—		(511,798)	(511,798)
Balances at December 31, 2004	500,000	5,000	1,038,048	10,380	3,407,900	34,079	11,638,048	(34,662)	(15,847,690)	(4,194,845)
Accrued dividends on Series B Convertible Preferred Stock	—	—	—	—	—	—	(934,243)			(934,243)
Amortization of deferred compensation	—	—	—	—	—	—	—	9,396	—	9,396
Adjustment to additional paid-in capital for fully vested options granted to consultants and subject to variable accounting	—	—	—	—	—	—	(11,723)	—	—	(11,723)
Adjustment to deferred compensation for options subject to variable accounting	—	—	—	—	—	—	(9,522)	9,522	—	—
Net income	—	—	—	—	—	—	—		1,938,049	1,938,049
Balances at December 31, 2005	500,000	5,000	1,038,048	10,380	3,407,900	34,079	10,682,560	(15,744)	(13,909,641)	(3,193,366)
Accrued dividends on Series B Convertible Preferred Stock (unaudited)	—	—	—	—	—	—	(700,684)			(700,684)
Write-off of deferred stock-based compensation (unaudited)	—	—	—	—	—	—	(15,744)	15,744	—	—
Adjustment to stock-based compensation expense for options subject to variable accounting (unaudited)	—	—	—	—	—	—	(1,125)	—	—	(1,125)
Net loss (unaudited)	—	—	—	—	—	—	—		(654,609)	(654,609)
Balances at September 30, 2006 (unaudited)	500,000	$5,000	1,038,048	$10,380	3,407,900	$34,079	$9,965,007	$—	$(14,564,250)	$(4,549,784)

The accompanying notes are an integral part of these financial statements

RESPONSE GENETICS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(unaudited)
Cash flows from operating activities:
Net (loss) income	$(511,798)	$1,938,049	$2,077,257	$(654,609)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	136,562	246,796	180,774	227,563
Fair value of options granted to consultants	5,854	(2,327)	(1,745)	(1,125)
Gain on sale of property and equipment	—	—	—	(17,782)
Changes in operating assets and liabilities:
Accounts receivable	(143,550)	(69,185)	416,045	(11,365)
Prepaid expenses and other current assets	(26,584)	(62,742)	20,299	(298,462)
Other assets	12,600	(19,102)	(19,102)	(95,000)
Accounts payable	107,020	(119,530)	(72,119)	339,257
Accrued expenses	(41,957)	(18,198)	(60,148)	233,002
Accrued royalties	147,202	(155,549)	(156,973)	58,179
Accrued payroll and related liabilities	(22,846)	5,660	(11,575)	47,313
Accrued interest on notes payable to stockholders	48,746	48,746	36,559	36,559
Deferred revenue	840,775	(1,168,100)	(1,193,375)	1,450,625
Net cash provided by operating activities	552,024	624,518	1,215,897	1,314,155

Cash flows from investing activities:
Purchase of property and equipment	(177,455)	(312,054)	(243,334)	(937,593)
Proceeds from sale of property and equipment	—	—	—	29,090
Net cash used in investing activities	(177,455)	(312,054)	(243,334)	(908,503)

Net increase in cash and cash equivalents	374,569	312,464	972,563	405,652
Cash and cash equivalents:
Beginning of period	1,946,581	2,321,150	2,321,150	2,633,614
End of period	$2,321,150	$2,633,614	$3,293,713	$3,039,266

Cash paid during the period for:
Income taxes	$(2,321)	$1,050	$1,050	$800
Interest	$53,905	$55,223	$42,066	$43,947

The accompanying notes are an integral part of these financial statements

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization, Operations and Basis of Accounting

Response Genetics, Inc. (the “Company”) was incorporated in the state of Delaware on September 23, 1999 as Bio Type, Inc. for the purpose of providing unique molecular profiling services of tumor tissue that has been formalin-fixed and embedded in paraffin wax. In August 2000, the Company changed its name to Response Genetics, Inc.

The Company is a life science company engaged in the research, development, marketing and sale of pharmacogenomic tests for use in the treatment of cancer. Pharmacogenomics is the science of how an individual’s genetic makeup relates to drug response. Tests based on pharmacogenomics facilitate the prediction of a response to drug therapy or survival following surgery based on an individual’s genetic makeup. In order to generate pharmacogenomic information from patient samples for these tests, the Company developed and patented enabling methods for maximizing the extraction and analysis of nucleic acids and, therefore, accessing the genetic information available from each patient sample. The Company’s platforms include analysis of single biomarkers using the polymerase chain reaction, or RT-PCR, method as well as global gene interrogation using microarray methods from paraffin or frozen tissue samples. The Company primarily derives its revenue by providing pharmacogenomic testing services to pharmaceutical companies in the United States, Asia and Europe.

The accompanying balance sheet as of September 30, 2006, the statements of operations and cash flows for the nine months ended September 30, 2005 and 2006, and the statement of stockholders’ deficit for the nine months ended September 30, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to fairly state the Company’s financial position as of September 30, 2006 and the results of operations and cash flows for the nine months ended September 30, 2005 and 2006. The unaudited interim financial information does not include all the footnotes, presentations and disclosure for complete financial statements. The financial data and other information disclosed in these notes to the financial statements related to the nine months ended September 30, 2005 and 2006 are unaudited. The results for the nine months ended September 30, 2006 are not necessarily indicative of future results.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at date of purchase of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short-term nature and liquidity of these instruments. The Company’s cash equivalents are comprised of cash on hand, deposits in banks and money market investments.

Accounts Receivable

The Company invoices its customers as samples are processed and any other contractual obligations are met. The Company’s contracts with customers typically require payment within 45 days of the date of invoice. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company specifically analyzes accounts receivable and historical bad debts, customer credit, current economic trends and changes in customer payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered. To date, the Company’s customers have primarily been large pharmaceutical companies. As a result, bad debts to date have been minimal. There were no allowances for doubtful accounts recorded at December 31, 2004 and 2005 and as of September 30, 2006.

Supply Inventories

The Company purchases reagents, analyte specific reagents, and other supplies to conduct various laboratory tests on an as needed basis with turnover typically within 30 days of purchase. The Company’s primary product is data generated from its testing services. Hence, the Company does not record either product or supply inventories as part of its financial statements as these are considered immaterial to the Company’s financial position and results of operations.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the double declining balance method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment, as follows:

Laboratory equipment	5 to 7 years
Furniture and Equipment	5 to 7 years
Leasehold Improvements	Shorter of the useful life or the lease term (5 to 7 years)

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and the resulting gain or loss is reflected in the statements of operations.

Revenue Recognition

Revenues are derived from pharmacogenomic testing services provided to pharmaceutical companies and are recognized on a contract specific basis pursuant to the terms of the related agreements. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 104 Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured.

Revenues are recorded on an accrual basis as the contractual obligations are completed and as a set of assays is processed through the Company’s laboratory under a specified contractual protocol. Certain contracts have minimum assay requirements that, if not met result in payments that are due upon the completion of the designated period. In these cases, revenues are recognized when the end of the specified contract period is reached.

On occasion, the Company may enter into a contract that requires the customer to provide an advance payment for samples that will be processed at a later date. In these cases, the Company records this advance as deferred revenue and recognizes the revenue as the samples are processed or at the end of the contract period, as appropriate.

Cost of Revenue

Cost of revenue represents the cost of materials, direct labor, costs associated with processing tissue samples including pathological review, staining, microdissection, paraffin extraction, reverse transcription polymerase chain reaction, or RT-PCR, and quality control analyses, license fees and delivery charges necessary to render an individualized test result. Costs associated with performing tests are recorded as the tests are processed.

Other Income

During the nine months ended September 30, 2006, the Company entered into an agreement with a customer which provided for the reimbursement of $179,000 for equipment to be used in connection with performing the testing services for this customer. The Company recorded this reimbursement of the equipment purchase as other non-operating income during the nine months ended September 30, 2006.

Patent License Fees

The Company has licensed technology for the extraction of mRNA from formalin-fixed, paraffin-embedded tumor samples from the University of Southern California (“USC”). Under the terms of the license agreement, the Company is required to pay royalties to USC based on the revenue generated by use of this technology. The Company maintains a non-exclusive license to use the polymerase chain reaction (“PCR”), homogenous PCR, and reverse transcription PCR processes of Roche Molecular Systems, Inc. (“Roche”). The Company pays Roche Molecular Systems a royalty fee based on revenue that the Company generates through use of this technology. The Company accrues for such royalties at the time revenue is recognized. Such royalties are included in cost of revenue in the accompanying statements of operations.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

Research and Development

The Company expenses costs associated with research and development activities as incurred. Research and development costs are allocated on a pro rata basis using the number of research-only samples that are processed by the Company versus samples that are processed and paid for by various third parties via contract. Research and development costs include employee costs (salaries, payroll taxes, benefits, and travel), equipment depreciation and warranties and maintenance, laboratory supplies, primers and probes, reagents, and occupancy costs.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and elected to provide the pro-forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Share-Based Payment,” (“SFAS 123”).

Under the intrinsic value method, the Company recognized share-based compensation equal to the award’s intrinsic value, if any, at the time of grant over the requisite service periods using the straight-line method.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based awards granted for the years ended December 31, 2004 and 2005 and nine months ended September 30, 2005.

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005
			(unaudited)
Net (loss) income attributable to common stockholders, as reported	$(1,446,041)	$1,003,806	$1,376,573
Less: stock-based employee compensation expense, fair value method	(1,446)	(814)	(610)
Pro forma net (loss) income attributable to common stockholders	$(1,447,487)	$1,002,992	$1,375,963
Net (loss) income per share:
As reported—basic	$(0.42)	$0.29	$0.40
As reported—diluted	$(0.42)	$0.25	$0.27
Pro forma—basic	$(0.42)	$0.29	$0.40
Pro forma—diluted	$(0.42)	$0.25	$0.27

During the years ended December 31, 2004 and 2005, the Company valued stock options for pro-forma purposes at the grant date using the Black-Scholes pricing model with the following assumptions:

	2004	2005

Expected life (years)	3.50 – 4.50	3.00 – 3.75
Risk free interest rate	2.78 – 3.43%	3.93%
Volatility	84.97%	81.27%
Expected dividend yield	0.00%	0.00%

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values.

The Company adopted SFAS 123(R) using the prospective transition method, under which it continues to account for nonvested equity awards outstanding at the date of adoption of SFAS 123(R) in the same manner as they had been accounted for prior to adoption, that is, it would continue to apply APB No. 25 in the future periods to equity awards outstanding at the date it adopted SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) or the nine months ended September 30, 2006 was $319 (unaudited). There was no effect on basic and diluted loss per share for the nine months ended September 30, 2006 as a result of adopting SFAS 123(R).

As of September 30, 2006, there was $3,691 (unaudited) of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under share-based compensation plans using the fair value method. The cost is expected to be recognized over a weighted-average period of three months (unaudited).

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Under EITF 96-18, stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option-pricing model.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has identified revenue, the fair value of its preferred and common stock and the assessment of the realizability of deferred income tax assets as areas where significant estimates and assumptions have been made in preparing the financial statements.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the asset is not recoverable, the Company’s carrying value of the asset would be reduced to its estimated fair value, which is measured by future discounted cash flows.

Comprehensive Income (Loss)

Comprehensive income (loss) encompasses the change in equity from transactions and other events and circumstances from non-owner sources and the Company’s net income (loss). There was no difference between comprehensive income (loss) and net income (loss) for all periods presented.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value due to the short term nature of these financial instruments. The carrying value of the notes payable to stockholders is considered to approximate fair value due to the short-term maturity and interest rates that approximate market rates.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

Concentration of Credit Risk and Customers and Limited Suppliers

Cash and cash equivalents consist of financial instruments that potentially subject the Company to concentrations of credit risk to the extent recorded on the balance sheets. The Company maintains cash in United States financial institutions in excess of Federal Deposit Insurance Corporation limitations. In addition, the Company has invested its excess cash in money market instruments which are not insured under the Federal Deposit Insurance Corporation. The Company has not incurred any losses on these cash balances as of September 30, 2006. At December 31, 2004 and 2005 and September 30, 2006, cash on deposit was in excess of the federally insured limit of $100,000.

Customers that account for greater than 10 percent of revenue or accounts receivable are provided below.

	Year Ended December 31,				Nine Months Ended September
	2004		2005		2005		2006
					(unaudited)
	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue

Taiho Pharmaceutical	$2,307,050	68%	$3,018,650	44%	$2,921,800	52%	$2,144,125	56%
Eli Lilly and Company	$958,000	29%	3,042,000	45%	$2,302,300	41%	—	—

	As of December 31,				As of September 30, 2006
	2004		2005		(unaudited)
	Receivable Balance	Percent of Total Receivables	Receivable Balance	Percent of Total Receivables	Receivable Balance	Percent of Total Receivables

Taiho Pharmaceutical	$637,975	99%	$414,975	58%	$140,400	19%
Eisal Medical Research	—	—	—	—	$79,950	11%
GlaxoSmithKline	—	—	—	—	$291,550	40%
Pfizer	—	—	$145,000	20%	—	—
Eli Lilly and Company	—	—	$125,000	18%	—	—

Many of the supplies and reagents used in the Company’s testing process are procured by a limited number of suppliers. Any supply interruption or an increase in demand beyond the suppliers’ capabilities could have an adverse impact on the Company’s business. Management believes it can identify alternative sources, if necessary, but it is possible such sources may not be identified in sufficient time to avoid an adverse impact on its business. Refer also to Note 7 for further discussion regarding these supply agreements.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of the change in net income for the period of the change in accounting principle. SFAS 154 carries forward without change the guidance contained in APB Opinion No. 20

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005 with early adoption permitted. The adoption of SFAS 154 is not expected to have a material impact on the Company’s financial condition or results of operations.

On July 13, 2006, the FASB issued FIN No. 48, which interprets SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that the application of FIN 48 will have on its results of operations and financial position.

3. Property and Equipment

Property and equipment consists of the following:

	December 31,		September 30,
	2004	2005	2006
			(unaudited)

Laboratory equipment	$1,419,008	$1,567,474	$2,143,029
Furniture and equipment	256,674	335,911	392,298
Leasehold improvements	$23,723	$108,074	$113,833
Total	1,699,405	2,011,459	2,649,160
Less: Accumulated depreciation and amortization	(1,163,187)	(1,409,983)	(1,348,961)
Total property and equipment, net	$536,218	$601,476	$1,300,199

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following:

	December 31,		September 30,
	2004	2005	2006
			(unaudited)

Direct costs associated with initial public offering	$—	$—	$318,372
Prepaid insurance	105,870	122,216	71,003
Prepaid maintenance contracts	9,612	90,139	78,448
Deposits	37,500	—	—
Other	5,642	9,011	52,005
	$158,624	$221,366	$519,828

5. Notes Payable to Stockholders

On March 28, 2000, the Company issued notes payable in an aggregate principal amount of $716,854 to holders of the Company’s Series A Junior Convertible Preferred Stock. These notes payable accrue interest on the unpaid principal balances at the rate of 6.8% per annum, and are payable on December 31, 2006. As of September 30, 2006, no principal or interest payments have been made. Total aggregate principal and accrued interest amounted to $948,398 and $997,144 at December 31, 2004 and 2005, respectively, and $1,033,703 at September 30, 2006. Refer to Note 14 for additional information regarding the notes payable.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

6. Earnings (Loss) Per Share

The Company calculates net income/(loss) per share in accordance with SFAS No. 128, Earnings Per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net earnings per share is computed by dividing the net income/(loss) attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding for the period. Diluted net income/(loss)  per share attributable to common stockholders is computed by dividing the net income/(loss)  attributable to common stockholders by the weighted average number of shares of common stock and dilutive common stock equivalents then outstanding. Common stock equivalents consist of shares of common stock issuable upon the conversion of convertible preferred stock and upon the exercise of stock options.

The following table sets forth the computation for basic and diluted earnings (loss) per share:

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(unaudited)
Numerator:
Net (loss) income	$(511,798)	$1,938,049	$2,077,257	$(654,609)
Series B convertible preferred stock dividends	(934,243)	(934,243)	(700,684)	(700,684)
Numerator for basic earnings per share—(loss) income available to common stockholders	(1,446,041)	1,003,806	1,376,573	(1,355,293)
Effect of dilutive securities:
Series B convertible preferred stock dividends	―	934,243	700,684	―
Numerator for diluted earnings per share—(loss) income available to common stockholders	$(1,446,041)	$1,938,049	$2,077,257	$(1,355,293)
Denominator:
Denominator for basic earnings per share—weighted-average shares	3,407,900	3,407,900	3,407,900	3,407,900
Effect of dilutive securities:
Series A Junior Convertible preferred stock	―	3,250,000	3,250,000	―
Series B Convertible preferred stock	―	1,038,048	1,038,048	―
Dilutive potential common shares	―	4,288,048	4,288,048	―
Denominator for diluted earnings per share--adjusted weighted-average shares and assumed conversions	3,407,900	7,695,948	7,695,948	3,407,900
Basic (loss) earnings per share	$(0.42)	$0.29	$0.40	$(0.40)
Diluted (loss) earnings per share	$(0.42)	$0.25	$0.27	$(0.40)

Outstanding stock options to purchase 320,000 shares at December 31, 2004 and 2005 and September 30, 2005, and 270,000 shares at September 30, 2006 were excluded from the calculation of diluted loss per share as their effect would have been antidilutive. The assumed conversion of the Series A Junior Convertible Preferred Stock and the Series B Convertible Preferred Stock were excluded from the calculation of diluted loss per share for the year ended December 31, 2004 and the nine months ended September 30, 2006 as their effect would have been antidilutive.

The Company has not presented pro forma earnings per share information reflecting the automatic conversion of the accrued and unpaid dividends and notes payable to stockholders upon the closing of the initial public offering, as further discussed in Note 14, as the respective conversion ratios are not determinable until the Company’s initial public offering is completed.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

7. Commitment and Contingencies

Operating Lease

The Company leases office and laboratory space under a noncancelable operating lease that expires on January 31, 2010. The lease contains two two-year options to extend the term of the lease. Rent expense was $240,012 and $230,647 for the years ended December 31, 2004 and 2005, respectively, and $173,341 (unaudited) and $197,251 (unaudited) for the nine months ended September 30, 2005 and September 30, 2006, respectively.

Future minimum lease payments by year and in the aggregate, under the Company’s noncancelable operating lease, consist of the following at December 31, 2005:

Year Ending December 31,
2006	$257,064
2007	277,267
2008	277,267
2009	277,267
2010	23,106
Total	$1,111,971

The Company’s office and laboratory space lease agreement contains annual scheduled rate increases tied to the Consumer Price Index for the Los Angeles/Long Beach California metropolitan area.

Employment Agreements

The Company has employment contracts with several individuals, which provide for annual base salaries and potential bonuses. These contracts contain certain change of control, termination and severance clauses that require the Company to make payments to certain of these employees if certain events occur as defined in their respective contracts.

Purchase Commitments

The Company has executed supply agreements with Applied Biosystems, Inc. and Affymetrix Inc. Purchases from these companies accounted for approximately 78%, 85%, 82% (unaudited) and 84% (unaudited) of the Company’s reagent purchases in the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, respectively. Under the agreement with Applied Biosystems, the Company was obligated to purchase minimum specified quantities of primers, probes and disposable supplies from Applied Biosystems through November 7, 2006. Under the supply agreement with Affymetrix, the Company pays an annual subscription fee and has access at predetermined prices to various probes, arrays, software and reagents necessary to support the Company’s work.

8. License and Collaborative Agreements

License Agreement with the University of Southern California

In April 2000, as amended in June 2002 and April 2005, the Company entered into a license agreement with USC, pursuant to which USC granted the Company a worldwide, exclusive license with the right to sublicense, the patents for the Danenberg Tumor Profile Platform (“DTP Platform”) and related technology, for use in human and veterinary diagnostic laboratory services, the sale of clinical diagnostic products, and the sale of research products to the research community. In consideration for this license, the Company agreed to pay to USC royalties based on a percentage of the revenues generated by the use of the DTP Platform and related technology.

USC retains the right under the agreement to use the technology for research and educational purposes. Royalty expense relating to this agreement amounted to $125,884 and $157,656 for the years ended December 31, 2004 and 2005, respectively, and $110,078 (unaudited) and $132,204 (unaudited) for the nine months ended September 30, 2005 and 2006, respectively. Such expense is included in cost of revenue in the accompanying statements of operations.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

8. License and Collaborative Agreements – (continued)

License Agreement with Roche Molecular Systems

In July, 2001, the Company entered into a diagnostic services agreement with Roche Molecular Systems, Inc. (“Roche”) to provide the Company with access to Roche’s patented PCR technology. In November, 2004 this agreement was replaced by a non-exclusive license to use Roche’s PCR, homogenous PCR, and reverse transcription PCR processes. In consideration for these rights, the Company is obligated to pay royalties to Roche, based on a percentage of net sales of products or services that make use of polymerase chain reaction technology. Royalty expense relating to this agreement amounted to $299,610 and $213,105 for the years ended December 31, 2004 and 2005, respectively, and $148,605 (unaudited) and $178,475 (unaudited) for the nine months ended September 30, 2005 and 2006, respectively. Such expense is included in cost of revenue in the accompanying statements of operations.

9. Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 2,000,000 shares of Preferred Stock with a par value of $0.01 per share. Of the 2,000,000 shares, the Company has designated 500,000 shares as Series A Junior Convertible Preferred Stock and 1,111,000 shares as Series B Convertible Preferred Stock.

Series A Junior Convertible Preferred Stock

In March 2000, the Company issued 500,000 shares of Series A Junior Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $0.01 per share for $5 per share (gross proceeds of $2,500,000). The Series A Preferred Stock ranks senior to the Company’s common stock and junior to any other preferred stock with respect to dividend and liquidation rights. Each outstanding share of Series A Preferred stock may be converted into 6.5 shares of common stock provided the holder waives any unpaid dividends relating to those shares upon conversion. Through September 30, 2006, no dividends have been declared on the Series A Junior Convertible Preferred Stock. All outstanding shares of Series A Preferred Stock will automatically convert into shares of common stock upon consummation of an initial public offering of the Company’s common stock, as further discussed in Note 14.

Series B Convertible Preferred Stock

In 2000 the Company issued 1,038,048 shares of Series B Convertible Preferred stock (“Series B Preferred Stock”) with a par value of $0.01 per share at $9.00 per share (gross proceeds of $9,342,432). Each outstanding share of Series B Preferred stock may be converted into one share of common stock. The Series B Preferred stock ranks senior to the common stock and any other issue of preferred stock presently in existence or hereafter created which does not expressly provide that it ranks senior to the Series B preferred stock as to dividends, liquidation preferences or otherwise. Each outstanding share of Series B Preferred stock is entitled to receive cumulative dividends which accrue upon issuance and are payable at $.90 per annum. The Company has the option to pay the dividend in the form of common stock. Accrued dividends amounted to $4,229,092 and $5,163,335 at December 31, 2004 and 2005, respectively, and $5,864,019 at September 30, 2006.

All shares of our Series B Preferred Stock, including all dividends accrued and unpaid, will be automatically converted into shares of our common stock upon consummation of the Company’s initial public offering, as further discussed in Note 14. Upon conversion, the holders of the Series B Stock shall not retain the right to accrue additional dividends.

10. Stock Option Plan

In March 2000, the Company adopted a Stock Option Plan (the “2000 Plan”) as approved by its board of directors. Under the 2000 Plan, the Company may issue options to acquire up to 2,000,000 shares of common stock. At December 31, 2005 and September 30, 2006, options to acquire 1,680,000 and 1,730,000 shares, respectively, were available to be granted under the 2000 Plan. Refer to Note 14 for additional information regarding the 2000 Plan.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

10. Stock Option Plan – (continued)

Employee options vest according to the terms of the specific grant and expire 10 years from the date of grant. Non-employee option grants to date vest typically over a 2 to 3 year period. The Company had 320,000 such options outstanding at a weighted average exercise price of $9.00 at December 31, 2004 and 2005. There was no option activity during the two years ended December 31, 2005. There were 50,000 (unaudited) options forfeited resulting in 270,000 (unaudited) options outstanding at September 30, 2006 with a weighted average exercise price of $9.00 (unaudited).

The weighted average exercise price above excludes 50,000 options outstanding at each period for which the exercise price is not yet determined (as it is equal to the Company’s IPO price per share of common stock).

The following table provides information for options that were outstanding and exercisable as of December 31, 2005:

	Options Outstanding		Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$9.00	270,000	5.00	$9.00	270,000	$9.00
IPO Price	50,000	4.99	N/A	32,500	N/A
	320,000	4.99	$9.00	302,500	$9.00

The weighted average exercise prices, remaining contractual lives and aggregate intrinsic values for options granted, exercisable, and expected to vest under the Plan as of December 31, 2005 were as follows:

	Number of Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Intrinsic Value

Outstanding	320,000	$9.00	(a)	4.99	$—
Expected to vest	17,500		(b)	5.05	$—
Exercisable	302,500	$9.00	(a)	5.27	$—

——————

(a)

The weighted average exercise price above excludes 50,000 options outstanding at each period for which the exercise price is not yet determined (as it is equal to the Company’s IPO price per share of common stock).

(b)

The exercise price for options expected to vest is equal to the Company’s IPO price per share of common stock.

Aggregate intrinsic value excludes those options that are “not-in-the-money” as of December 31, 2005. Awards that are expected to vest take into consideration estimated forfeitures for awards not yet vested.

The following table provides information for options that were outstanding and exercisable as of September 30, 2006 (unaudited):

	Options Outstanding		Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$9.00	220,000	4.50	$9.00	220,000	$9.00
IPO Price	50,000	4.49	N/A	32,500	N/A
	270,000	4.49	$9.00	252,500	$9.00

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

10. Stock Option Plan – (continued)

A summary of the status of the Company’s nonvested options as of December 31, 2005 and changes during the year ended December 31, 2005, is presented below:

	Shares	Weighted Average Grant-Date Fair Value

Nonvested at January 1, 2005	17,500	$7.36
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2005	17,500	$7.36

11. Income Taxes

The components of the net deferred income tax asset are as follows:

	December 31,
	2004	2005

Net operating loss carryforwards	$3,398,000	$4,026,000
Deferred revenue	200,000	281,000
Depreciation	(73,000)	(33,000)
Federal tax credits	130,000	95,000
Other	5,000	3,000
	3,660,000	4,372,000
Less: valuation allowance	(3,660,000)	(4,372,000)
Net deferred income tax asset	$—	$—

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. The Company has established a valuation allowance against its net deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax assets. At such time it is of the deferred tax assets. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

A reconciliation of the expected income tax (benefit) provision computed using the federal statutory income tax rate of 35% to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2004	2005

(Loss) income before income taxes	$(514,119)	$1,939,099
(Benefit) provision at statutory rate	$(179,942)	$678,685
State taxes, net of federal benefit	—	111,421
Utilization of loss carryforward	—	(790,106)
Loss not utilizable	179,942	—
State tax (benefit) provision	(2,321)	1,050
(Benefit) provision for income taxes	$(2,321)	$1,050

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

11. Income Taxes – (continued)

The loss carryforward amounts and respective expiration dates are as follows:

Amount	Expiration Date

$811,000	2020
4,424,000	2021
1,471,000	2022
1,818,000	2023
418,000	2024

The use of deferred tax assets including federal and state net operating losses and credits are limited to future taxable earnings. The Company’s ability to use its net operating loss (“NOL”) carryforwards is limited and subject to annual limitations. Additionally, because United States tax laws limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take advantage of its NOLs and tax credits for federal income tax purposes.

12. Defined Contribution Plan

The Company maintains a defined contribution plan covering substantially all its employees fulfilling minimum age and service requirements. Participation in the plan is optional. The Company paid administrative expenses on behalf of the plan amounting to $250 and $1,250 for the years ended December 31, 2004 and 2005, respectively, and $1,250 (unaudited) and $0 (unaudited) for the nine month periods ended September 30, 2005 and 2006, respectively. The Company does not provide matching contributions to the 401(k) plan.

13. Related Party Transactions

Royalty Payment to the University of Southern California

While employed at USC, Kathleen Danenberg, president, chief executive officer and director, developed and patented (United States Patent 6,248,535; Danenberg, et al., Method For Isolation of RNA From Formalin-Fixed Paraffin-Embedded Tissue Specimens) an extraction method  that allowed reliable and consistent isolation of RNA from FPET suitable for RT-PCR. USC retains ownership of this patent but has exclusively licensed this technology to the Company. In consideration for this license, the Company is obligated to pay royalties to USC, as a percentage of net sales of products or services using the technology, and to meet a certain minimum in royalty payments. Pursuant to USC policy, the inventors of technology owned by the University and then licensed for commercialization are paid a portion of royalties received by the University from the licensed technology. USC therefore pays a portion of royalties received from the Company to Ms. Danenberg in recognition of her invention. Amounts paid to Ms. Danenberg amounted to $15,461 and $41,533 respectively, for the years ended December 31, 2004 and 2005 and $26,637 and $18,574, respectively, for the nine months ended September 30, 2005 and 2006.

14. Subsequent Events

On October 24, 2006, the Board of Directors adopted the following resolutions:

•

Adoption of the 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”), subject to stockholder approval. Under this plan, the Company may grant up to a maximum of 2,700,000 options to purchase the Company’s common stock. Concurrent with the adoption of the 2006 Stock Plan, the Company’s 2000 Plan was terminated and no other stock options will be granted pursuant to this 2000 Plan, although 270,000 (unaudited) stock options outstanding at September 30, 2006 will remain outstanding and subject to the terms in effect at the respective grant date.

RESPONSE GENETICS, INC.

NOTES TO FINANCIAL STATEMENTS

14. Subsequent Events – (continued)

•

Approved, subject to stockholder approval, to amend and restate the Certificate of Incorporation to amend the rights and preferences of the Series B Preferred Stock providing that the Series B Preferred Stock, including accrued but unpaid dividends, automatically convert into common stock upon the closing of the initial public offering. Each share of Series B Preferred Stock will convert into one share of common stock. The total accrued but unpaid dividends at the date of conversion will convert into common stock based on the fair value of the stock on that date.

•

Amendment to the terms of the notes payable to stockholders such that all outstanding notes payable to stockholders, plus accrued interest, will be automatically converted into shares of the Company’s common stock at a per share price equal to the initial public offering price. Such amendment is subject to approval by the noteholders.

On December 14, 2006, the Board of Directors approved the following:

•

Approved, subject to stockholder approval, to amend and restate the Company’s Certificate of Incorporation increasing the authorized common stock to 50,000,000 shares and the authorized convertible preferred stock to 5,000,000 shares.

•

The filing of a registration statement on Form SB-2 for the initial registration of the Company’s common stock.

Until                               , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		$ Shares Common Stock

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This information contained in this prospectus is correct only as of the date of this prospectus or any sale of these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS
	Page

Prospectus Summary	1	PROSPECTUS
The Offering	5
Summary Financial Data	6
Risk Factors	7
Special Note Regarding Forward-Looking Statements	21
Use of Proceeds	22
Dividend Policy	22
Dilution	23
Capitalization	25
Selected Financial Data	26
Management’s Discussion and Analysis of Financial Condition and Results of Operations	27	Maxim Group LLC
Business	34
Management	52
Principal Stockholders	60
Certain Relationships and Related Party Transactions	62
Description of Capital Stock	63
Shares Eligible for Future Sale	66
Underwriting	68
Legal Matters	73	, 2007
Experts	73
Where You Can Find Additional Information	73
Index to Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•

from any breach of the director’s duty of loyalty to us or our stockholders;

•

from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the Delaware General Corporation Law; and

•

from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and the NASD Filing Fee.

SEC Registration Fee
Nasdaq Capital Market Listing Fee		$3,014.73
NASD Filing Fee		$9,000.00
Printing and Engraving Fees
Legal Fees and Expenses
Accounting Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent and Registrar Fees
Miscellaneous
Total	$

Item 26. Recent Sales of Unregistered Securities.

Issuances of Capital Stock and Warrants

In the three years preceding the filing of this registration statement, the Registrant has not issued or granted capital stock or warrants.

Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Pursuant to the Registrant’s 2000 Stock Plan and certain stand-alone stock option agreements, the Registrant has issued options to purchase an aggregate of 1,111,000 shares of common stock. Of these options:

•

options to purchase 791,000 shares of common stock have been canceled or lapsed without being exercised;

•

no options to purchase shares of common stock have been exercised; and

•

options to purchase a total of 270,000 shares of common stock are currently outstanding, at a weighted average exercise price of $9.00 per share.

Pursuant to the Registrant’s 2006 Stock Plan, the Registrant will grant as of the date of the prospectus of which this registration statement forms a part, options to purchase 3% of the number of shares of its common stock outstanding on October 26, 2006, 1% of the number of shares of its common stock outstanding on November 1, 2006, 1% of the number of shares of its common stock outstanding on November 27, 2006, each on a fully diluted basis, at an exercise price equal to the initial public offering price of the Registrant’s common stock.

Item 27. Exhibits.

Exhibits

1.1*	Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation
3.1.1*	Amended and Restated Certificate of Incorporation, to be effective upon the closing of the initial public offering
3.2	Bylaws of the Registrant
3.2.1*	Restated Bylaws of the Registrant, to be effective upon the closing of the initial public offering
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1*†	Master Agreement for the Supply of Laboratory Test Services by and between SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline) and the Registrant, dated as of January 17, 2006
10.2*†	Services Agreement by and between Taiho Pharmaceutical Co., Ltd. and the Registrant, dated as of July 30, 2000.
10.3*†	License Agreement by and between Roche Molecular Systems, Inc. and the Registrant, dated as of November 23, 2004.
10.4*†	Service Provider Agreement by and between Affymetrix, Inc. and the Registrant, dated as of September 29, 2006.
10.5*†	Option and License Agreement by and between the University of Southern California and the Registrant, as amended, dated as of April 19, 2000.
10.6*†	Agreement by and between Applied Biosystems and the Registrant, dated December 29, 2005.
10.7#*	Employment Agreement by and between Kathleen Danenberg and the Registrant, dated as of October 26, 2006, as amended on December 14, 2006.
10.8#	Employment Agreement by and between Thomas Stankovich and the Registrant, dated as of October 25, 2006.
10.9#	Employment Agreement by and between James Clark and the Registrant, dated as of October 26, 2006.
10.10#*	Response Genetics, Inc. 2006 Employee, Director and Consultant Stock Plan.
14*	Code of Ethics
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (See Exhibit 5.1)
24	Power of Attorney

——————

*

To be filed by amendment.

@

Previously filed.

#

Identifies a management contract or compensatory plan or agreement in which an executive officer or director of the Company participates.

†

Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to
Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) Not applicable.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering constraining material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on December 20, 2006.

RESPONSE GENETICS, INC.

By:	/s/ Kathleen Danenberg
Kathleen Danenberg President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Response Genetics, Inc., hereby severally constitute and appoint Kathleen Danenberg and Thomas Stankovich, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Kathleen Danenberg	President, Chief Executive Officer and Director (principal executive officer)	December 20, 2006
Kathleen Danenberg

/s/ Thomas Stankovich	Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	December 20, 2006
Thomas Stankovich

/s/ Tom DeMeester, MD	Chairman of the Board	December 20, 2006
Tom DeMeester, MD

/s/ David M. Smith	Vice Chairman of the Board	December 20, 2006
David M. Smith

/s/ Michael Serruya	Director	December 20, 2006
Michael Serruya

EXHIBIT INDEX

1.1*	Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation
3.1.1*	Amended and Restated Certificate of Incorporation, to be effective upon the closing of the initial public offering
3.2	Bylaws of the Registrant
3.2.1*	Restated Bylaws of the Registrant, to be effective upon the closing of the initial public offering
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1*†	Master Agreement for the Supply of Laboratory Test Services by and between SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline) and the Registrant, dated as of January 17, 2006
10.2*†	Services Agreement by and between Taiho Pharmaceutical Co., Ltd. and the Registrant, dated as of July 30, 2000.
10.3*†	License Agreement by and between Roche Molecular Systems, Inc. and the Registrant, dated as of November 23, 2004.
10.4*†	Service Provider Agreement by and between Affymetrix, Inc. and the Registrant, dated as of September 29, 2006.
10.5*†	Option and License Agreement by and between the University of Southern California and the Registrant, as amended, dated as of April 19, 2000.
10.6*†	Agreement by and between Applied Biosystems and the Registrant, dated December 29, 2005.
10.7#*	Employment Agreement by and between Kathleen Danenberg and the Registrant, dated as of October 26, 2006, as amended on December 14, 2006.
10.8#	Employment Agreement by and between Thomas Stankovich and the Registrant, dated as of October 25, 2006.
10.9#	Employment Agreement by and between James Clark and the Registrant, dated as of October 26, 2006.
10.10#*	Response Genetics, Inc. 2006 Employee, Director and Consultant Stock Plan.
14*	Code of Ethics
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (See Exhibit 5.1)
24	Power of Attorney

——————

*

To be filed by amendment.

@

Previously filed.

#

Identifies a management contract or compensatory plan or agreement in which an executive officer or director of the Company participates.

†

Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.